FILED PURSUANT TO RULE 424(b)(3)

                                                     REGISTRATION NO. 333-123032


                           _________________________

                                   PROSPECTUS

                           _________________________




 [GRAPHIC OMITTED]         THE SAGEMARK COMPANIES LTD.
                        PREMIER PET IMAGING INTERNATIONAL



                                6,594,400 SHARES
                                  COMMON STOCK

                           _________________________


         The persons listed in this Prospectus under "Selling Stockholders" may offer and sell from time to time up to an aggregate of 6,766,875 shares of our common stock that they have acquired or will acquire from us, including those shares that may be acquired upon exercise of warrants granted by us to such stockholders. Information on the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock, is provided under "Selling Stockholders" and "Plan of Distribution" in this Prospectus.

         We will not receive any proceeds from the sales of shares of our common stock by the selling stockholders but we will receive funds upon any exercise of the warrants held by the selling stockholders. We will bear the costs and expenses of registering the common stock offered by the selling stockholders. Selling commissions, brokerage fees, and applicable transfer taxes are payable by the selling stockholders.

         Our common stock is listed on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol "SKCO." On January 20, 2006, the closing bid price for our common stock on the OTCBB was $1.54 per share.

         BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 5. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is January 20, 2006

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

The Company

         The Sagemark Companies Ltd., through its wholly-owned subsidiary, Premier P.E.T. Imaging International, Inc., is engaged in the ownership, operation and/or management of outpatient medical diagnostic imaging centers which utilize positron emission tomography ("PET") and related imaging equipment. As of the date of this Prospectus, we have five of such imaging facilities in operation in Rockville Centre, New York, Forest Hills, New York, Parsippany, New Jersey, Hialeah, Florida and Wichita, Kansas. An additional center is currently under construction in East Setauket, New York. We intend to expand our portfolio of PET centers by developing PET imaging facilities in other locations and/or acquiring existing PET centers from others. We are currently exploring and evaluating opportunities to develop additional PET centers and to make strategic acquisitions of existing PET centers from others. No assurance can be given as to whether or when we will establish and/or acquire any such additional PET centers. Our corporate address is 1285 Avenue of the Americas, 35th Floor, New York, New York 10019 and our telephone number is (212) 554-4219. Sagemark is a New York corporation.

The Offering

         Up to 6,594,400 shares of our common stock are being offered for resale by the selling stockholders. We will not receive any of the proceeds from the sale of these shares. Such shares include (i) 3,750,000 shares of our common stock which were sold by us in a private placement to accredited investors in November and December 2004 and January 2005; (ii) 1,875,000 shares of our common stock issuable upon the exercise of common stock purchase warrants issued to such accredited investors in the private placement, which warrants are exercisable at $4.00 per share; (iii) 131,250 shares of our common stock, and 65,625 shares of our common stock issuable upon the exercise of the aforementioned warrants held by such investors which were issued to such investors as a consequence of the Registration Statement of which this Prospectus is a part not becoming effective by June 12, 2005; and (iv) 772,525 shares of our common stock issuable upon the exercise of common stock purchase warrants issued to Joseph Stevens & Company, Inc. (and its designees), a registered broker-dealer which acted as our placement agent in the private placement and received such warrants as part of its compensation pursuant to a placement agency agreement between us and the placement agent.

Plan of Distribution

         Sales of such shares of common stock may be made by or for the account of the selling stockholders in the over-the-counter market or on any exchange on which shares of our common stock may be listed at the time of sale. Shares of our common stock may also be sold in block transactions or private transactions or otherwise, through brokers or dealers. Brokers or dealers may be paid commissions or receive sales discounts in connection with such sales. The selling stockholders must pay their own commissions and absorb discounts on all sales of their shares of our common stock. Brokers or dealers used by the selling stockholders to effect such sales will also be considered underwriters under the Securities Act of 1933, as amended. In addition, any selling stockholders affiliated with a broker-dealer will be considered underwriters under the Securities Act with respect to sales of the shares of our common stock offered hereby. In lieu of making such sales through the use of this Prospectus, the selling stockholders may also make sales of the shares covered by this Prospectus pursuant to Rule 144 or Rule 144A under the Securities Act.

Risk Factors

         Investing in the shares of our common stock involves certain risks. You should review the "Risk Factors" beginning on page 5 of this Prospectus.

________________________________________________________________________________

                          SUMMARY FINANCIAL INFORMATION

         The following summary financial information has been summarized from the Company's Consolidated Financial Statements included elsewhere in this Prospectus. The information should be read in conjunction with the Financial Statements and the related Notes thereto. See "FINANCIAL STATEMENTS."

SUMMARY BALANCE SHEET DATA

                                                                                             As of
                                                                                         September 30,  December 31,
                                                                                            2 0 0 5        2 0 0 4
                                                                                         ------------   ------------
                                                                                         (Unaudited)
Working capital                                                                          $  3,457,000   $  3,021,000
Total assets                                                                             $ 20,340,000   $ 19,866,000
Total liabilities                                                                        $ 10,371,000   $ 10,068,000
Long-term obligations                                                                    $  5,412,000   $  6,497,000
Minority interest                                                                        $  1,336,000   $    717,000
Shareholders' equity                                                                     $  9,969,000   $  9,798,000


SUMMARY INCOME STATEMENT DATA

                                                                 Nine months ended                Years ended
                                                                   September 30,                 December 31,
                                                           ---------------------------   ---------------------------
                                                              2 0 0 5        2 0 0 4        2 0 0 4        2 0 0 3
                                                           ------------   ------------   ------------   ------------
                                                           (Unaudited)    (Unaudited)
Revenues                                                   $  6,037,000   $  4,676,000   $  6,222,000   $  4,316,000
Income (loss) from operations                              $    (48,000)  $    197,000   $    103,000   $ (1,003,000)
Other income (expense)                                     $   (446,000)  $   (456,000)  $   (593,000)  $   (615,000)
Share of earnings of unconsolidated affiliate              $    218,000   $    698,000   $    231,000   $    218,000
Minority interest in (income) loss of subsidiaries         $   (613,000)  $   (395,000)  $   (533,000)  $   (178,000)
Income tax provision                                       $     15,000   $     23,000   $     26,000   $      6,000
Net income (loss)                                          $   (904,000)  $     21,000   $   (818,000)  $ (1,584,000)
Earnings (loss) per common share:
   Basic                                                   $      (0.12)  $       0.01   $      (0.26)  $       (.80)
   Diluted                                                 $      (0.12)  $       0.01   $      (0.26)  $       (.80)
Weighted average number of common shares:
   Basic                                                      7,436,843      2,686,050      3,099,169      1,969,581
   Diluted                                                    7,436,843      2,993,567      3,099,169      1,969,581

                                  RISK FACTORS

         You should carefully review and consider the following risks, as well as all other information contained in this Prospectus or incorporated herein by reference, including our consolidated financial statements and the notes to those statements, before you decide to purchase any shares of our common stock. The following risks and uncertainties are not the only ones facing us. Additional risks and uncertainties of which we are currently unaware or which we believe are not material could also nevertheless materially adversely affect our business, financial condition, results of operations, or cash flows. In any case, the value of the shares of our common stock could decline and you could lose all or a portion of your investment in such shares. To the extent any of the information contained in this Prospectus constitutes forward-looking statements or information, the risk factors set forth below must be considered cautionary statements identifying important factors that could cause our actual results for various financial reporting periods to differ materially from those expressed in any forward-looking statements made by or on our behalf and could materially adversely affect our financial condition, results of operations or cash flows. See also, "A Note About Forward-Looking Statements."

Risks Related to our Business

We may experience cash flow deficits and losses

         Although we have previously been in the medical diagnostic imaging business, having acquired, operated and thereafter sold a portfolio of magnetic resonance imaging diagnostic imaging centers, we began establishing, operating and managing PET diagnostic imaging centers in 2001. Therefore, your evaluation of our business and prospects will be based on our limited operating history in the PET imaging business. You must consider our business and prospects in light of the risks and difficulties we may encounter as an early-stage company in a new and rapidly evolving market. To the extent we are not able to successfully address such risks and difficulties, our business and operating results may be materially adversely affected.

         We generated revenues of $6,222,000 for the year ended December 31, 2004, representing an increase in revenues of approximately 44% as compared to revenues during the prior year. We incurred losses of $818,000 and $1,584,000, and we had cash flow from operating activities of $1,382,000 and a cash flow deficit of $30,000, in calendar years 2003 and 2004, respectively.

         We generated revenues of $6,037,000 for the nine months ended September 30, 2005, representing an increase in revenues of approximately 29% as compared to revenues during the same period last year. For the nine month periods ending September 30, 2005 and 2004 we incurred a net loss of $904,000, had net income of $21,000, respectively, and generated cash from operating activities of $97,000 and $1,324,000, respectively.

         We anticipate that we will incur substantial non-recurring professional fees and other costs and expenses during our current expansion period in which we will be reviewing and negotiating potential opportunities to expand our medical diagnostic imaging business and acquiring, constructing and commencing operations of new PET centers. Furthermore, during this expansion phase, we anticipate increasing and supplementing our executive and other support personnel and otherwise increasing our fixed costs. We cannot provide any assurances as to whether or when we will reverse operating losses that we may sustain during this expansion phase. Also, there can be no assurance as to whether or when any new PET centers that may be established or acquired by us will be profitable or generate positive cash flow.

Acceptance of our services by the medical community or by patients may not grow, which would impair our future revenues and profitability

         High operating and other costs may interfere with the growing use and acceptance of PET technology. We have limited resources and will need to spend additional money on hiring additional sales and marketing personnel and producing promotional materials to expand the use and acceptance of our PET services. We believe that PET technology has gained acceptance as a valid medical diagnostic imaging tool for a number of significant diseases and disorders, including breast cancer, colorectal cancer, head and neck cancer, lung cancer, ovarian cancer, pancreatic cancer, thyroid cancer and Alzheimer's and Parkinson's disease, but there can be no assurance that the use and acceptance of PET technology will continue to expand to other diseases and disorders.

         We intend to expand our portfolio of PET centers by either or both establishing additional PET centers in locations selected by us or by acquiring existing PET centers from others. We cannot be assured if or when the imaging services offered at any of such new PET centers will be accepted to a level that will result in profits at any of such PET centers.

The lack of effective marketing may limit our operating revenues

         Our future revenues and profitability will depend significantly on our ability to demonstrate to physicians and insurance companies the potential cost and performance advantages of PET imaging procedures over traditional diagnostic imaging procedures, as well as the advantages of our PET centers over the PET centers operated by others within our target markets. In order to develop and execute an effective marketing plan, we will hire an individual for each PET center who will be responsible for performing all marketing services for such center. We will be required, with respect to each new PET center established by us to market to the medical community the services offered by each such PET center in instances where there are similar services being offered by competitors who have established facilities and pre-existing relationships with physicians within our target market. Our ability to achieve and sustain sufficient levels of revenues and profitability in the future will depend in part on our ability to successfully market and sell the PET imaging services provided at our PET centers on a wide scale.

We will require equipment financing in order to expand our business

         To date, we have financed the purchase of our PET systems and ancillary equipment, as well as a substantial portion of the costs incurred in connection with the build-out of each of our PET centers, with DVI Financial Services, Inc. and General Electric Capital Corp., two independent equipment lenders. There are a limited number of companies that provide such financing among which are General Electric Capital Corp., Siemens and Phillips. DVI is in bankruptcy and no longer represents a potential source of such financing for us. Our ability to expand our business will be dependent upon our ability to obtain appropriate equipment financing.

         In connection with our current equipment financings, we have granted such lenders liens on each of such PET systems, virtually all of the other assets of each PET center and our equity interest in each such PET center. Additionally, we are the obligor with respect to all of such indebtedness. The financing documents with respect to such financings contain, and we expect that any future financing documents will contain, certain specified events of default, the occurrence of any of which will give rise to rights in favor of such lenders to foreclose their security interests in all of such assets and bring an action against us to recover all amounts due. Among such events of default are any breach by us of our obligations to make timely payment of all required debt service or equipment lease payments, the breach by us of any of our other obligations, representations or warranties, our failure to maintain specified cash balances or specified debt to equity ratios, certain specified acts of bankruptcy or insolvency, any material adverse charge in our financial condition or business operations or material changes in the ownership of the Company. Under certain circumstances, an uncured default of the terms of the financing documents relating to a particular PET center will cause a default under the financing documents for all of the PET centers financed by that particular lender. While we are currently not in default of any of such financing documents, there can be no assurance that there will not be an occurrence of an event of default under any of our existing or future financing documents or, if so, that we will be able to timely cure any such default for which we have been granted cure rights. In the event any such lender should declare a default under such financing documents and seek to enforce its rights as a secured creditor thereunder, such enforcement, if successful, would result in the curtailment of the operations of those PET centers whose assets are foreclosed upon.

We are highly leveraged and will need to generate positive cash flow to service our debt

         We are highly leveraged. As of September 30, 2005, our total indebtedness was approximately $9,035,000, inclusive of approximately $6,474,000 in borrowings under capital leases or loan agreements with independent equipment lenders. Our annual debt service requirements under such leases and loan agreements are currently approximately $2,126, 000. To the extent we establish new PET centers, we expect to obtain equipment financing to the extent of approximately $2,000,000 for each such facility. To the extent we acquire any existing PET centers from others, we will likely require seller or external financing. Accordingly, we anticipate that our annual debt service requirements will increase. In the event that our working capital is substantially reduced or we are unable to generate sufficient cash flow from our operations, we will face difficulties in servicing our substantial equipment and acquisition financing indebtedness. Our ability to make payments on our equipment and acquisition indebtedness, when due, will depend on our ability to generate future cash flow which is subject, in part, to general economic, financial, competitive, regulatory and other factors that are beyond our control. Moreover, our substantial indebtedness could restrict our operations by, among other things, requiring us to dedicate a substantial portion of our cash flow from operations to payments of such indebtedness thereby reducing the availability of our cash flow to fund working capital and other required expenditures. In addition, such substantial indebtedness will make it more difficult for us to satisfy our obligations to our other creditors, will increase our vulnerability to economic downturns and competitive pressures in our industry, and will place us at a competitive disadvantage compared to our other competitors that have less indebtedness in relation to cash flow.

The lack of future financing will limit our proposed expansion plans

         The capital requirements associated with expanding our operations, including establishing and/or acquiring additional PET centers, have been and will continue to be substantial. We plan on seeking to establish a number of additional PET centers in the next eighteen to twenty-four months. We also intend to explore acquisition opportunities with respect to PET centers owned by others.

         While we cannot predict the amount of capital required to complete any such future acquisition, the amount of required financing therefore could exceed our current working capital and be substantial and our current working capital could be reduced to the extent it is utilized for acquisitions.

         While we believe that our current working capital and cash flow from operations is sufficient for us to meet certain of our near term business and expansion plans and to pay our monthly operating expenses which are currently approximately $726,000, we will require approximately $2,500,000 of financing for the purchase of the PET system, ancillary equipment and leasehold improvements for each new PET center established by us and, possibly, additional debt or equity financing for any acquisitions of PET centers from others, if any. We believe that, in addition to such equipment financing for each additional PET center established by us which we will be required to obtain from equipment lenders, we will need to invest up to approximately $350,000 for working capital for each such PET center. No assurance can be given that we will be able to obtain such additional financing if and when needed, or that, if available, such financing will be available on terms acceptable to us. If adequate funds are either not available or not available on acceptable terms if and when required, our business, revenues, financial condition and results of operations will suffer. Also, if we raise additional funds through the issuance of equity or convertible securities, the percentage ownership of our stockholders will be reduced and any such securities may have powers, preferences and rights that are senior to those of the rights of the holders of our common stock.

         We will attempt to obtain financing for acquisition opportunities through a combination of loans and equity investments from commercial sources, seller debt financing, issuance of our equity securities as part of the purchase price, and other sources. Commercial sources will tend to come from investment funds, private equity funds, and other non-traditional sources, usually at borrowing costs substantially greater than commercial banks or other traditional financing sources. There can be no assurance that we will be able to obtain adequate financing for any acquisition, if any, or that, if available, such financing will be on favorable terms.

Existing first refusal rights may impair our ability to obtain capital or require us to obtain additional capital

         Pursuant to the terms of the placement agency agreement between us and the brokerage firm which conducted a private placement of our securities which was completed in January 2005, we granted such placement agent an exclusive right of first refusal to manage any private or public offering of our debt, equity, or other securities until November 28, 2006. We also agreed to pay such placement agent certain cash commissions and other compensation in the event that, at any time on or before January 12, 2006, we enter into a commitment or letter of intent relating to any offering of our debt or equity securities and receive financing in connection therewith, or obtain any other financing, from any investor who received offering documents from the placement agent in connection with such private placement. The existence of such right of first refusal may delay, limit or otherwise hinder our ability to obtain financing commitments from third parties.

We will incur certain costs and face certain obstacles in establishing and/or acquiring additional PET centers

         We will face a variety of risks in establishing new PET centers and acquiring additional existing PET centers from others. In establishing new PET centers, we analyze the target marketplace demographics, local competition, referring physician demographics, prospective contributions of strategic and other partners and other significant factors. Despite such assessments, there can be no assurance that we will be able to attract patients from existing established PET centers located within our target market or any additional PET centers established by us will operate profitably or generate positive cash flow. We have, in the past, experienced certain difficulties in estimating the time within which some of our PET centers would achieve breakeven, as well as the effect of subsequent new competitors who locate PET centers within our target markets. To the extent that it takes longer than anticipated to reach breakeven or if there is a reduction in future revenues as a result of additional competitive facilities being established within our target market, we will be required to invest additional capital in any such PET center to enable it to sustain its operations. If and to the extent we acquire PET centers from others, we will be required to rely upon our due diligence investigation and evaluation of any such acquisition and we will face the customary difficulties encountered in integrating the operations of any such PET centers with our existing operations. Likewise, there can be no assurance that if and when we acquire any such additional PET centers from others, that such PET centers will operate profitably or generate positive cash flow. Moreover, we will incur substantial professional and other costs and expenses in connection with conducting our due diligence and negotiating and documenting all such new PET centers and/or acquisitions and may not recoup such costs and expenses in the event that any such efforts are not consummated.

We depend on a small number of equipment suppliers, the loss of which could limit our expansion plans

         In addition to General Electric Company, Siemens, C.I.T. and Phillips, there may be only one or two other manufacturers of PET systems. We are dependent upon such manufacturers, and their willingness to provide equipment financing to us, to expand our business. If, for any reason, we are unable to obtain equipment financing from such manufacturers with respect to the imaging equipment, leasehold improvements and related costs for any additional PET centers established by us, our growth and expansion plans will be substantially limited.

We depend on a small number of Fluoro-Deoxy-Glucose ("FDG") suppliers, the loss of which could adversely affect our business

         Every FDG PET procedure requires the injection of FDG, the radioisotope tracer most commonly used in these procedures. There are a limited number of qualified FDG suppliers of this essential radioisotope. Currently, we are dependent upon IBA Eastern Isotopes, Inc. and PFI, LLC for these isotopes. We have an outstanding past due indebtedness of $175,000 to PETNET Pharmaceuticals, Inc. which suspended providing this isotope to our PET center in Wichita, Kansas. We have made arrangements with another supplier to provide this isotope to this center and, accordingly, the operations of this center have not been disrupted. While we believe that alternative suppliers may be found for the FDG used at our PET centers, if we were to lose either of our current suppliers, there can be no assurance that any such supplier could be replaced in a timely manner. We do have supply agreements with our FDG suppliers which generally serve to reduce our supply risk and price increases, however, these agreements are subject to termination for specified events of default by us, including payment defaults. Any interruptions or delays in the supply and/or delivery of FDG could materially harm our present operations by curtailing a PET center's ability to perform PET scans on its patients and thereby adversely affect our revenues and financial condition.

The PET technology may become obsolete and our business could be harmed

         PET is a relatively new and emerging medical diagnostic imaging technology and such technologies are subject to rapid technological change as well as the development of alternative medical diagnostic imaging technologies, techniques or products. Any such changes could render our PET systems technologically or economically obsolete, or cause a reduction in the value of, or reduce the need for, PET systems. Should any such changes occur, there can be no assurance that we will be able to acquire any new or improved technologies or equipment which may be required to service patients at our PET centers.

If managed care and other payor contracts for our PET centers are not renewed or are terminated early, our revenues will be reduced

         In order to maximize the potential profitability of each of our PET centers, we (or the provider at each such facility) seek to secure as many contracts with managed care organizations, commercial health insurers, government agencies and other payors as possible. Typically, approximately 48% of the net patient service revenues received by our PET centers are derived from Medicare, approximately 22% from Blue Cross and Blue Shield, and approximately 30% from various managed care organizations, commercial health insurers and other payors. Our PET centers are approved providers to Medicare. Upon the expiration of any of such contracts, each PET center will be subject to the risk that such payors will not renew their existing contracts. Substantially all of such contracts with such payors provide for thirty (30) to one-hundred-eighty
(180) days notice by payors to terminate such contracts "without cause." The loss of our status as an approved Medicare provider or the termination or non-renewal of a significant number of such contracts for our PET centers will have a material adverse effect on our business by reducing revenues to, and in some cases below, breakeven levels.

Complying with federal and state regulations is an expensive and time consuming process, and any failure to comply could result in substantial penalties

         We are subject to extensive regulation by both the federal government and the states in which we conduct our business. There are numerous health care and other laws and regulations that we are required to comply with in the conduct of our business. These laws may be materially changed in the future or new or additional laws or regulations may be adopted with which we will be required to comply with. The cost of compliance with current and future applicable laws, rules and regulations may be significant.

         Both Federal and State laws regulate referrals by physicians. The Federal physician self-referral law, commonly referred to as "Stark II," prohibits a physician from referring a patient covered under a federal health care program such as Medicare or Medicaid, to an entity for certain "designated health services" if the physician or a family member has a financial interest in the entity. The Centers for Medicare & Medicaid Services ("CMS") recently revised the list of designated health services to include diagnostic nuclear medicine services and therapeutic nuclear medicine services. Thus, positron emission tomography (PET), as a nuclear medicine service, will come under the purview of Stark II upon the effective date of this regulatory change. However, while the new fee schedule becomes effective January 1, 2006, the final rule extends the deadline for compliance with this change by one year - making the effective date for compliance January 1, 2007. CMS is delaying the effective date for this regulatory change until January 1, 2007 because CMS recognizes that the inclusion of nuclear medicine as a designated health service may have an effect on some current arrangements under which patients are receiving medical care, and that some financial arrangements may need to be restructured. Consequently, Stark II will apply to PET imaging beginning in 2007 which may, depending on the structure of the current arrangement, restrict some physicians from referring such patients to our PET centers. The inability to restructure these contractual relationships could have a material adverse effect on us.

         The Federal anti-kickback law prohibits any person from offering or receiving any remuneration for the referral of patients or the inducement of the purchase of a service covered by Medicare, Medicaid, or other federal healthcare programs, including the referral of patients to imaging centers. Several of the states in which we operate also have anti-kickback and anti-referral laws that could apply to us. Violations of these laws and other similar statutes could result in significant penalties, including exclusion from participation in Federal health care programs, any of which could have a material adverse effect on us.

         Some of the states in which we operate prohibit the practice of medicine by non-physicians (including entities such as the Company), prohibit the employment of physicians by non-professional entities, and prohibit the rebate or division of fees between physicians and non-physicians. Since we will only be performing non-professional services in such states, we do not exercise control over the practice of medicine by physicians. Also, we will not employ any physicians; rather, we will contract with independent licensed radiologists for professional medical services such as the interpretation of PET imaging studies and related diagnoses.

         The laws restricting the corporate practice of medicine have been subject to limited judicial and regulatory interpretation and, therefore, there is no assurance that, upon review, our activities will not be found to be in violation of such laws. If such a claim were made and successfully upheld against us, we could be subject to penalties and could be required to restructure our contractual relationships. Such results, or the inability to restructure our contractual relationships, could have a material adverse effect on us.

         The Health Insurance Portability and Accountability Act of 1996 is a Federal health care fraud statute which prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including private payors. This statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. A violation of this statute may result in severe penalties. This statute also requires us to follow certain Federal privacy standards for individually identifiable health information and computer security standards for all health information.

         Another trend affecting the healthcare industry is the increased use of the Federal False Claims Act and, in particular, actions under the Act's "whistleblower" provisions. Those provisions allow a private individual to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. After the individual has initiated the lawsuit, the government must decide whether to intervene in the lawsuit and to become the primary prosecutor. If the government declines to join the lawsuit, then the individual may choose to pursue the case alone, in which case the individual's counsel will have preliminary control over the prosecution, although the government must be kept apprised of the progress of the lawsuit. Whether or not the federal government intervenes in the case, it will receive the majority of any recovery. In addition, various states are considering or have enacted laws modeled after the Federal False Claims Act. Even in instances when a whistleblower action is dismissed with no judgment or settlement, we may incur substantial legal fees and other costs relating to an investigation. Future actions under the Federal False Claims Act may result in significant fines and legal fees, which would adversely affect our financial performance and our ability to operate our business.

         If our operations are found to be in violation of any of such laws or the other governmental rules and regulations to which patients or we are subject, we may be subject to the applicable penalties associated with any such violations and, possibly, the curtailment of our operations. Any penalties, damages, fines, sanctions or curtailment of activities would adversely affect our financial results and ability to operate our business. The risk of our being found in violation of these laws, rules and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant costs and expenses and divert our management's attention from the operation of our business.

The loss of any of our executive officers or key personnel could adversely affect our business

         Our future success will depend, to a significant extent, on the continued services of our executive officers and key personnel. The loss of services for any reason of Theodore B. Shapiro, our Chief Executive Officer, President and Director, George W. Mahoney, our Chief Financial Officer, or Dr. Michael Fagien, our Chief Medical Officer, could have a material adverse effect on our present and proposed business. Our PET center operations rely significantly on the expertise and experience of Dr. Stephen A. Schulman, the Chief Executive Officer of Premier P.E.T. Imaging International, Inc., our wholly owned subsidiary, and a Director of the Company. The loss of Dr. Schulman's services for any reason could also have a significant adverse impact on the operations of our PET centers. Messrs. Shapiro, Schulman and Fagien are parties to employment agreements with the Company or Premier. The agreements with Messrs. Shapiro and Schulman were recently extended for a period through March 24, 2010. Dr. Fagien's employment agreement runs to October 24, 2010. Each of such employment agreements provides for early termination upon the occurrence of, among other things, any uncured breach by the Company or such officers of their respective obligations and covenants thereunder, bankruptcy or insolvency of the Company, death or disability of such officers, or upon a change of control of the Company as defined in such agreements. We do not maintain key man life insurance on the lives of any of our executives.

The failure to hire additional personnel will impair the operations of the Company and its future PET centers

         Our success and proposed expansion plans will also depend on, among other factors, the recruitment and retention of qualified marketing and administrative personnel and technologists for each of our PET centers, as well as additional executives and key employees of the Company. It is difficult to predict the availability of qualified marketing and administrative personnel and technologists or such additional executive or key personnel or the compensation levels that will be required to hire and retain them. In particular, there is a very high demand for qualified technologists who are necessary to operate the PET systems in our PET centers. While we have thus far been able to secure the services of qualified technicians at prevailing levels of compensation for each of our PET centers when we needed to do so, we may not be able to do so for our future PET centers and we may be required to pay bonuses and higher salaries to our technologists which would increase our operating expenses. The loss of the services of any member of our senior management or our inability to hire or retain qualified marketing and administrative personnel and skilled technologists or any such additional executive or key personnel at economically reasonable compensation levels could adversely affect our ability to operate and expand our business as well as the financial results of our business. In addition, we will be required to increase the number of executives and PET center personnel currently employed by us in order to implement our expansion plans and, in doing so, the salary and other costs associated with hiring such persons at this time will reduce our margins in the near term until such time, if any, as future revenues from additional PET centers offset such costs.

If we fail to compete successfully, our revenues and operating results will be adversely affected

         As the acceptance and use of PET imaging technology increases, competition from hospitals and others will likewise increase. Each of our PET centers services a target market which consists principally of referring physicians located within a specific radius of each such center. Competition differs within each target market and generally consists of hospitals with their own PET systems and other fixed site PET centers or mobile PET system operators. There are a number of large publicly and privately owned companies which are engaged in the operation of fixed site PET centers or mobile PET systems, among which are Alliance Imaging, Insight, U.S. Oncology and Molecular Imaging Corporation. Our current annual revenues and number of PET centers are substantially less than those of such publicly owned companies. Many of our competitors have established fixed site PET centers or mobile PET system operations within our target markets and have substantially greater financial and marketing resources and experience than us. Furthermore, we expect that other companies will enter the mobile and stationary PET imaging business, particularly if PET imaging procedures continue to gain increasing market acceptance. Our competitors may be able to develop technologies, procedures or products that are more effective or economical than ours or that would render our PET system obsolete or noncompetitive. In addition, if competitors establish other stationary PET imaging facilities or offer mobile PET systems within the target market of our existing or future PET centers it will likely reduce the revenues of our PET centers in such markets. The hospital and insurance industries have been experiencing a trend towards consolidation. If such trend continues, it is likely to increase competition for patients within the target market of our PET centers.

A successful liability claim against us in excess of our insurance coverage would harm our business

         We currently maintain commercial general liability insurance in the amount of $1 million per incident and $2 million in the aggregate, excess liability insurance in the amount of $5 million per incident and in the aggregate, and medical professional liability insurance in the amount of $3 million per incident and $10 million in the aggregate. Such insurance is expensive, subject to various coverage exclusions and deductibles and may not be obtainable in the future on terms acceptable to us. Such insurance currently costs us approximately $272,000 annually. While we have not been subjected to any claims to date, we do not know if any claims that may be asserted against us in the future arising from the use of the PET systems at our PET centers will be successfully defended or that our insurance will be sufficient to cover liabilities arising from any such claims. A successful claim against us in excess of our insurance coverage could materially harm our business.

Our PET services require the use of radioactive materials, which could subject us to regulation, related costs and delays and potential liabilities for injuries or violations of environmental, health and safety laws

         The imaging services provided at our PET centers involve the controlled storage, use and disposal of material containing radioactive isotopes. While this material has a short half-life, meaning it quickly breaks down into inert, or non-radioactive substances, using these materials presents a risk of accidental environmental contamination and physical injury.

         We are subject to various federal, state, and local laws and regulations governing the use, storage, handling and disposal of such materials and waste products. Although we believe that our insurance coverages and safety procedures for handling and disposing of these hazardous materials are adequate, in the event of an accident or injury to a patient as a consequence of administering such isotopes, we could be held liable for any damages, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain such insurance on acceptable terms, or at all. We could incur significant costs and the diversion of our management's time and efforts in order to comply with current or future environmental, health, and safety laws and regulations relating to these materials.

We are currently dependent upon Medicare, various managed care organizations, various commercial health insurance carriers and other payors for our revenues and accounts receivable

         Substantially all net patient service revenues and accounts receivable from the operations of our PET centers, other than management fees received by us from the operations of such centers, are revenues received and receivables due from patients' health insurance carriers, Medicare, Blue Cross and Blue Shield and various managed care organizations, commercial health insurers other payors. In 2004, $1,438,000, or 49%, of our net patient service revenues were derived from Medicare and $939,000, or 32%, of such revenues were derived from Blue Cross and Blue Shield. In 2004, $125,000, or 39%, of our total accounts receivable were due from Blue Cross and Blue Shield and $91,000, or 28%, of our total accounts receivable, were due from Medicare. In 2003, $552,000, or 23%, of our net patient service revenues were derived from Blue Cross and Blue Shield and $1,085,000, or 46%, of such revenues were derived form Medicare. In 2003, $115,000, or 22%, of our total accounts receivable were due from Blue Cross and Blue Shield and $186,000, or 35%, of our total accounts receivable, were due from Medicare. This concentration of revenues and accounts receivable is a risk of our business.

There is uncertainty relating to third-party reimbursement for PET imaging services which is critical to market acceptance of our services and future profitability

         Our PET scanning services are generally billed to various third-party payors, such as government programs and private insurance plans. Third-party payors carefully review, and are increasingly challenging, in general, the prices charged for medical services, and are generally continually assessing whether to cover new services and evaluating the level of reimbursement for covered services. Payors may deny coverage and reimbursement for PET imaging or scanning procedures if they determine that the procedure was not reasonable and necessary for the purpose for which it was used, was investigational or not cost-effective. As a result, we cannot be assured that reimbursement from third-party payors for our services will be available in all cases, or, if available, that reimbursement will not be less than the amount billed. If third-party reimbursement of fees for these procedures is reduced or unavailable, it will be more difficult for us to earn profits. Moreover, initiatives are periodically proposed which, if implemented, would have the effect of substantially decreasing reimbursement rates for future PET diagnostic imaging services. Currently, there is Federal legislation pending (i.e. the Federal Deficit Reduction Act of 2005) which, if enacted in its present form, will materially reduce reimbursement rates and materially adversely affect our future revenues from our existing PET centers and potentially impact our ability to establish or acquire future PET centers. In view of such legislation, we are currently evaluating the criteria and structure of our current and proposed future PET centers which may require material changes to comply with any such legislation and to enable such future centers to achieve positive cash flow and profitability. We cannot guarantee that these or similar initiatives will not be adopted in the future or, if so, that we will be successful in restructuring our current PET centers or establishing or acquiring future PET centers in view of any such new requirements. Any reduction in the rates of or change of the conditions for reimbursement for such services could, among other things, substantially reduce the number of imaging procedures for which we can obtain reimbursement and otherwise have a material adverse effect on our revenues and financial results by decreasing demand for such services or creating downward pricing pressure. Because we have many fixed expenses both at the Company level and at each of our PET centers, relatively small reductions in reimbursement rates could have a disproportionate effect on our operating and financial results and decreased revenues from lower scan volumes per PET center could significantly adversely affect our business.

The application or repeal of state certificate of need regulations could make it difficult to establish PET centers in other jurisdictions

         Some states require a Certificate of Need or similar regulatory approval prior to the acquisition of high-cost capital items, including diagnostic imaging equipment, or the provision of diagnostic imaging services. We currently do not operate in any state which requires a Certificate of Need nor are we currently planning to do so. In many cases, a limited number of these certificates are available in a given state. If, however, we decide in the future to establish a PET center in a jurisdiction that has such requirements and we are unable to obtain the applicable certificate or approval or additional certificates or approvals necessary to establish such facilities, these regulations may limit or preclude our operations in the relevant jurisdictions. Conversely, the repeal of Certificate of Need regulations will lower barriers to entry for competition in any such jurisdictions.

If we fail to comply with various licensing, certification and accreditation standards, we may be subject to loss of licensing, certification or accreditation, which would adversely affect our operations

         Each of the states in which our PET centers operate requires that the imaging technologists that operate our PET systems be licensed or certified. In the healthcare industry, various types of organizations are required to be accredited in order to meet certain Medicare certification requirements, expedite third-party payments and fulfill state licensure requirements. Also, each of our PET centers must continue to meet various requirements in order to receive payments from the Medicare program. Some managed care providers prefer to contract with accredited organizations. There can be no assurances that, if required, we will be able to obtain accreditation with the applicable organizations. Any failure to obtain such accreditation or comply with any such requirements, or any lapse in our licenses, certifications or accreditations, or those of our technologists, could increase our costs and result in material reductions in our revenues.

Managed care organizations may prevent healthcare providers from using our services, which would adversely affect our revenues

         Healthcare providers participating as providers under managed care plans may be required to refer patients which require diagnostic imaging tests to specific imaging service providers depending on the plan in which each covered patient is enrolled. In some cases, these requirements currently restrict healthcare providers from using our diagnostic imaging services. The proliferation of managed care may prevent an increasing number of healthcare providers from using the services of our PET centers in the future, which would cause our revenues to decline.

We may be unable to effectively maintain our PET systems or generate revenues when our PET systems are not working

         Customarily, service to the PET systems in our PET centers, when required, has been timely provided pursuant to service contracts we obtain from the equipment manufacturers for each of the PET systems in our PET centers. Currently, we maintain service contracts with General Electric and CTI. It is customary for manufacturers of PET systems to provide service contracts for the PET systems sold by them as inducements for customers to purchase their equipment. While we are aware that there are independent service providers, we are currently dependent on our current service providers. Although our service providers are established companies, there can be no assurance that major repairs to our PET systems, if and when required, will be performed timely and effectively. Timely and effective service is essential to maintaining our reputation and high utilization rates for our PET systems. Our manufacturers' warranties, maintenance contracts, and business interruption insurance, may not fully compensate us for loss of revenue if our PET systems are not in service. The principal components of the operating costs of our PET centers include equipment and premises lease payments, depreciation, salaries paid to technologists and other PET center personnel, annual PET system maintenance costs and insurance. Because the majority of these costs are fixed, a reduction in the number of procedures performed at a PET center due to out-of-service equipment will result in lower revenues and margins. Thus, if we experience greater than anticipated PET system malfunctions or if we are unable to promptly obtain the service necessary to keep our PET systems functioning effectively so that we can perform PET scans, our revenues will be reduced.

Our current officers and directors maintain effective voting control over us

         Our officers and directors beneficially own approximately seventeen percent (17%) of the currently outstanding shares of our common stock (excluding options or warrants exercisable within sixty (60) days after September 30,
2005). While such ownership will not provide such persons with the absolute ability to cause shareholder votes to be determined in accordance with their desires, we are not aware of any other group that controls a block of votes equal or greater to the votes controlled by our officers and directors. Consequently, as a practical matter it may be difficult for other shareholders to determine the outcome of a shareholder vote in a manner different from that desired by our officers and directors.

         Moreover, because there is no cumulative voting for directors, our executive officers and directors will be in a position to influence the election of all the directors of the Company and to thereby control the business of the Company through their stock ownership.

We are not in compliance with rules requiring the adoption of certain corporate governance measures. This may result in shareholders having limited protections against interested director transactions, conflicts of interest and similar matters

         The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC and The NASDAQ Stock Market as a result of Sarbanes-Oxley requires the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets. Some of these new requirements are reflected in the NASDAQ listing requirements. Because we are not yet required to comply with many of the corporate governance provisions (the applicable compliance date for companies in our category has been extended to January 1,
2007) and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. We are in compliance with requirements relating to the adoption of a corporate Code of Ethics, establishing an Audit Committee and having the required number of independent directors on our Board of Directors. We are in the process of establishing a Compensation Committee. We are not yet in compliance with requirements relating to the distribution to stockholders of annual and interim reports, solicitation of proxies, the holding of stockholders meetings, quorum requirements for such meetings and the rights of stockholders to vote on certain matters. Because we intend to have our common stock listed on NASDAQ, we will be required to comply with all of these corporate governance practices that are applicable to us and incur the initial and ongoing costs associated with such compliance. Furthermore, until we comply with such corporate governance measures, the absence of such standards of corporate governance may leave our shareholders without protections against interested director transactions, conflicts of interest and similar matters. There can be no assurance as to whether or when our common stock will be listed on NASDAQ.

Failure to achieve and maintain effective internal controls in accordance with
Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have a material adverse effect on our stock price

         Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.

         We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. We must be in compliance with these requirements for our 2007 calendar year. In preparing to meet such deadline we may identify deficiencies that we may not be able to remediate in time to meet the deadline. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We lack control over the operations and decisions of Trident Growth Fund L.P.

         We own a limited partnership interest in Trident Growth Fund L.P. ("Trident") whose operations are controlled by its general partner, Trident Management, LLC, an independently owned entity. As of September 30, 2005, Trident had investments in private and public companies that are carried at an estimated fair market value of approximately $29 million. Private company equities are not traded on a stock exchange and as a result do not have readily determinable values and are usually not liquid investments. As of September 30, 2005, our cumulative share of Trident's loss was $62,000. There is no assurance that Trident will generate profits in the future. As a limited partner, to the extent that Trident incurs future losses, our share of such losses may be significant and therefore could have a material adverse impact on us.

         We entered into an agreement in November 2005 with an affiliate of Trident Management pursuant to which we agreed to sell our limited partnership interest for a purchase price equal to the greater of $2,525,000 or the book value of such interest on the date of closing of such sale, if any. Inasmuch as the closing of such sale is subject to certain specified conditions, including the approval of the Small Business Administration, there is no assurance as to whether or when such sale will be consummated.

We do not intend to pay any dividends on our common stock in the foreseeable future

         We currently intend to retain all future earnings, if any, to finance our current and proposed business activities and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Although there are only a small number of shares of our preferred stock outstanding, the holders of our preferred stock have rights senior to the holders of our common stock with respect to any dividends. We may also incur indebtedness in the future in connection with equipment financings, acquisitions or otherwise that may prohibit or effectively restrict the payment of cash dividends on our common stock.

The liability of our officers and directors is limited

         The applicable provisions of the New York Business Corporation Law and our Certificate of Incorporation limit the liability of our officers and directors to the Company and our shareholders for monetary damages for breaches of their fiduciary duties, with certain exceptions, and for other specified acts or omissions of such persons. In addition, the applicable provisions of the New York Business Corporation Law and of our Certificate of Incorporation and By-Laws provide for indemnification of such persons under certain circumstances. In addition, we entered into an indemnification agreement with our officers and directors in January 2003 which provides for expanded indemnification rights for such individuals. As a result of the foregoing, shareholders may be unable to recover damages against our officers and directors for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties and may otherwise discourage or deter our shareholders from suing our officers or directors even though such actions, if successful, might otherwise benefit us and our shareholders. Notwithstanding the foregoing, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or agreement, or otherwise, we have been advised that, in the opinion of the Commission, any such indemnification is against public policy as expressed in the securities laws and is, therefore, unenforceable.

We may maintain cash deposits in excess of federally insured limits with various banks

         The Federal Deposit Insurance Corporation (the "FDIC") insures deposits up to $100,000 in virtually all United States banks and savings associations. In the event an FDIC-insured bank fails and depositors lose their money, the FDIC pays depositors up to $100,000 of the money lost. Although our funds are deposited in accounts with FDIC insured banks, the amounts of cash in these accounts may exceed federally insured limits. In the event of a failure of one of the banks where our funds are deposited, we would only be able to recover from the FDIC up to $100,000 of any funds which are lost.

Risks Related to our Securities and Capital Structure

The limited public trading market may cause volatility in the price of our common stock

         Our common stock is currently traded on the Over the Counter Bulletin Board ("OTCBB") under the symbol "SKCO". The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like ours. Our common stock is thus subject to this volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock. Approximately 6,020,253 shares of our common stock (including the shares of common stock covered by this Prospectus), or approximately 80% of our outstanding shares of common stock, are freely tradable securities and trading volumes for our shares of common stock is limited. We intend to apply to list our shares on the NASDAQ Stock Market. There can be no assurance as to whether or when our shares of common stock will be so listed.

         During the period September 30, 2003 through September 30, 2005, the shares of our common stock have traded on the OTCBB at prices ranging from a low of $1.45 per share to a high of $4.70 per share. The market price of the shares of our common stock, like the securities of many other over-the-counter publicly traded companies, may be highly volatile. Factors such as changes in applicable laws and governmental regulations, changes in the medical diagnostic imaging industry, loss of key company executives, sales of large numbers of shares of our common stock by existing stockholders and general market and economic conditions may have a significant effect on the market price of our common stock. In addition, U.S. stock markets have experienced extreme price and volume fluctuations in the past. This volatility has significantly affected the market prices of securities of many medical diagnostic imaging and other health care companies, for reasons frequently unrelated or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

         The OTCBB is an inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ, and quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers, as are those for the NASDAQ Stock Market. The trading price of our common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

Trading in our common stock over the last 12 months has been limited, so investors may not be able to sell as many of their shares as they want at prevailing prices

         Shares of our common stock are traded on the OTCBB. Approximately 780 shares were traded on an average monthly basis for the twelve (12) months ended December 31, 2004 and approximately 9,027 shares were traded on an average monthly basis for the nine months ended September 30, 2005. If limited trading in our common stock continues, it may be difficult for investors who purchase shares of our common stock to sell such shares in the public market at any given time at prevailing prices. Also, the sale of a large block of our common stock could depress the market price of our common stock to a greater degree than a company that typically has a higher volume of trading of its securities.

         We cannot predict whether an active market for our common stock will develop in the future. In the absence of an active trading market:

         o Investors may have difficulty buying and selling or obtaining market quotations;
         o        Market visibility for our common stock may be limited; and
         o Lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Penny stock regulations may impose certain restrictions on marketability of the Company's securities

         The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

         Shareholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

         o Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
         o Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
         o "Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
         o Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
         o The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

         Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

Additional authorized shares of our common stock available for issuance may adversely affect the market

         The Company is authorized to issue 25,000,000 shares of common stock. As of the date of this Prospectus, there were 7,948,261 shares of our common stock issued and outstanding (including 346,758 shares of common stock held in the Company's treasury). However, the total number of shares of our common stock issued and outstanding does not include shares reserved for issuance upon the exercise of outstanding options or warrants or shares reserved for issuance under the Company's 1999 Long-Term Incentive Stock Option Plan (the "Plan") or shares reserved for issuance pursuant to certain anti-dilution provisions in the warrants issued to investors and the placement agent in the private placement of our securities which was completed in January 2005. As of November 30, 2005, the Company had outstanding stock options and warrants to purchase an aggregate of 4,056,625 shares of our common stock, of which 1,940,625 are exercisable at $4.00 per share and 2,116,000 are exercisable at prices ranging from $1.60 per share to $3.91 per share. We have reserved shares of our common stock for issuance in connection with the potential exercise of such options and warrants. In addition, as of November 30, 2005, there were 429,000 shares of our common stock reserved for issuance under the Plan. To the extent additional shares of our common stock are issued or options and warrants are exercised, investors will experience further dilution. In addition, in the event that any future financing should be in the form of, or be convertible into or exchangeable for, equity securities, upon the issuance of such equity securities, our shareholders will experience additional dilution. There are many circumstances, including equity financings, acquisitions or other business combinations, and other transactions between the Company and its vendors, suppliers, employees, consultants, and others, in which our management can approve the issuance of additional shares of our common stock without being required to obtain shareholder approval for such issuances.

Shares eligible for future sale may adversely affect the market

         From time to time, certain of our shareholders may be eligible to sell all or some of their shares of our common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, subject to certain limitations. Of the 3,720,253 shares of our common stock outstanding (which does not include 346,758 shares held in the Company's treasury), and excluding the 3,881,250 shares of our common stock covered by this Prospectus, 50,000 shares have been issued for less than one year and are, therefore, not eligible for sale under Rule 144, 1,625,000 shares have been issued for more than one year and less than two years and are eligible for sale in compliance with Rule 144, subject to the volume and other limitations thereof, and 2,045,253 shares have been issued for more than two years and are eligible for sale in compliance with Rule 144(k), without regard to the volume limitations thereunder.

         In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a non-affiliate of the

Company that has satisfied a two-year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to this Prospectus, may have an adverse effect on the market price of our publicly traded securities.

There are certain provisions in our Certificate of Incorporation and By-Laws that may entrench management and make their removal from office more difficult

         Our Articles of Incorporation authorize the Board of Directors to issue preferred stock in classes or series, and to determine voting, redemption and conversion rights and other rights related to such class or series of preferred stock that, in some circumstances, if approved by our Board, could have the effect of preventing a merger, tender offer or other takeover attempt which the Board of Directors opposes. Such provisions could also exert a negative influence on the value of the shares of our common stock and of a shareholder's ability to receive the highest price for the shares of our common stock owned by them in a transaction that may be hindered by the operation of these provisions. In the event of the issuance of any shares of our preferred stock which contain any of the above features, such features may serve to entrench management and make their removal more difficult.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of our common stock which are covered by this Prospectus. The selling stockholders will receive all of such sales proceeds. We will, however, receive funds upon any exercise of the warrants held by the selling stockholders. If any of such warrants are exercised, we will receive the exercise price for the shares of our common stock acquired upon the exercise of such warrants, less a fee of 3% of the gross proceeds received by us from any such exercise, which fee is payable to the placement agent of our recent private placement pursuant to the terms of the placement agency agreement between us and such placement agent. Any funds received upon exercise of such warrants will be used by us for working capital and for other general corporate purposes. There can be no assurance as to whether, when, or to what extent any of such warrants will be exercised.

                              SELLING STOCKHOLDERS

         We have agreed to register 6,594,400 shares of our common stock beneficially owned by the selling stockholders. Of such amount, 3,750,000 shares of our common stock were sold by us to such stockholders in the private placement of our securities to such investors which was completed in January 2005, up to 1,875,000 shares of our common stock are issuable upon the exercise of the warrants issued to such stockholders in such private placement, 131,250 shares of our common stock, and up to 65,625 shares of our common stock issuable upon the exercise of the aforementioned warrants held by such stockholders, were issued to such stockholders as a consequence of the Registration Statement of which this Prospectus is a part not becoming effective by June 12, 2005 and up to 945,000 shares of our common stock are issuable upon exercise of the warrants issued to the broker-dealer (and its designees) which acted as the placement agent in such private placement. All of such warrants expire in November and December 2009 and January 2010. The shares of our common stock beneficially owned by each of the selling stockholders, and the shares of our common stock reserved for issuance under the warrants issued to such stockholders and the placement agent are being registered pursuant to the applicable provisions of the placement agency agreement between us and such broker-dealer in order to permit public secondary trading of these shares, and the selling stockholders may offer these shares for public resale from time to time pursuant to this Prospectus. See "Plan of Distribution."

         The following table sets forth the names of the selling stockholders, the number of shares of our common stock owned beneficially by each selling stockholder as of the date of this Prospectus and the number of shares of our common stock that may be offered by such stockholders for public resale pursuant to this Prospectus. Except as identified in the footnotes to the table, none of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

         The selling stockholders may decide to sell all, some, or none of the shares of common stock listed in the table below. We cannot provide any estimate of the number of shares of our common stock that any of the selling stockholders will sell or hold in the future.

         For purposes of this table, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting power and investment power with respect to such shares. All percentages are approximate. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of warrants held by that selling stockholder that are exercisable within 60 days of the date of this Prospectus are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 7,601,503 shares of common stock outstanding as of the date of this Prospectus (excluding 346,758 shares of common stock held in the Company's treasury).

The term "selling stockholders" also includes any pledgees, donees, transferees, assignees, and successors-in-interest (including distributees) to the selling stockholders named in the table below. In the event of a sale of such shares by any such stockholder, we may be required, pursuant to applicable law and regulations, to amend this Prospectus to substitute the name of any such purchaser as a selling stockholder. To our knowledge, subject to applicable community property laws, each person named in the table has voting and investment power with respect to the shares of common stock set forth opposite such person's name.



                                      Shares Beneficially                 Number of Shares               Shares Beneficially
                                      Owned Prior to                      Offered by this                Owned after the
Selling Stockholder                   Offering                            Prospectus*                    Offering *
------------------------------------------------------------------------------------------------------------------------------------
                                      Number                Percent                                       Number          Percent
------------------------------------------------------------------------------------------------------------------------------------
Ace Investments LP                    19,407(1),(55)              *          19,407(1),(55)                    0               0
------------------------------------------------------------------------------------------------------------------------------------
Delaware Charter Guarantee            19,407(1)                   *          19,407(1)
& Trust Co.
F/B/O Greg Adams MD
IRA
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Robert E. Albrecht Jr &                7,763(2)                   *           7,763(2)                         0               0
Robert E. Albrecht Sr
JTWROS
------------------------------------------------------------------------------------------------------------------------------------
Aquatic Designs                       15,525(3),(56)              *          15,525(3),(56)                    0               0
------------------------------------------------------------------------------------------------------------------------------------
Edward H. Arnold                     388,125(89)                5.1%        388,125(89)                        0               0
------------------------------------------------------------------------------------------------------------------------------------
Arnold Venture Fund L.P.             388,125(89)                5.1%        388,125(89)                        0               0
------------------------------------------------------------------------------------------------------------------------------------
The Bahr Family Limited               38,813(5),(57)              *          38,813(5),(57)                    0               0
Partnership
------------------------------------------------------------------------------------------------------------------------------------
The Henry H Bahr QTIP                 38,813(5),(58)              *          38,813(5),(58)                    0               0
Trust DTD 2/22/88
Robert L. Bahr TTEE
------------------------------------------------------------------------------------------------------------------------------------
Richard E. Beattie                    15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Robert Benjamin                       19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Paul Berlin                           38,813(5),(59)              *          38,813(5),(59)                    0               0
------------------------------------------------------------------------------------------------------------------------------------
Biomechanics Investment Group         38,813(5),(60)              *          38,813(5),(60)                    0               0
------------------------------------------------------------------------------------------------------------------------------------
John P. Brancaccio                    19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Hugh Bridgford & Carmen S.            11,644(6)                   *          11,644(6)                         0               0
Bridgford JT WROS
------------------------------------------------------------------------------------------------------------------------------------
Arthur G. Bruaw                       15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Bugsys Inc.                           19,407(1),(61)              *          19,407(1),(61)                    0               0
------------------------------------------------------------------------------------------------------------------------------------
Mark J. Butler                         7,763(2)                   *           7,763(2)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
D. Chadwick Calvert                   15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Warner R. Clark                       19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Gregory C. Desme &                     7,763(2)                   *           7,763(2)                         0               0
Janis L Desme JTWROS
------------------------------------------------------------------------------------------------------------------------------------
Broderick Donaldson                   38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Robert Edgley                         15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Arturo L. Filippe                     15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
William L. Fox & Lynne Fox            38,813(5)                   *          38,813(5)                         0               0
JT WROS
------------------------------------------------------------------------------------------------------------------------------------
Delaware Charter G & T Co             19,407(1)                   *          19,407(1)                         0               0
Trust Co F/B/O
Anthony Gentile IRA
------------------------------------------------------------------------------------------------------------------------------------
Norman W. Getz                        19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Ghaffari Family Trust                  7,763(2),(62)              *           7,763(2),(62)                    0               0
D/T/D/ 9/9/2000 Catherine
Ghaffari & M H Ghaffari
TTEES
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Joe Granatelli                         7,763(2)                   *           7,763(2)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Mukhtier S Grewel                     19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Gummersbach LTD                       58,219(7),(63)              *          58,219(7),(63)                    0               0
------------------------------------------------------------------------------------------------------------------------------------
Marion D. Hawkins                     15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Mark T. Hellner                       77,625(8)                   1%         77,625(8)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Fung Ling Yee Hui Mimie               77,625(8)                   1%         77,625(8)                         0               0
Hu POA
------------------------------------------------------------------------------------------------------------------------------------
Gary Huntoon                           7,763(2)                   *           7,763(2)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Mark J Irvine                         15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Issc Management, Inc.                 15,525(3),(64)              *          15,525(3),(64)                    0               0
------------------------------------------------------------------------------------------------------------------------------------
Bryan Johnk                           19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Stephen N Kitchens &                  31,050(9)                   *          31,050(9)                         0               0
Martha M. Kitchens
JTWROS
------------------------------------------------------------------------------------------------------------------------------------
Daniel Landolphi MD &                 19,407(1)                   *          19,407(1)                         0               0
Jeanne Marie Landolphi
JTWORS
------------------------------------------------------------------------------------------------------------------------------------
Donald Landolphi &                     9,703(10)                  *           9,703(10)                        0               0
Rosemarie Landolphi JTWORS
------------------------------------------------------------------------------------------------------------------------------------
Charles Leroy                          7,763(2)                   *           7,763(2)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
David Lind                            31,050(9)                   *          31,050(9)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Lind Family Investment LP             38,813(5),(65)              *          38,813(5),(65)                    0               0
------------------------------------------------------------------------------------------------------------------------------------
Barry Lind Revocable Trust           194,063(11),(66)           2.5%        194,063(11),(66)                   0               0
Barry Lind Trustee
U/A/D 12/19/1989
------------------------------------------------------------------------------------------------------------------------------------
Timothy P Loutzenhiser &               7,763(2)                   *           7,763(2)                         0               0
Diana Loutzenhiser JTWROS
------------------------------------------------------------------------------------------------------------------------------------
Randall K Lowry Jr                    77,625(8)                   1%         77,625(8)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
William A Malenke &                   19,407(1)                   *          19,407(1)                         0               0
Kimberly B Malenke JTWROS
------------------------------------------------------------------------------------------------------------------------------------
George F McCabe Jr Family             38,813(5),(67)              *          38,813(5),(67)                    0               0
Trust
DTD 2/11/98
George F McCabe Jr TTEE
------------------------------------------------------------------------------------------------------------------------------------
Sanford J Miller &                    19,407(1)                   *          19,407(1)                         0               0
Babette D Miller JTWROS
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Daniel Mirda & Marcela                38,813(5)                   *          38,813(5)                         0               0
Mirda JTWROS
------------------------------------------------------------------------------------------------------------------------------------
Robert Moores                         15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
MSB Family Trust                     116,438(12),(68)           1.5%        116,438(12),(68)                   0               0
D/T/D 6/25/93 Michael
Blechman TTEE
------------------------------------------------------------------------------------------------------------------------------------
John Murrens                          19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Brien J Naylor                        15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Stuart A Nelson                       19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Newton Construction                   38,813(5),(69)              *          38,813(5),(69)                    0               0
------------------------------------------------------------------------------------------------------------------------------------
North American Spine Society          23,288(13),(70)             *          23,288(13),(70)                   0               0
------------------------------------------------------------------------------------------------------------------------------------
John P Paulich                        19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
William C Pawson                      15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
William H Peterson Trust              19,407(1),(71)              *          19,407(1),(71)                    0               0
William H Peterson TTEE
------------------------------------------------------------------------------------------------------------------------------------
Ronald Pilchman &                     19,407(1)                   *          19,407(1)                         0               0
Bernadette Pilchman JTWROS
------------------------------------------------------------------------------------------------------------------------------------
Alvin Pokel                           38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Michael F Pokel                       58,219(7)                   *          58,219(7)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
William E Post &                      19,407(1)                   *          19,407(1)                         0               0
Patricia A Post JTWROS
------------------------------------------------------------------------------------------------------------------------------------
Paul B Poulsen &                      19,407(1)                   *          19,407(1)                         0               0
Kathleen J Poulsen
------------------------------------------------------------------------------------------------------------------------------------
Theodore L Rhyne                       7,763(2)                   *           7,763(2)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Stephen D Rice                        19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Michael J Richardson                  23,288(13)                  *          23,288(13)                        0               0
------------------------------------------------------------------------------------------------------------------------------------
Charles R Riley                       19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
David Romanoff                        38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Robert A Russell & Ella May           15,525(3)                   *          15,525(3)                         0               0
Russell JTWROS
------------------------------------------------------------------------------------------------------------------------------------
Delaware Charter Guarantee            11,644(6)                   *          11,644(6)                         0               0
& Trust Co. F/B/O Allen R
Ruttenberg SEP IRA
------------------------------------------------------------------------------------------------------------------------------------
Paul Sallwasser & Teri                38,813(5)                   *          38,813(5)                         0               0
Sallwasser JTWROS
------------------------------------------------------------------------------------------------------------------------------------
Peter Schrennen                       19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Francis Shea                          19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
William Shebesta                      15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Delaware Charter Guarantee            14,749(14)                  *          14,749(14)                        0               0
& Trust Co. F/B/O
Richard S Simms IRA
------------------------------------------------------------------------------------------------------------------------------------
Greg P Spier                          15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
St. Barth Properties Inc              15,525(3),(72)              *          15,525(3),(72)                    0               0
------------------------------------------------------------------------------------------------------------------------------------
John E Sullivan                        7,763(2),(73)              *           7,763(2),(73)                    0               0
------------------------------------------------------------------------------------------------------------------------------------
Shukdev Tantod                        19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Timothy B Tyler                       19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
William S. Tyrell                     38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Peter T. White                        15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Marshall T. Williams                  19,407(1),(74)              *          19,407(1),(74)                    0               0
Revocable Trust
U/A/D/ 6/1/92
Dr. Marshall T. Williams
Trustee
------------------------------------------------------------------------------------------------------------------------------------
Shawn Wilson                          15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Alan J. Young                         77,625(8)                1.01%         77,625(8)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Kent C Acheson                        31,050(9)                   *          31,050(9)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Wayne Adams                           38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Thomas G Barry                        38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
John J Bauer &                        38,813(5)                   *          38,813(5)                         0               0
Kimberly A Bauer
JTWROS
------------------------------------------------------------------------------------------------------------------------------------
David Benadum                         15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Steven Benkovsky                      38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Berkowitz and Garfinkel               38,813(5),(75)              *          38,813(5),(75)                    0               0
D.D.S., P.A. Employees'
Pension Plan
D/T/D 7/1/1972
Mark Berkowitz & Eric
Garfinkel Trustees
------------------------------------------------------------------------------------------------------------------------------------
Mark Berkowitz &                      19,407(1)                   *          19,407(1)                         0               0
Lois Berkowitz JTWROS
------------------------------------------------------------------------------------------------------------------------------------
David A Bowers &                      23,288(13)                  *          23,288(13)                        0               0
B Diane C Bowers
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Elliot Braun                          38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Bruce Bray &                          38,813(5)                   *          38,813(5)                         0               0
Laura Bray JT WROS
------------------------------------------------------------------------------------------------------------------------------------
Roger N Carlsten                      38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Robert V Chiavaro                      7,763(2)                   *           7,763(2)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Gilshannon J Coupens                  15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Thomas R. Eckler                      19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Roger Erickson                        19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Michael P Fassbender                  38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Dan J Filomeno                        38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Eugene O Fontanini                    31,050(9)                   *          31,050(9)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Daniel Forbes                         38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Franz Family Trust                    23,288(13),(76)             *          23,288(13),(76)
David & Nicole Franz
Trustees
D/T/D 8/16/02
------------------------------------------------------------------------------------------------------------------------------------
Reginald Fullerton                    31,050(9)                   *          31,050(9)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Bernie J Gallas                       58,219(7)                   *          58,219(7)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Eric Garfinkel &                      19,407(1)                   *          19,407(1)                         0               0
Cindy Garfinkel JT WROS
------------------------------------------------------------------------------------------------------------------------------------
Kenneth Goldfine                      19,407(1)                   *          19,407(1)                         0               0
Sara Goldfine JT WROS
------------------------------------------------------------------------------------------------------------------------------------
Robert A Grabill                      38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Jack Ham                               7,763(2)                   *           7,763(2)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Martin T Harris                       15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Hi Topp Roofing & Construction         7,763(2),(77)              *           7,763(2),(77)                    0               0
------------------------------------------------------------------------------------------------------------------------------------
John G Holland JR                     23,288(13)                  *          23,288(13)                        0               0
------------------------------------------------------------------------------------------------------------------------------------
Miles Hyde                             7,763(2)                   *           7,763(2)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Pershing LLC As Custodian             38,813(5)                   *          38,813(5)                         0               0
FBO Frederick O Kiechle IRA
------------------------------------------------------------------------------------------------------------------------------------
Lester Krasno                         58,219(7)                   *          58,219(7)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Eipe Kuruvila                         31,050(9)                   *          31,050(9)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
David Bruce Laughton                   7,763(2)                   *           7,763(2)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Gary MacDonald &                       7,763(2)                   *           7,763(2)                         0               0
Christina MacDonald JTWROS
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
J Kevin McCrary                        7,763(2)                   *           7,763(2)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Monty McKeller                        19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Joseph P. Metz MD                     38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Steve J Morris                         7,763(2)                   *           7,763(2)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
James M Mulryan &                      7,763(2)                   *           7,763(2)                         0               0
Maureen Mulryan JTWROS
------------------------------------------------------------------------------------------------------------------------------------
Delaware Charter Guarantee            27,169(15)                  *          27,169(15)                        0               0
& Trust Company F/B/O John
Newton SEP IRA
------------------------------------------------------------------------------------------------------------------------------------
Larry R Nichols &                     19,407(1)                   *          19,407(1)                         0               0
Janet B Nichols JTWROS
------------------------------------------------------------------------------------------------------------------------------------
Darryl Patton                         19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Molly A Powers                        15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Ruki Renov                            38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
M W Rogers LP                         38,813(5),(78)              *          38,813(5),(78)                    0               0
------------------------------------------------------------------------------------------------------------------------------------
Barry Saxe                            62,100(19)                  *          62,100(19)                        0               0
------------------------------------------------------------------------------------------------------------------------------------
Richard S Saxe &                       7,763(2)                   *           7,763(2)                         0               0
Jody R Saxe JTWROS
------------------------------------------------------------------------------------------------------------------------------------
Richard Simms & Cynthia                7,763(2)                   *           7,763(2)                         0               0
Simms JTWROS
------------------------------------------------------------------------------------------------------------------------------------
Vernon L Simpson                       7,763(2)                   *           7,763(2)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Sky Ventures LLC                      38,813(5),(79)              *          38,813(5),(79)                    0               0
------------------------------------------------------------------------------------------------------------------------------------
Jon Spielman                           7,763(2)                   *           7,763(2)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Daniel Strum                           7,763(2)                   *           7,763(2)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Peter Taraborelli JR                  38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
David R Taylor                         7,763(2)                   *           7,763(2)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Craig A Ward                          15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Jay Youngerman                        19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Mona Abrams                           19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Michel Babineau                        9,315(16)                  *           9,315(16)                        0               0
------------------------------------------------------------------------------------------------------------------------------------
John J. Barnhardt, III                38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Howard Berg                          155,250(17)               2.04%        155,250(17)                        0               0
------------------------------------------------------------------------------------------------------------------------------------
David L. Boyer                        19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
F. Gordon Boyle                       38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
David H. Clarke                       38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Fredric Colman                       155,250(17)               2.04%        155,250(17)                        0               0
------------------------------------------------------------------------------------------------------------------------------------
Richard Crane                          4,658(18)                  *           4,658(18)                        0               0
------------------------------------------------------------------------------------------------------------------------------------
David Dubrow                          15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Murray Englard                        38,813(5)                   *          38,813(5)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Neal J. Fink                           9,703(10)                  *           9,703(10)                        0               0
------------------------------------------------------------------------------------------------------------------------------------
John O. Forrer                        15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Marie R. Forte &                      31,050(9)                   *          31,050(9)                         0               0
Don Jackler JTWROS
------------------------------------------------------------------------------------------------------------------------------------
Grossman Family Trust                 77,625(8),(80)              1%         77,625(8),(80)                    0               0
D/T/D 11/17/04
Mina Bartfeld,
Abraham Grossman, and Isaac
Grossman Trustees
------------------------------------------------------------------------------------------------------------------------------------
Ramona Harari                         19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
John W. Hardy                          7,763(2)                   *           7,763(2)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Richard A. Hoefer &                   19,407(1)                   *          19,407(1)                         0               0
Donna C. Hoefer JTWROS
------------------------------------------------------------------------------------------------------------------------------------
Don Jackler &                         62,100(19)                  *          62,100(19)                        0               0
Alana Jackler JTWROS
------------------------------------------------------------------------------------------------------------------------------------
John R. Koch                          11,644(6)                   *          11,644(6)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Lakeside Partners LLC                 77,625(8),(81)              1%         77,625(8),(81)                    0               0
------------------------------------------------------------------------------------------------------------------------------------
Mitchell J. Lipcon                     7,763(2),(82)              *           7,763(2),(82)                    0               0
Profit Sharing Keogh Plan
D/T/D 12/28/01
Mitchell J. Lipcon Trustee
------------------------------------------------------------------------------------------------------------------------------------
Little Gem Life Sciences LLC          46,575(20),(83)             *          46,575(20),(83)                   0               0
------------------------------------------------------------------------------------------------------------------------------------
Jason Mediate                         19,407(1),59)               *          19,407(1),(59)                    0               0
------------------------------------------------------------------------------------------------------------------------------------
Richard Molinsky                      31,050(9)                   *          31,050(9)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Richard Pawliger                      23,288(13)                  *          23,288(13)                        0               0
------------------------------------------------------------------------------------------------------------------------------------
Nicholas Ponzio                       33,379(21),(59)             *          33,379(21),(59)                   0               0
------------------------------------------------------------------------------------------------------------------------------------
The Richardson Family Trust           19,407(1),(84)              *          19,407(1),(84)                    0               0
DTD 07/19/90
Dennis L Richardson &
Evette Richardson TTEES
------------------------------------------------------------------------------------------------------------------------------------
Marvin Rosenblatt                     15,525(3)                   *          15,525(3)                         0               0
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Harvey P. Weintraub                   19,407(1)                   *          19,407(1)                         0               0
------------------------------------------------------------------------------------------------------------------------------------
Robert Wilner                         23,288(13)                  *          23,288(13)                        0               0
------------------------------------------------------------------------------------------------------------------------------------
Kal Zeff                             155,250(17)               2.04%        155,250(17)                        0               0
------------------------------------------------------------------------------------------------------------------------------------
Vito Balsamo                           7,350(22),(54),(85)        *           7,350(22),(54),(87)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Stephen J. Borriello                   3,750(23),(54),(85)        *           3,750(23),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Anthony Celentano                     16,875(24),(54),(85)        *          16,875(24),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Salvatore Clark                        1,875(25),(54),(85)        *           1,875(25),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Douglas Costabile                      7,500(26),(54),(85)        *           7,500(26),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Irving Cruz                           37,500(27),(54),(85)        *          37,500(27),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Harry Datys                           58,710(28),(54),(85)        *          58,710(28),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Kris Destefano                        45,186(29),(54),(85)        *          45,186(29),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Alan Ferraro                          10,500(30),(54),(85)        *          10,500(30),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
William Christopher Frasco             6,563(31),(54),(85)        *           6,563(31),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Charles P. Garcia                      7,339(32),(54),(85)        *           7,339(32),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Raymond Guarini                       11,250(33),(54),(85)        *          11,250(33),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Scott Gutmanstein                      3,000(34),(54),(85)        *           3,000(34),(54),(87)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Keith Hart                             2,625(35),(54),(85)        *           2,625(35),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Allan W. Kiezel                          750(36),(54),(85)        *             750(36),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Scott Levine                           1,875(25),(54),(85)        *           1,875(25),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Steven Markowitz                     144,015(37),(54),(85)     1.89%         57,778(87),(54),(85)         86,237            1.13%
------------------------------------------------------------------------------------------------------------------------------------
Caeron McClintock                      1,500(38),(54),(85)        *           1,500(38),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Jason Mediate                          3,125(39),(54),(85)        *           3,125(39),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Matthew S. Menies                    131,000(40),(54),(85)     1.72%        131,000(40),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Mercer Asset Management                6,250(41),(54),(85)        *           6,250(41),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
John Micciola                          7,500(26),(54),(85)        *           7,500(26),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Fabio Migliaccio                      23,020(42),(54),(85)        *          23,020(42),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Robert D. Millstone                   10,125(43),(54),(85)        *          10,125(43),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Alexandra Orthos &                    80,000(44),(54),(85)     1.05%         80,000(44),(54),(85)              0               0
Peter Orthos JT WROS
------------------------------------------------------------------------------------------------------------------------------------
George Paxinos                         4,875(45),(54),(85)        *           4,875(45),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Robert Petrozzo                      100,000(46),(54),(85)     1.32%        100,000(46),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Charles M. Raspa                      11,250(33),(54),(85)        *          11,250(33),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Ricardo Rivas                          7,339(32),(54),(85)        *           7,339(32),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Phyllis Romano                         1,000(47),(54),(85)        *           1,000(47),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Sandgrain Securities Inc               1,968(48),(54),(85)        *           1,968(48),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Steven M. Scarcella                    7,500(26),(54),(85)        *           7,500(26),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Thomas Scully                          4,875(45),(54),(85)        *           4,875(45),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Steven A. Sherman                      7,595(49),(54),(85)        *           7,595(49),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Joseph Sorbara                       144,015(37),(54),(85)     1.89%         57,777(88),(54),(85)         86,238            1.13%
------------------------------------------------------------------------------------------------------------------------------------
Patrick Taylor                           938(50),(54),(85)        *             938(50),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Scott P. Tierney                      11,250(33),(54),(85)        *          11,250(33),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Andrea Todaro                          2,000(51),(54),(85)        *           2,000(51),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Anthony Varbero                          900(52),(54),(85)        *             900(52),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
Louis John Ventre                      6,562(53),(54),(85)        *           6,562(53),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------
John Weidler                           3,750(23),(54),(85)        *           3,750(23),(54),(85)              0               0
------------------------------------------------------------------------------------------------------------------------------------

     As a consequence of the Registration Statement of which this Prospectus forms a part not becoming effective by June 12, 2005, we have agreed to issue to each of the selling stockholders (others that those selling stockholders identified by footnote 54 to the above table) an additional number of shares of common stock and additional shares of common stock underlying the warrants held by such stockholders in amounts equal to 3.5% of the number of shares and warrant shares set forth opposite each shareholder's name in the above table and in the footnote below applicable to such stockholder (an aggregate of 75,000 shares of common stock and 37,500 warrant shares)

*    less than 1%

(1) Includes warrants to purchase 6,469 shares of common stock at an exercise price of $4.00 per share.
(2) Includes warrants to purchase 2,588 shares of common stock at an exercise price of $4.00 per share.
(3) Includes warrants to purchase 15,175 shares of common stock at an exercise price of $4.00 per share.
(4) Includes warrants to purchase 258,750 shares of common stock at an exercise price of $4.00 per share.
(5) Includes warrants to purchase 12,398 shares of common stock at an exercise price of $4.00 per share.
(6) Includes warrants to purchase 3,881 shares of common stock at an exercise price of $4.00 per share.
(7) Includes warrants to purchase 19,406 shares of common stock at an exercise price of $4.00 per share.
(8) Includes warrants to purchase 25,875 shares of common stock at an exercise price of $4.00 per share.
(9) Includes warrants to purchase 10,350 shares of common stock at an exercise price of $4.00 per share.
(10) Includes warrants to purchase 3,234 shares of common stock at an exercise price of $4.00 per share.
(11) Includes warrants to purchase 64,688 shares of common stock at an exercise price of $4.00 per share.
(12) Includes warrants to purchase 38,813 shares of common stock at an exercise price of $4.00 per share.
(13) Includes warrants to purchase 7,763 shares of common stock at an exercise price of $4.00 per share.
(14) Includes warrants to purchase 4,916 shares of common stock at an exercise price of $4.00 per share.
(15) Includes warrants to purchase 9,056 shares of common stock at an exercise price of $4.00 per share.
(16) Includes warrants to purchase 3,105 shares of common stock at an exercise price of $4.00 per share.
(17) Includes warrants to purchase 51,750 shares of common stock at an exercise price of $4.00 per share.
(18) Includes warrants to purchase 1,553 shares of common stock at an exercise price of $4.00 per share.
(19) Includes warrants to purchase 20,700 shares of common stock at an exercise price of $4.00 per share.
(20) Includes warrants to purchase 15,525 shares of common stock at an exercise price of $4.00 per share.
(21) Includes warrants to purchase 11,126 shares of common stock at an exercise price of $4.00 per share.
(22) Includes warrants to purchase 7,350 shares of common stock at an exercise price of $2.00 per share.
(23) Includes warrants to purchase 3,750 shares of common stock at an exercise price of $2.00 per share.
(24) Includes warrants to purchase 16,875 shares of common stock at an exercise price of $2.00 per share.
(25) Includes warrants to purchase 1,875 shares of common stock at an exercise price of $2.00 per share.
(26) Includes warrants to purchase 7,500 shares of common stock at an exercise price of $2.00 per share.

(27) Includes warrants to purchase 37,500 shares of common stock at an exercise price of $2.00 per share. (28) Includes warrants to purchase 58,710 shares of common stock at an exercise price of $2.00 per share. (29) Includes warrants to purchase 45,186 shares of common stock at an exercise price of $2.00 per share. (30) Includes warrants to purchase 10,500 shares of common stock at an exercise price of $2.00 per share. (31) Includes warrants to purchase 6,563 shares of common stock at an exercise price of $2.00 per share. (32) Includes warrants to purchase 7,339 shares of common stock at an exercise price of $2.00 per share. (33) Includes warrants to purchase 11,250 shares of common stock at an exercise price of $2.00 per share. (34) Includes warrants to purchase 3,000 shares of common stock at an exercise price of $2.00 per share. (35) Includes warrants to purchase 2,625 shares of common stock at an exercise price of $2.00 per share. (36) Includes warrants to purchase 750 shares of common stock at an exercise price of $2.00 per share. (37) Includes warrants to purchase 144,015 shares of common stock at an exercise price of $2.00 per share. (38) Includes warrants to purchase 1,500 shares of common stock at an exercise price of $2.00 per share. (39) Includes warrants to purchase 3,125 shares of common stock at an exercise price of $2.00 per share. (40) Includes warrants to purchase 131,000 shares of common stock at an exercise price of $2.00 per share. (41) Includes warrants to purchase 6,250 shares of common stock at an exercise price of $2.00 per share. (42) Includes warrants to purchase 23,020 shares of common stock at an exercise price of $2.00 per share. (43) Includes warrants to purchase 10,125 shares of common stock at an exercise price of $2.00 per share. (44) Includes warrants to purchase 80,000 shares of common stock at an exercise price of $2.00 per share. (45) Includes warrants to purchase 4,875 shares of common stock at an exercise price of $2.00 per share. (46) Includes warrants to purchase 100,000 shares of common stock at an exercise price of $2.00 per share. (47) Includes warrants to purchase 1,000 shares of common stock at an exercise price of $2.00 per share. (48) Includes warrants to purchase 1,968 shares of common stock at an exercise price of $2.00 per share. (49) Includes warrants to purchase 7,595 shares of common stock at an exercise price of $2.00 per share. (50) Includes warrants to purchase 938 shares of common stock at an exercise price of $2.00 per share. (51) Includes warrants to purchase 2,000 shares of common stock at an exercise price of $2.00 per share. (52) Includes warrants to purchase 900 shares of common stock at an exercise price of $2.00 per share. (53) Includes warrants to purchase 6,562 shares of common stock at an exercise price of $2.00 per share. (54) Selling stockholder received warrants as part of compensation pursuant to a placement agency agreement between us and Joseph Stevens & Co. Accordingly, such shares are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules. (55) Robert S. and Nancy Waldman, partners of Ace Investments LP have voting and investment power with respect to these securities. (56) John A. Moritz, an officer of Aquatic Designs, has voting and investment power with respect to these securities. (57) Robert L. Bahr, Partner of the Bahr Family Limited Partnership, has voting and investment power with respect to these securities. (58) Robert L. Bahr, Trustee of the Henry H. Bar QTIP Trust, has voting and investment power with respect to these securities. (59) Affiliated with an NASD broker-dealer. The securities purchased by this shareholder were purchased in the ordinary course of business and, at the time of purchase, such stockholder had no agreement or understanding to distribute such securities. (60) James Thibault, Partner of Biomechanics Investment Group, has voting and investment power with respect to these securities. (61) Geoff Mills, an officer of Bugsys Inc., has voting and investment power with respect to these securities. (62) Mohammad H. Ghaffari and Catherine Ghaffari, Trustees of the Ghaffari Family Trust, have voting and investment power with respect to these securities. (63) Peter Bubenzer, a Director of Gummersbach Ltd., has voting and investment power with respect to these securities. (64) Carl Nelson, an officer of Issc Management, Inc., has voting and investment power with respect to these securities. (65) Barry Lind, partner of Lind Family Investments L.P., has voting and investment power with respect to these securities. (66) Barry Lind, Trustee of Barry Lind Revocable Trust, has voting and investment power with respect to these securities. (67) George F. McCabe, Trustee of George F. McCabe, Jr. Family Trust, has voting and investment power with respect to these securities.
     (68) Michael Blechman, Trustee of MSB Family Trust, has voting and investment power with respect to these securities. (69) John Newton, an officer of Newton Construction, has voting and investment power with respect to these securities. (70) Eric J. Muehlbauer, an officer of North American Spine Society, has voting and investment power with respect to these securities.
(71) William H. Peterson, Trustee of William H. Peterson Trust, has voting and investment power with respect to these securities.
(72) Tom Smyth, an officer of St. Barth Properties, Inc., has voting and investment power with respect to these securities.
(73) Affiliated with an NASD broker-dealer. The securities purchased by this shareholder were purchased in the ordinary course of business and, at the time of purchase, such stockholder had no agreement or understanding to distribute such securities.
(74) Marshall Williams, Trustee of Marshall T. Williams Revocable Trust, has voting and investment power with respect to these securities.
(75) Mark Berkowitz and Eric Garfinkel, officers of Berkowitz & Garfinkel DDS, P.A. Employee's Pension Plan, have voting and investment power with respect to these securities.
(76) David G. and Nicole Franz, Trustees of the Franz Family Trust, have voting and investment power with respect to these securities.
(77) Joseph and Kim Lata, officers of Hi Topp Roofing & Construction, have voting and investment power with respect to these securities.
(78) Monty W. Rogers, partner of M W Rogers L.P., has voting and investment power with respect to these securities.
(79) Dov Perlysky, Manager of Sky Ventures LLC, has voting and investment power with respect to these securities.
(80) Mina, Bartfeld, Abraham and Isaac Grossman, Trustees of the Grossman Family Trust, have voting and investment power with respect to these securities.
(81) Jamie Stahler, managing partner of Lakeside Partners LLC, has voting and investment power with respect to these securities.
(82) Mitchell J. and David Lipcon, Trustees of the Mitchell J. Lipcon Profit Sharing Keogh Plan, have voting and investment power with respect to these securities.
(83) Jeffrey Benison, Manager of Little Gem Life Sciences LLC, has voting and investment power with respect to these securities.
(84) Dennis L. and Evette Richardson, Trustees of the Richardson Family Trust, have voting and investment power with respect to these securities.
(85) Affiliated with an NASD broker-dealer. The securities purchased by this shareholder were acquired in the ordinary course of business and, at the time of acquisition, such stockholder had no agreement or understanding to distribute such securities.
(87) Includes warrants to purchase 57,778 shares of common stock at an exercise price of $2.00 per share.
(88) Includes warrants to purchase 57,777 shares of common stock at an exercise price of $2.00 per share.
(89) Includes warrants to purchase 129,375 shares of common stock at an exercise price of $4.00 per share.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, donees, transferees, assignees, and successors-in-interest (including distributees) may, from time to time, sell any or all of their shares of our common stock which are covered by this Prospectus on any stock exchange, market or trading facility on which such shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of, or a combination of, the following methods when selling such shares:

         o ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

         o block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of any applicable exchange;

         o        privately negotiated transactions;

         o settlement of short sales entered into after the date of this Prospectus;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o writing or settlement of options or other hedging transactions, whether through an option exchange or otherwise.

         Broker-dealers engaged by selling stockholders may arrange for other broker-dealers to participate in sales of these shares. Broker-dealers may receive commissions or discounts from selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The maximum amount of compensation to be received by any NASD member or independent broker-dealer for the sale of any securities registered under this Prospectus should not be greater than 8% of the gross proceeds from the sale of such securities.

         In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this Prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of common stock offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The shares of common stock underlying the warrants issued to those selling stockholders who, as indicated in the Selling Stockholder table above, received such warrants as part of compensation pursuant to a placement agency agreement between us and Joseph Stevens & Co. are restricted in accordance with Rule 2710(g)(I) of the NASD Conduct Rules. Accordingly, those selling stockholders shall not directly or indirectly offer, sell, agree to offer or sell, transfer, assign, pledge, hypothecate or subject to hedging, short sale, derivative, put or call transaction such shares for a period of 180 days after August 2, 2005.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares or warrants or shares of common stock issuable upon exercise of warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus, or under an amendment to this Prospectus under the applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling these shares will be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Because selling stockholders who or which sell these shares pursuant to this Prospectus will be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the Prospectus delivery requirements of the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares covered by this Prospectus. There is no underwriter or coordinating broker-dealer acting in connection with the proposed sale of the shares of our common stock by the selling stockholders.

         We have agreed to keep this Prospectus effective until the earlier of
(i) the date on which the shares of our common stock covered by this Prospectus (including the shares of our common stock reserved for issuance under the warrants issued to the selling stockholders in the private placement of our securities which was completed in January 2005) may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) the third anniversary of the first date on which none of such warrants issued to the selling stockholders remain unexercised or unexpired. The shares of common stock which are covered by this Prospectus will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements of such state is available and is complied with.

         We are required to pay up to $15,000 of the fees and expenses of counsel or other advisors to the selling stockholders incident to the registration of the shares of our common stock. We have also agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, in connection with the registration of the shares of our common stock covered by this Prospectus.

         In the event of a sale of a selling stockholder's securities, we may be required to amend this Prospectus in order to substitute the name of the purchaser for the selling stockholder identified herein. In such event, we intend to comply with all applicable requirements of law and the Securities and Exchange Commission. This may entail filing an amended Prospectus or a prospectus supplement, or a post-effective amendment to the Registration Statement of which this Prospectus is a part.

         UNDER APPLICABLE RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, ANY PERSON ENGAGED IN THE SALE OF THE SHARES OF COMMON STOCK WHICH ARE THE SUBJECT OF THIS PROSPECTUS MAY NOT SIMULTANEOUSLY ENGAGE IN MARKET-MAKING ACTIVITIES WITH RESPECT TO OUR COMMON STOCK FOR A PERIOD OF TWO BUSINESS DAYS PRIOR TO SUCH SALE. IN ADDITION, EACH SELLING STOCKHOLDER AND ANY OTHER PERSON PARTICIPATING IN SALES OF THE SHARES WILL BE SUBJECT TO THE APPLICABLE PROVISIONS OF THE EXCHANGE ACT AND THE RULES AND REGULATIONS THEREUNDER, INCLUDING REGULATION M, WHICH MAY LIMIT THE TIMING OF PURCHASES AND SALES OF SUCH SHARES BY THE SELLING STOCKHOLDER OR ANY SUCH OTHER PERSON. WE WILL MAKE COPIES OF THIS PROSPECTUS AVAILABLE TO THE SELLING STOCKHOLDERS AND HAVE INFORMED THEM OF THE NEED TO DELIVER A COPY OF THIS PROSPECTUS TO EACH PURCHASER AT OR PRIOR TO THE TIME OF THE SALE.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Market Information

         Our common stock is traded in the over-the-counter market on the NASDAQ OTC Bulletin Board under the symbol "SKCO." The following table sets forth the high and low bid prices for the shares of our common stock from December 31, 2003 until September 30, 2005 as reported by the National Daily Quotation Service and the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

                                                             BID
                                                 ----------------------------
Quarter Ended                                        High             Low
-------------------------------------------      ------------    ------------
December 31, 2003                                $       2.45    $       1.50
March 31, 2004                                   $       2.85    $       1.25
June 30, 2004                                    $       3.26    $       1.95
September 30, 2004                               $       3.50    $       2.90
December 31, 2004                                $       3.55    $       2.65
March 31, 2005                                   $       4.70    $       3.00
June 30, 2005                                    $       3.35    $       2.00
September 30, 2005                               $       2.15    $       1.20

On January 20, 2006, the closing sale price of our common stock on the OTCBB was $1.54 per share.

Holders

         As of the date of this Prospectus, 7,948,261 shares of the Company's common stock (inclusive of 346,758 shares of common stock held in the Company's treasury) were held of record by 5,093 holders.

Dividends

         We have never paid any dividends on our common stock and we do not anticipate paying or declaring any stock or cash dividends on our common stock in the foreseeable future.

                             BUSINESS AND PROPERTIES

General

         Through its wholly-owned subsidiary, Premier P.E.T. Imaging International, Ltd., the Company develops, manages and operates state-of-the-art outpatient medical diagnostic imaging centers which utilize positron emission tomography ("PET"), combination PET and computed tomography ("CT") and related equipment and technology.

         PET is an advanced non-invasive medical diagnostic imaging procedure that produces images of the body's metabolic and biologic functions. This imaging modality is currently used for the detection, diagnosis and treatment of certain cancers, coronary disease and neurological disorders, enabling physicians to accurately diagnose and treat certain illnesses and diseases earlier than ever before.

         With the competitive requirements of the marketplace requiring a greater need to address cost issues while at the same time optimizing patient management and care, PET is regarded in the medical community as the most advanced, accurate and cost effective disease detection procedure currently available.

         We currently have five operating PET imaging centers in our portfolio and we are constructing a sixth imaging center which we anticipate will commence operations in February 2006. We have also begun work to establish other PET imaging centers and have identified strategic locations for several other centers which we intend to develop as soon as practicable. Premier, through majority owned subsidiaries, currently derives a portion of its revenues from management and administrative services rendered by such subsidiaries pursuant to agreements with professional corporations which conduct their medical practices at the Company's PET centers. In some instances, the radiologists who own the professional corporations are also equity owners in our majority owned subsidiaries. Such subsidiaries provide a variety of management and administrative services pursuant to agreements that typically have a ten year term with renewal options and provide for the payment of monthly management fees by such professional corporations. In addition to providing such services, such subsidiaries provide the facilities, medical and other equipment, and furniture and furnishings for each such PET center.

About the PET Imaging Industry

         The market for PET and PET/CT medical diagnostic imaging services is highly fragmented and shared by a growing number of medical diagnostic clinics, imaging companies and hospitals. PET imaging services are performed in both fixed sites, such as ours, and mobile units, to accommodate demand.

         The number of PET scans performed in the United States increased 48% in 2003, reaching 650,000 procedures. Rapid growth is expected to continue. Frost & Sullivan, a leading industry analyst reports that PET and PET/CT is the fastest growing molecular imaging segment within the medical diagnostic imaging market and in its May 2004 report on the imaging industry predicted a growth rate in PET and PET/CT utilization of 100% between 2002 and 2005.

         Indeed, the market for diagnostic imaging service in the United States is already approaching a $100 billion a year business, an increase of approximately 40% over that of year 2000, reports the Blue Cross and Blue Shield Association, using estimates from Booz Allen Hamilton.

         Industry experts agree that physician education, expanding insurance coverage and strong consumer interest continues to drive the significant increase in the number of PET procedures performed in the past year.

         The capabilities of PET as a diagnostic and treatment tool continue to gain greater recognition in the clinical community. Medicare coverage for PET continues to expand and now includes coverage for a growing number of medical indications including breast cancer, cervical cancer, colorectal cancer, esophageal cancer, head and neck cancer, lung cancer (non-small cell), lymphoma, melanoma, solitary pulmonary nodule, thyroid cancer and Alzheimer's disease as well as myocardial viability, myocardial perfusion and refractory seizures. In addition, Medicare has recently established a national data registry program that also includes coverage for ovarian cancer, pancreatic cancer, small cell lung cancer and soft tissue carcinoma, as well as testicular cancer and several others. In addition, private insurance carriers are also covering an increasing number of indications.

The Advantages of PET Imaging

         PET imaging offers significant advantages over other diagnostic imaging modalities (i.e., magnetic resonance imaging, computerized axial tomography and conventional radiographic imaging) as it provides a direct measure of alterations in the body's biochemistry and functional/metabolic activities. Prior to the introduction of PET technology, only anatomical imagery was available. In most cases, the precursors to all disease are biochemical in nature and initially affect function, as opposed to structure. PET imaging, which has the ability to create a diagnostic image of early metabolic changes, can significantly reduce the time required for diagnosis, reduce costs and improve patient outcomes for numerous indications for oncology, cardiology and neurology.

         PET reduces or eliminates ineffective or unnecessary surgery and hospitalization in many instances. In addition, it offers the following substantial advantages over current medical diagnostic imaging procedures:

         o Replaces the need for multiple, costly medical testing with a single imaging procedure
         o Displays a 3D image of all of the organ systems of the body with one examination
         o diagnoses and detects diseases, in most instances before detection by other tests
         o monitors the path and progress of disease as well as response to treatment
         o reduces redundant medical costs and reduces discomfort to the patient

         As a result of the cost efficiency and clinical effectiveness of PET, we believe that hospitals and other healthcare providers are experiencing an increased demand from their patients to provide PET imaging and related services. Increasingly, many of such healthcare providers are utilizing third parties like us, to provide PET imaging services.

         Clinical applications of PET imaging have the most impact on three specializations: oncology, cardiology and neurology.

         Oncology. Despite advances in medical treatment, cancer related deaths remain the second leading cause of death in the United States, second only to heart disease.

         Because PET measures metabolic activity, it can accurately characterize a tumor as benign or malignant. PET is also extremely sensitive in determining the full extent of a disease and to facilitate the initial staging of cancer, enabling an early change in the course of treatment avoiding unnecessary diagnostic and therapeutic surgeries.

         Cardiology. Heart disease is the leading cause of death in the United States, accounting for approximately one-third of all deaths.

         A PET scan is the most accurate medical diagnostic test utilized in the detection of coronary artery disease. PET images can display inadequate blood flow to the heart during stress that is undetected by other non-invasive cardiac tests. PET enables physicians to screen for coronary artery disease, to assess flow rates and flow reserve, and to determine whether coronary patients can avail themselves of coronary artery bypass surgery. It is also fast becoming an important tool for cardiologists attempting to achieve reversal of coronary artery disease through aggressive risk factor modification, enabling both doctor and patient to directly and non-invasively measure the progress of improvement in coronary blood flow.

         Neurology. Of the top ten causes of death in the United States, Alzheimer's disease is the fastest growing. Driven by an aging population, Alzheimer's disease presents a significant opportunity for growth of the PET technology.

         Because PET can reveal abnormal metabolic patterns in the brain, it is invaluable in diagnosing and treating various forms of dementia. PET provides important diagnostic information leading to quicker diagnosis and treatment

The PET Imaging Procedure

         Commercial diagnostic PET imaging equipment systems are comprised of high-speed computers, an examination table and a large imaging detector mechanism (collectively, the "PET scanner"), which are used to acquire and produce detailed PET images of the human body's metabolic functions.

         Performing an actual PET scan involves first introducing an isotope into the patient's blood stream prior to the PET procedure. An isotope is a substance which when diffused into a patient's system enables the PET scanner to create an image of the body's metabolic functions. After the isotope is diffused into the patient's body, the patient is placed on an examination table which is moved into the center of the PET scanner, which is cylindrical and has a wide opening, or gantry. The wide gantry and relatively short length of the imaging mechanism help minimize patient discomfort.

         The PET imaging system detects signals emitted by the isotope as it moves through the body and is attracted to any metabolic activity. Cells with abnormal activity, such as cancerous cells, are highly metabolic and are easily detected by the PET imaging procedure. A high-speed computer reconstructs the signals into three-dimensional images that display normal or abnormal metabolic function.

         We are required to obtain a radioactive materials license from each state in which we operate our PET centers in order to enable us to perform PET procedures on patients. We are required to comply with applicable laws, rules and regulations pertaining to such licenses and we are in compliance with same.

         We do not conduct any research and development activities.

The Company's PET Imaging Centers

         To date, we have established five PET imaging centers, an additional imaging center is under construction in East Setauket, New York and we intend to acquire or establish additional PET imaging centers throughout the United States. We own, operate or administer the operations of PET imaging centers in the following areas:

         Forest Hills (Queens), New York
         Rockville Centre, New York
         Parsippany, New Jersey
         Hialeah, Florida
         Wichita, Kansas

Government Regulation

         We are subject to extensive regulation by both the federal government and the states in which we conduct our business. There are numerous healthcare and other laws and regulations we are required to comply with in the conduct of our business. Among the statutes that we are required to comply with are the federal physician self-referral law, commonly referred to as "Stark II," which prohibits physicians from referring patients covered under federal healthcare programs to an entity for certain "designated health services" if the physician or a family member has a financial interest in the entity. Effective January 1, 2007, PET imaging, as a nuclear medicine service, will be considered as a designated health service under Stark II. Consequently, Stark II may, depending on the structure of current arrangements, restrict some physicians from referring such patients to our PET centers. Additionally, we are subject to the federal anti-kickback law which prohibits any person from offering or receiving any remuneration for the referral of patients, or the inducement of the purchase of a service, covered by federal healthcare programs, including the referral of patients to imaging centers. Several of the states in which we operate also have anti-kickback and anti-referral laws that may apply to us. Some of the states in which we operate prohibit the practice of medicine by non-physicians (including entities such as ours), prohibit the employment of physicians by non-professional entities, and prohibit the rebate or division of fees between physicians and non-physicians. We are also subject to the Health Insurance Portability and Accountability Act of 1996 and the Federal False Claims Act which proscribes actions designed to defraud federal healthcare programs. Any violation of any of the laws, rules or regulations to which our business is subject could have a material adverse effect upon us. See "Risk Factors-Risks Related to our Business."

Sales and Marketing

         Direct marketing of our services to physicians plays a primary role in our ability to increase patient procedures at our PET imaging centers. Our marketing specialists focus on developing increased scan volumes by introducing the availability of our PET services to physicians, keeping the medical community regularly apprised as new indications are approved for coverage and keeping physicians updated on our PET imaging and patient service capabilities.

         In addition, continuing physician education of PET capabilities and indications keep referring physicians aware of current applications and uses for PET imaging. Coupled with the work of our national management team, certain key members of our management team spend a portion of their time marketing our services and our PET imaging centers.

Suppliers

         In order to perform a PET scan on a patient, a radioactive isotope is administered to each patient prior to the scan. Such isotopes are manufactured by a small number of suppliers and maintain their effectiveness for not more than one day. Because of the short period of time that these isotopes maintain their effectiveness, it is important to utilize suppliers proximate to each PET center. Currently, we purchase the isotopes used by our Rockville Centre and Forest Hills (Queens), New York, Parsippany, New Jersey and Hialeah, Florida PET centers from IBA Eastern Isotopes, Inc. and the isotopes used by our Wichita, Kansas PET center from PFI, LLC. We have supply agreements with Eastern Isotopes but these agreements are not long term agreements. We do not have a written supply agreement with PFI, LLC. These supply agreements typically have terms ranging from six months to three years, provide for a fixed price for the FDG isotope during the term of the agreement and are not exclusive. The loss of availability of these suppliers with respect to the PET centers which are served by such suppliers could adversely affect the operations of such PET centers.

Competition

         The market for diagnostic imaging services is highly competitive. Our most significant competition comes from mobile PET companies that provide PET imaging procedures and hospitals that have their own in-house PET imaging systems. We also compete with other independent imaging centers located within our target markets. However, we strive to strategically locate our imaging centers in areas in which PET services are not currently provided, as well as areas where we can take advantage of untapped or under exploited physician referral bases.

Corporate History

         The Company was formed in 1961 as a New York corporation. It has changed its name several times. We changed our name to The Sagemark Companies Ltd. in 1999.

         Originally, we were engaged in businesses unrelated to medical diagnostic imaging. We had previously engaged, through subsidiary entities, in the telecommunications, smartcard, audio products distribution, electro-mechanical and electro optical manufacturing, three dimensional product manufacturing and services, temporary employment outsourcing and business consulting businesses. We sold or otherwise disposed of our interests in these businesses approximately five years ago. In 1994, we decided to concentrate our efforts in the medical diagnostic imaging field and acquired International Magnetic Imaging, Inc. ("IMI"), a corporation which owned and operated MRI imaging centers which had been founded and operated by Dr. Stephen A. Schulman, the Chief Executive Officer of Premier and a member of our Board of Directors. After operating ten of the MRI centers that we acquired and four other MRI centers that we established following the acquisition of IMI, we sold IMI to a major health care company in 1999 and realized a substantial gain on the sale. We decided to go back into the diagnostic imaging business in 2001 and utilize the same format that had been successfully utilized by us in connection with our ownership and operation of the MRI centers owned by IMI. Accordingly, on May 14, 2001, we acquired all of the outstanding shares of capital stock of Premier and Premier Cyclotron International Corp. from the founders of those companies, pursuant to an agreement which we entered into with such founders on May 14, 2001, at a purchase price consisting of six thousand (6,000) shares of our common stock which we valued at $2,500 and certain additional stock entitlements contingent upon the future performance of our then proposed PET centers. Among the shareholders of Premier and Premier Cyclotron International Corp. were entities owned, in part, by Messrs. Schulman, Shapiro and Blessey. Following such acquisition, Premier became a wholly owned subsidiary of the Company and, in connection therewith, Messrs. Schulman, Shapiro and Blessey became, or continued to serve as, officers and directors of Sagemark and/or Premier. In June 2004, pursuant to such agreement, we issued an aggregate of 1,415,000 shares of our common stock to such founders. We valued such shares at $4,811,000 which represents goodwill. Of such shares, the entities owned by Messrs. Schulman, Shapiro and Blessey received 400,000, 275,000 and 525,000 of such shares, respectively.

Employees

         We currently employ 20 people, including our officers. Our employees are not subject to a collective bargaining agreement. We believe that relations with our employees are good.

Premises

         Our executive offices are located at 1285 Avenue of the Americas, 35th Floor, New York, New York 10019 and are leased on a month to month basis from New York Executive Suites, an unaffiliated landlord, at an annual all-inclusive rental of approximately $10,000. Sagemark and Premier occupy offices at 4710 N.W. Boca Raton Boulevard, Boca Raton, Florida 33431 pursuant to a five year lease with an unaffiliated landlord. The monthly rent for such offices is $4,034 in the first year of the lease, increasing to $4,625 in the last year of the lease, plus a proportionate amount of the real estate taxes and common area maintenance charges. Each of our PET centers is leased from independent third parties pursuant to separate lease agreements, except for our PET center in Wichita, Kansas which is leased from Premier Health Imaging, Inc., an entity owned by Dr. Schulman at an annual rent of $54,000, and our Hialeah center which is rented from a related party at an annual rental of $40,000. We believe that such rents are comparable to the rent that we would have to pay to an independent landlord for similar premises.

Legal Proceedings

         As of the date hereof, we are not a party to any legal proceedings and, to our knowledge, none are threatened against us.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Statement Regarding Forward Looking Disclosure

         This Prospectus may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed under "Risk Factors" in our Form 10-KSB annual report for the year ended December 31, 2004 and those described in any other filings which we make with the SEC. In addition, such statements could be affected by risks and uncertainties related to our financial condition, the availability of financing, the ability to generate increased scan volume at our PET centers and other factors which affect the industry in which we conduct business, market and customer acceptance, competition, government regulations and requirements, technological obsolescence, and pricing, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement.

         Investors should evaluate any statements made by the Company in light of these important factors.

Introduction

         We are engaged in the operation and management of out-patient medical diagnostic imaging centers that utilize positron emission tomography (PET) scanning equipment. PET is an advanced, robust medical diagnostic imaging procedure currently used by physicians in the detection of certain cancers, coronary disease and neurological disorders including Alzheimer's disease. As of September 30, 2005, we own and or operate five PET imaging centers.

         We continue to expend significant time, effort and funds identifying and negotiating to establish additional potential PET imaging centers which we anticipate will commence operations in subsequent periods, assuming we successfully complete required negotiations and obtain required capital and financing to do so. We remain in the initial phase of our long-term plan and we may incur future losses principally as a result of the significant start-up costs required to establish such additional PET imaging centers. We anticipate that the losses incurred during the initial stages of our business plan may be offset by future revenues when additional PET centers commence operations.

         The key factor that management uses to evaluate our operating performance is individual PET center revenue trends. Because we are in the initial phase of our long-term plan, it is important that we achieve increasing revenue trends and it is that evaluation that management uses in order to determine whether a PET center's sales and marketing efforts are effective. The key factor that management uses to evaluate our financial condition is working capital and the sources of working capital. Management recognizes that during the initial phase of our long-term plan it is necessary to obtain working capital from financing activities. However, in order to achieve our long-term objectives, it is critical that we begin to develop a trend of increasing working capital that is derived from our operations.

         We manage our PET centers either through direct ownership or through Administrative Services Agreements. For the PET centers that we own and those that we manage we are responsible for obtaining facility leases, medical diagnostic equipment, equipment maintenance agreements, supply agreements and personnel and are responsible for obtaining the financing necessary to establish the PET centers. As a result, both business models present the same working capital needs and cash inflows and outflows to us and neither model presents us with more or less favorable working capital or operating conditions. Accordingly, we evaluate the business of PET centers that we own and those that we manage under substantially the same criteria. Management's decision as to the model under which a new PET center is established is based primarily on laws that exist for PET center ownership in the state in which the PET center is established.

Nine-month period ended September 30, 2005 as compared to nine-month period ended September 30, 2004

Critical Accounting Policies

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management of the Company to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of our financial statements, including the following: recognition of net patient service revenues, including contractual allowances; impairment of long-lived assets; accounting for expenses in connection with stock options and warrants; provisions for doubtful accounts; and accounting for income taxes. Management relies on historical experience and on other assumptions believed to be reasonable under the circumstances in making its judgment and estimates. Actual results could differ materially from those estimates. There have been no significant changes in the assumptions, estimates and judgments in the preparation of these financial statements from the assumptions, estimates and judgments used in the preparation of the Company's prior years audited financial statements.

         Our billing system generates contractual adjustments based on differences between our standard billing rates and the fees allowed by a patient's insurance coverage. In addition, a portion of the contractual allowances are based on estimates that are made using our historical experience rate by payor class. When applicable, we collect co-payments from patients at the time that services are provided. Our days sales outstanding for the nine months ended September 30, 2005, was 73 compared to 40 for the year ended December 31, 2004. The increase in days sales outstanding relates to Medicare and other insurance carriers not remitting timely due to billing system changes to accommodate new Medicare billing codes which became effective in April 2005. An annualized increase in net patient service revenue of $660,000 also contributed to the increase in days sales outstanding. As of September 30, 2005, patient accounts receivable, net of contractual allowances and allowances for doubtful accounts is $715,000. Contractual adjustments are recorded based on historical experience.


         The following table presents our net accounts receivable aging by payor class as of September 30, 2005:

                                                   31-60               61-90          91 days or
                             Current                days                days             greater               Total
                        --------------------------------------------------------------------------------------------
   Managed Care         $    125,000        $     69,000        $     24,000        $    150,000        $    368,000
Medicare/Medicaid            131,000              73,000              34,000              91,000             359,000
    Commercial                 4,000               6,000               2,000               6,000              18,000
                        ------------        ------------        ------------        ------------        ------------
      Total             $    260,000        $    148,000        $     60,000        $    247,000        $    715,000
                        ------------        ------------        ------------        ------------        ------------

         In evaluating the collectability of our accounts receivable the primary factor is with regards to the aging of the receivable. We use the specific identification method for determining the amount of bad debt expense and such evaluation is made manually. Generally, any receivable that is greater than one year old is written-off. All accounts are written-off prior to going to legal collection process and as of September 30, 2005, our receivables do not include any amounts which are in legal collections.

         At September 30, 2005, the Company's contractual allowance balance is $526,000 which is a $281,000 increase from the balance at December 31, 2004. The increase of $281,000 resulted from an increase in patient account receivables prior to contractual allowances of $676,000. None of the $281,000 increase related to a change in estimates of prior year net patient service revenue. The contractual allowance percentage at September 30, 2005 is 42% compared to 43% at December 31, 2004. For each one percentage point increase in the contractual allowance percentage the Company's net patient service revenue would be decreased by $13,000. Likewise, for each one percentage point decrease in the contractual allowance percentage the Company's net patient service revenue would be increased by $13,000.

         Long-Lived Assets: We state our furniture, fixtures, equipment and leasehold improvements at acquisition cost and compute depreciation for book purposes by the straight-line method over estimated useful lives of the assets. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized to the extent the carrying amount of the asset exceeds the fair value of the asset. These computations are complex and subjective.

         Goodwill and Intangible Asset Impairment: In assessing the recoverability of our goodwill and other intangibles, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. This impairment test requires the determination of the fair value of the intangible asset. If the fair value of the intangible asset is less than its carrying value, an impairment loss will be recognized in an amount equal to the difference. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets. We adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," (FAS 142) effective January 1, 2002, and are required to analyze goodwill and indefinite lived intangible assets for impairment on at least an annual basis.

         Accounting for Expenses in Connection with Stock Option and Warrant
Issuances: We currently account for stock options and warrants issued to employees under Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" which is an intrinsic value based method of accounting, rather than the fair value based method prescribed by Statement of Financial Accounting Standard ("SFAS") No. 123 "Accounting for Stock Based Compensation", as amended by SFAS No. 148 "Accounting for Stock Based Compensation - Transition and Disclosure". We currently disclose the required information regarding stock options, warrants and similar equity instruments issued to employees pursuant to SFAS No. 123 and SFAS No. 148. If we adopted the accounting requirements of SFAS No. 123 and SFAS No. 148, our results of operations would have been negatively affected as disclosed in Note 2(b) to the September 30, 2005 unaudited consolidated financial statements.

         The issuance of SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No.123(R)") in December 2004 requires that the compensation cost relating to share-based payment transactions (including employees) be recognized in the financial statements. SFAS No. 123(R) will be effective beginning with the quarter ended March 31, 2006. The adoption of the standard is currently expected to reduce future earnings by an amount consistent with the reduction shown in the pro forma disclosure under SFAS No. 123 and SFAS No. 148 as noted above. Due to the various assumptions and factors, such as the current environment at date of grant, that effect this calculation, the actual impact of adoption on future earnings could differ significantly from our current estimate.

Accounting for Income Taxes

         We currently have a net deferred tax asset of approximately $14.6 million with an offset of a 100% valuation allowance. The primary component of our deferred tax asset is approximately $14.4 million related to approximately $46.6 million of net operating loss carryforwards. We have established the valuation allowance against the entire net deferred tax asset because we have had a history of tax losses. We may never realize the full benefit for our net operating loss carryforwards due to the expirations (currently there is a 20 year life) and limitations (under Section 382 of the Internal Revenue Code).
Section 382 limitations are based on significant changes in the ownership of the Company, as occurred in June 2004 which limited our utilization of net operating losses incurred prior to such transaction to approximately $420,000 per year. It is possible that the future transactions will further limit the utilization of our net operating loss carryforwards.

Results of Operations

         The following discusses and compares our results of operations for the three-month period ended September 30, 2005 and 2004.

Revenues

         Our sources of revenues come from net patient service revenues for the PET centers which we own and management fees for the PET centers which we manage pursuant to service and license agreements. Total revenues for the third quarter of 2005 represent a net increase of approximately $435,000 from 2004 of which $163,000 was an increase in net patient service revenues and $272,000 was an increase in management fees, of which $151,000 came from Queens Management, which became operational in December 2004. Total revenues for the first nine months of 2005 represent a net increase of approximately $1,361,000 from 2004 of which $495,000 was an increase in net patient service revenues and $866,000 was an increase in management fees of which $299,000 was from Queens Management.

         The net patient service revenues of the two PET centers that we directly own trended upwards from the prior three and nine month periods. Our PET center in Wichita, Kansas, increase its revenues by $26,000 or 12% for the third quarter of 2005 and increased its revenues by $82,000, or 11% for the firs nine months of 2005. Our PET center in Parsippany, New Jersey, increased its revenues by $137,000, or 27% for the third quarter of 2005 and increased its revenues by $413,000 or 29% for the first nine months of 2005. The procedures performed by both of the two PET centers that we directly own increased for both the third quarter and first nine months of 2005 when compared to the prior periods. During the third quarter of 2005, $478,000, or 54% of net patient service revenue was from Medicare and $169,000, or 19% of net patient service revenue was from Blue Cross/Blue Shield. During the third quarter of 2004, $376,000, or 52% of net patient service revenue was from Medicare and $153,000 or 21% of net patient service revenue was from Blue Cross/Blue Shield. During the first nine months of 2005, $1,289,000, or 48% of net patient service revenue was from Medicare and $570,000, or 21% of net patient service revenue was from Blue Cross/Blue Shield. During the first nine months of 2004, $1,065,000, or 49% of net patient service revenue was from Medicare and $515,000, or 24% of net patient service revenue was from Blue Cross/Blue Shield. The Company does not require collateral to support accounts receivable subject to credit risk.

         The overall PET procedures performed by the PET centers which we manage increased when comparing the first nine months of 2005 to the prior periods. Correspondingly, we experienced an overall upwards revenue trend from the prior periods in our PET centers in which we generate management fees. Management fees of out PET centers in Long Island, New York, increased by $136,000, or 27% for the third quarter of 2005 and increased by $545,000, or 36% for the first nine months of 2005. Management fees of our PET of our PET center in Hialeah, Florida decreased by $15,000, or 4% for the third quarter in 2005 and increased by $22,000, or 2% for the first nine months of 2005. Our PET center located in Forest Hills (Queens), New York, became operational in December 2004 and did not begin generating revenues until the second quarter of 2005. Our Queens PET center generated revenues of $151,000 and $299,000, respectively, for the third quarter of 2005 and first nine months of 2005. The Company records management fee revenue based upon the net cash (practice groups collections less amounts deducted for the costs of radiologists and technicians) it receives from the practice groups as well as the net realizable value of practice groups patient accounts receivable outstanding. The monthly management fee has ceilings as agreed to by the Company and practice group.

         We attribute the overall increase in the number of PET procedures performed by all our centers to the success of our marketing efforts and the increased awareness of our PET Centers by the physicians to whom we market out services.

Operating Expenses

         The operating expenses of the PET centers increased $83,000, or 8% when comparing the third quarter of 2005 and 2004 and increased $424,000, or 15% when comparing the first nine months of 2005 and 2004. The increase in operating expenses is primarily from the added operating expenses in our Queens PET Center, which was not operational for the 2004 periods, and an increase in variable costs related to increased scan volume.

         Corporate operating expenses increased $416,000, or 89% when comparing the third quarter of 2005 and 2004 and increased $1,182,000, or 71% when comparing the first nine months of 2005 and 2004. During the third quarter and first nine months of 2005, we incurred consulting fees of $34,000 and $224,000, respectively, primarily for services related to the private placement and marketing and development which were not incurred in the prior periods. During the first nine months of 2005, we recognized a $125,000 expense representing the market value of stock issued to terminate a subscription agreement. During the third quarter and first nine months of 2005 we incurred $26,000 and $76,000 of premises lease expense and $73,000 and $220,000 of depreciation expense relating to our Queens PET Center. Also, during the first nine months of 2005 we incurred $36,000 in expense for a landlord settlement relating to our Queens PET Center. Salaries and benefits increased $143,000 and $225,000, respectively, for the third quarter and for the first nine months of 2005. On January 25, 2005 the Company entered into an employment agreement with an operations executive at an annual salary of $140,000.

         We anticipate that if we develop new PET centers our fixed operating costs will also increase which would affect our profitability until such time as any new PET centers generate revenues sufficient to absorb such fixed costs. We also anticipate the need to hire additional personnel as we develop new PET centers.

Interest Expense

         Interest expense increased $21,000 and $67,000 when comparing the third quarter and first nine months of 2005 to the prior periods. The increase in interest expense is due primarily to an increase in imputed interest on capitalized lease obligations for new PET/CT equipment at our Queens PET Center.

Equity Method Investments

         As of September 30, 2005, we held a 24.1% limited partnership interest in Trident Growth Fund L.P. Our share of earnings related to our limited partnership investment in Trident Growth Fund L.P. was $14,000 and $158,000, respectively for the third quarter of 2005 and 2004 and was $218,000 and $698,000, respectively, for the first nine months of 2005 and 2004. As of September 30, 3005, our cumulative share of Trident Growth Fund L.P.'s loss was $62,000. As of September 30, 2005, Trident Growth Fund L.P. had $29,395,000 of investments in public and private companies that are carried at estimated fair market value. Private company equities are not traded on a stock exchange or other public market and as a result do not have readily determinable values. Although Trident issues annual audited financial statements and is highly regulated by the Small Business Administration, the determination of the fair market value of investments in private companies requires significant estimates and broad assumptions. We do not have oversight over Trident's operations, internal controls or financial statements.

Minority Interests

         The income of our PET centers that is allocable to the minority shareholders of our PET centers for the third quarter of 2005 and 2004 was $192,000 and $178,000 respectively. The income of our PET centers that is allocable to the minority shareholders of our PET centers for the first nine months of 2005 and 2004 was $613,000 and $395,000, respectively. To the extent that our PET centers in Rockville Center, New York, Parsippany, New Jersey, Hialeah, Florida and Forest Hills, New York; generate income in the future, such income will be reduced by the allocable share of any such net income at minority interest ownerships which range from 10% to 49%.

Financial Condition - Liquidity and Capital Resources

         At September 30, 2005, we had available working capital of approximately $3,457,000 compared to $3,021,000 at December 31, 2004. The following table details changes in components of working capital during the first nine months of 2005.

                                                 September 30,       December 31,
                                                     2005                2004               Change
                                                 ------------        ------------        ------------
Cash                                             $  5,570,000        $  5,065,000        $         --
Restricted Cash                                       172,000                  --             172,000
Patients Account Receivable                           715,000             320,000             395,000
Management Fees Receivable - Related Parties          868,000             228,000             640,000
Other Current Assets                                  260,000             262,000              (2,000)
Accounts Payable                                   (1,579,000)         (1,421,000)           (158,000)
Other Current Liabilities                            (462,000)           (169,000)           (293,000)
Current Portion of Notes Payable                   (1,292,000)         (1,181,000)           (111,000)
Current Portion of Capitalized
     Lease Obligations                               (290,000)            (83,000)           (207,000)
                                                 ------------        ------------        ------------
Working Capital                                  $  3,457,000        $  3,021,000        $    436,000
                                                 ============        ============        ============

         Currently, our primary underlying drivers for cash inflows include operating activities, new debt facilities and sales of common stock and our underlying drivers for cash outflows include operating activities, debt service, capital expenditures and capital distributions.

         Our source of working capital during the first nine months of 2005 were $1,241,000 of net proceeds from the sale of common stock on a final closing on a private placement offering and $852,000 from our operations. During the first nine months of 2004 our source of working capital was $100,000 from the sale of our securities $954,000 from our operations and $113,000 from proceeds on notes payable. Cash flows from the sale of common stock are not necessarily expected to be recurring in nature.

         Our principal uses of working capital during the first nine months of 2005 included $840,000 of loan and capital lease payments, as compared to $824,000 for 2004, $233,000 for capital expenditures and construction and equipment deposits, as compared to $126,000 for 2004, and $296,000 in distributions paid to minority interest investors, as compared to $465,000 for 2004.

         Working capital includes $715,000 of net patient accounts receivable of which $329,000 or 46% of patient accounts receivable were due from Medicare and $109,000, or 15% of patient accounts receivable were due from Blue Cross/Blue Shield.

         During the first nine months of 2005, we closed on an additional private placement and received net proceeds of $1,341,000. This additional funding, in conjunction with our $3,021,000 of working capital as of December 31, 2004 provided us with necessary working capital to meet our current and long-term working capital needs which are discussed in the following paragraphs. In addition, to the extent that our existing PET centers are able to establish and maintain a trend of generating working capital from their operations we will have the working capital necessary to continue development of new PET centers.

         On May 14, 2001, we purchased Premier through which we establish, operate and manage outpatient diagnostic imaging centers ("PET Centers") and agreed to provide $1 million of our working capital to fund its operating activities and on November 11, 2002 we agreed to provide up to an additional $1 million working capital to fund Premier's operating activities. As of September 30, 2005, $1,914,000 has been advanced.

         We currently operate five PET centers and are in the process of establishing two more. Each new PET center requires the acquisition of PET scanning equipment. The PET scanning equipment at each PET center requires maintenance and as of September 30, 2005, we have entered into four separate long-term service contracts to provide for such maintenance which require monthly payments which range from $9,167 to $5,986, plus applicable sales tax for each such contract. The maintenance contract for our Wichita facility is a pay as you go contract based on time and material incurred. The premises in which the centers conduct their operations are leased and as of September 30, 2005 our premises lease commitments approximate $39,000 per month.

         Our existing debt service including principal and interest for all of our debt and capital leases, approximates $2.1. million for the next twelve months. Our equipment and leasehold improvement loan and lease agreements with our equipment lenders, our senior creditors (including our equipment for Queens PET center), require that we maintain a $500,000 cash balance as well as a debt to tangible net worth ratio of no more than three to one. As of September 30, 2005 we are in compliance with our debt covenants. We anticipate that we will be the borrower or guarantor of all additional equipment indebtedness incurred in connection with additional PET centers in which we have ownership interest.

Year ended December 31, 2004 as compared to year ended December 31, 2003

Critical Accounting Policies

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management of the Company to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of our financial statements, including the following: recognition of net patient service revenues, including contractual allowances; impairment of long-lived assets; accounting for expenses in connection with stock options and warrants; provisions for doubtful accounts; and accounting for income taxes. Management relies on historical experience and on other assumptions believed to be reasonable under the circumstances in making its judgment and estimates. Actual results could differ materially from those estimates. There have been no significant changes in the assumptions, estimates and judgments in the preparation of these financial statements from the assumptions, estimates and judgments used in the preparation of the Company's prior years audited financial statements.

         Our billing system generates contractual adjustments based on differences between our standard billing rates and the fees allowed by a patient's insurance coverage. In addition, a portion of the contractual allowances are based on estimates that are made using our historical experience rate by payor class. When applicable, we collect co-payments from patients at the time that services are provided. Our days sales outstanding for 2004 and 2003 were 40 and 82, respectively. The decrease in days sales outstanding relates to center maturation and increased utilization of electronic billing. As of December 31, 2004, patient accounts receivables, net of contractual allowances for doubtful accounts in $320,000. Contractual adjustments are recorded based on actual experience.

         The following table presents our accounts receivable aging by payor class as of December 31, 2004:
                                                                                91 days
                                Current       31-60 days      61-90 days       or greater        Total
                             ------------    ------------    ------------    ------------    ------------
Managed care                 $    125,000    $     51,000    $     20,000    $     12,000    $    208,000
Medicare/Medicaid                  67,000           7,000          10,000           6,000          90,000
Commercial                          2,000           7,000           7,000           2,000          18,000
Private Pay                         1,000           1,000           1,000           1,000           4,000
                             ------------    ------------    ------------    ------------    ------------
Total                        $    195,000    $     66,000    $     38,000    $     21,000    $    320,000
                             ------------    ------------    ------------    ------------    ------------

         In evaluating the collectability of our accounts receivable the primary factor is with regards to the aging of the receivable. We use the specific identification method for determining the amount of bad debt expense and such evaluation is made manually. Generally, any receivable that is greater than one year old is written-off. All accounts are written-off prior to going to legal collection process and as of December 31, 2004, our receivables do not include any amounts which are in legal collections.

         At December 31, 2004, the Company's contractual allowance balance is $245,000 which is at $12,000 increase from the balance at December 31, 2003. The increase of $12,000 resulted from a change in estimates of prior year net patient service revenue. The contractual allowance percentage at December 31, 2004 is 43% which is a 12% increase from the percentage at December 31, 2003. For each one percentage point increase in the contractual allowance balance percentage, the Company's net patient service revenue would be decreased by approximately $6,000. Likewise, a one percentage point decrease would increase the Company's net patient service revenue by approximately $6,000.

Results of Operations

         The following discusses and compares our results of operations for the years ended December 31, 2004 and 2003.

Revenues

         Our sources of revenues come from net patient service revenues for the PET centers which we own and management fees for the PET centers which we manage pursuant to service and license agreements. Total revenues for 2004 represent an increase of approximately $1.9 million from 2003 of which $586,000 was an increase in net patient service revenues and $1.3 million was an increase in management fees.

         A majority of the Company's net patient service revenue and accounts receivable were generated from two customers. During 2004, $1,438,000, or 49% of net patient service revenue was from Medicare, $939,000, or 32% of net patient service revenue was from Blue Cross/Blue Shield and $52,000, or 2% of net patient service revenue was from Diagnostic Radiology Network, an entity owned by Dr. Stephen A. Schulman, who is a director of the Company and the Chief Executive Officer of Premier. During 2003, $1,085,000, or 46% of net patient service revenue was from Medicare, $552,000, or 23% of net patient service revenue was from Blue Cross/Blue Shield and $134,000, or 5% of net patient service revenue was from Diagnostic Radiology Network. As of December 31, 2004, $91,000, or 28% of patient accounts receivable were due from Medicare and $125,000, or 39%, of patient accounts receivable were due from Blue Cross/Blue Shield. The Company does not require collateral to support accounts receivable instruments subject to credit risk.

         The net patient service revenues of both the PET centers that we directly own trended upwards from the prior year. Our PET center in Wichita, Kansas, increased its revenues by $100,000 or 11% and was operational for all of 2004 and 2003. Our PET center in Parsippany, New Jersey, which became operational in February of 2003, increased its revenues by $486,000, or 33%.

         We also experienced an upward revenue trend from both of our PET centers in which we generate management fees. Our PET center in Long island, New York, increased its management fees by $676,000 or 50%, and was operational for all of 2004 and 2003. Our PET center in Hialeah, Florida, which became operational in February of 2003, increased its revenues by $644,000, or 105%. Our newest PET center, located in Forest Hills (Queens), New York, became operational in December of 2004 and will not start generating management fees until 2005.

         Overall, our PET centers produced a 44% increase in revenues from 2003 which we attribute to the success of our marketing efforts and the increased awareness of our PET centers by the physicians to whom we market our services.

Operating Expenses

         The operating expenses of PET centers that were generating revenues increased $700,000, or 24% from 2003 to 2004. A significant portion of our operating expenses are patient service related costs which by their nature fluctuate variably based on revenue increases or decreases. Our revenues increased by 44% from 2003 to 2004 and the 24% increase in operating expenses was in-line with management's expectations. Operating expenses of the Queens PET center, which did not start generating revenues until 2005, had expenses of $116,000. Corporate operating expenses for 2004 remained relatively level 2003, decreasing $15,000, or 1%. We anticipate that if we develop new PET enters our fixed operating costs will also increase which would affect our profitability until such time as any new PET centers generate revenues sufficient to absorb such fixed costs. We also anticipate the need to hire additional personnel and in January 2005, we entered into an employment agreement with an operations executive at an annual salary of $140,000.

Interest Expense

         Interest expense decreased $50,000 when comparing 2004 and 2003. The decrease in interest expense is the result of an overall lower average debt balance during 2004.

Equity Method Investments

         As of December 31, 2004, we held a 24.1% limited partnership interest in Trident Growth Fund L.P., formerly Sagemark Capital LP. Our share of earnings related to our limited partnership investment in Trident Growth Fund L.P. was $231,000 and $218,000, respectively for 2004 and 2003. As of December 31, 2004, our cumulative share of Trident Growth Fund L.P.'s loss was $280,000. As of December 31, 2004, Trident Growth Fund L.P. had $24.9 million of investments in public and private companies that are carried at estimated fair market value. Private company equities are not traded on a stock exchange or other public market and as a result do not have readily determinable values. Although Trident issues annual audited financial statements and is highly regulated by the Small Business Administration, the determination of the fair market value of investments in private companies requires significant estimates and broad assumptions. We do not have oversight over Trident's operations, internal controls or financial statements.

Minority Interests

         The income of our PET centers that is allocable to the minority shareholders of our PET centers for 2004 and 2003 was $533,000 and $178,000, respectively. To the extent that our PET centers in Rockville Centre, New York, Parsippany, New Jersey and Hialeah, Florida generate income in the future, such income will be reduced by the allocable share of any such net income at minority interest ownerships which range from 39% to 49%.

Financial Condition - Liquidity and Capital Resources

         On December 31, 2004, we had working capital of approximately $3 million, compared to a working capital deficiency of $1.3 million at December 31, 2003. Currently, our primary underlying drivers for cash inflows include operating activities, new debt facilities and sales of common stock and our underlying drivers for cash outflows includes debt service, capital expenditures and capital distributions.

         Our principal sources of working capital during 2004 included $1.2 million generated from our operating activities, as compared to $170,000 during 2003, $4.9 million of net proceeds from the sale of common stock, as compared to $1.07 million during 2003, and $503,000 from debt proceeds, as compared to $2.5 million during 2003. The increase in cash flows from operations was the direct result of a 44% increase in revenues. Cash flows from the sale of common stock are not necessarily expected to be recurring in nature, however, in January 2005 we received net proceeds of $1.4 million from the final closing on a private placement offering. Cash flows from debt issuances fluctuate based on when we establish new centers and the nature of the debt incurred to finance them. During 2003 we established two new centers compared to one center in 2004 and accordingly, cash flows from debt issuances were greater in 2003 than 2004.

         Our principal uses of working capital during 2004 included $1.1 million of loan and capital lease payments, as compared to 684,000 during 2003, $460,000 for capital expenditures, as compared to $2.4 million during 2003, and $701,000 in distributions paid to minority interest investors, as compared to $216,000 during 2003. The increase in debt service requirements for 2004 was the direct result of the new financings incurred to establish PET centers. We anticipate that as new PET centers are developed our cash used to service the corresponding debt will increase and will continue to be a significant use of our cash.

         Working capital includes $320,000 of net patient accounts receivable of which $125,000, or 39%, was due from Blue Cross and Blue Shield and $90,000, or 28%, was due from Medicare.

         In January 2005, we closed on an additional private placement and received net proceeds of $1.4 million. This additional funding, in conjunction with our $3 million of working capital as of December 31, 2004 provided us with necessary working capital to meet our current and long-term working capital needs which are discussed in the following paragraphs. In addition, to the extent that our existing PET centers continue a trend of generating working capital from their operations, we will have the working capital necessary to continue the development of new PET centers.

         On May 14, 2001, we purchased Premier through which we establish, operate and manage outpatient diagnostic imaging centers ("PET Centers") and agreed to provide $1 million of our working capital to fund its operating activities and on November 11, 2002 we agreed to provide up to an additional $1 million of our working capital to fund Premier's operating activities. As of December 31, 2004 $1.2 million has been advanced.

         We currently operate five PET centers. Each new PET center requires the acquisition of PET scanning equipment, which for our first four centers was financed with loans from DVI Financial Services, Inc. The PET scanning equipment at each PET Center requires maintenance and as of December 31, 2004, we have entered into five separate long-term service contracts to provide for such maintenance which require monthly payments which range from of $9,167 to $12,917, plus applicable sales tax, for each such contract. The premises in which the centers conduct their operations are leased and as of December 31, 2004 our premises lease commitments approximate $30,000 per month.

         Our existing debt service, including principal and interest for all of our debt and capital leases, approximates $1.4 million for the next twelve months. On June 22, 2004 we executed an agreement modifying the repayment terms to a note payable entered into in 2001 for our PET Center in Wichita, Kansas. Beginning June 25, 2004, the modified repayment terms of this note require six monthly payments of interest only and sixty monthly payments of principal and interest. Our equipment and leasehold improvement loan and lease agreements with our equipment lenders, our senior creditors (including our equipment for Queens PET Center), require that we maintain a $500,000 cash balance as well as a debt to tangible net worth ratio of no more than three to one. As of December 31, 2004 we are compliance with our debt covenants. We anticipate that we will be the borrower or guarantor of all additional equipment indebtedness incurred in connection with additional PET centers in which we have an interest.

                                   MANAGEMENT

Directors and Executive Officers

         The following table includes the names, positions held and ages of our executive officers and directors.

Name                                 Age                  Position
-------------------------------   --------      --------------------------------------------------------------
Theodore B. Shapiro                  70         Chief Executive Officer, President and Director

Edward D. Bright                     68         Chairman of the Board

Stephen A. Schulman                  69         Director and Chief Executive Officer of Premier P.E.T. Imaging
                                                International, Inc.

George W. Mahoney                    45         Chief Financial Officer

Robert L. Blessey                    60         Director and Secretary

Abdallah S. Mishrick                 70         Director

Michael Fagien                       48         Chief Medical Officer

Elizabeth Farrell Longton            41         Vice-President of Operations

         Theodore B. Shapiro has served as our Chief Executive Officer and President since March 2001 and as a member of our Board of Directors since November 2000. From January 1998 until October 2000, Mr. Shapiro was the Chief Executive Officer, President and a Director of Trimol Group, Inc., a public holding company with controlling investments in companies operating in the banking, insurance and hotel industries. From 1992 to 1997, Mr. Shapiro was the

Vice-Chairman of the board of directors of EMX Corporation, a development-stage biotechnology firm. From 1981 to 1992, Mr. Shapiro was the Chairman of the Board, Chief Executive Officer and principal shareholder of The Patrician Group, an entity founded by Mr. Shapiro that acquired and managed shopping centers throughout the United States.

         Edward D. Bright has served as the Chairman of our Board of Directors since November 2000 and previously in such capacity from April 1998 through April 1999. From April 1998 to July 2004, Mr. Bright served as Chairman of the Board and a director of Netsmart Technologies, Inc., a public company engaged in the design, development, implementation and licensing of management information systems for the behavioral health care industry through its wholly-owned operating subsidiary, Creative Socio-Medics Corp. From July 2004 to the present, Mr. Bright serves as a consultant to the Board of Directors of Netsmart. From January 1996 until April 1998, Mr. Bright was an executive officer of and advisor to Creative Socio-Medics Corp. Mr. Bright has held executive positions at Exxon Enterprises, Colt Industries and LCD Computer Services which he founded.

         Stephen A. Schulman, M.D. has served as a member of our Board of Directors and as Chief Executive Officer of Premier P.E.T. Imaging International, Inc., our wholly owned subsidiary, since May 2001. Since April 1998 Dr. Schulman has served as the Chief Executive Officer and controlling shareholder of Premier Health Services, Inc., a private company he founded, which operates non-PET multi-modality outpatient diagnostic imaging centers. From January 1988 to April 1998, Dr. Schulman was the President and a director of International Magnetic Imaging, Inc., an entity which owned and operated multi-modality outpatient diagnostic imaging centers and was one of our former operating subsidiaries.

         George W. Mahoney. Before rejoining the Company in March 2001, Mr. Mahoney had been a financial and business consultant to the Company and other public and private companies since June 1999. For the five years prior, Mr. Mahoney served as the Chief Financial Officer of the Company. From 1991 to 1999, Mr. Mahoney also served as the Chief Financial Officer and a director of International Magnetic Imaging Inc., a former wholly owned subsidiary of the Company. Prior to that, Mr. Mahoney was the Chief Financial Officer of Labor World USA, a temporary labor leasing company and prior to that Mr. Mahoney was the Chief Financial Officer of Guardian Bank. Mr. Mahoney began his business career as a public accountant with Arthur Andersen and then Deloitte Haskins & Sells. Mr. Mahoney is a licensed C.P.A. in Florida and graduated with honors from the University of Oklahoma with a Bachelors in Business Administration.

         Robert L. Blessey has served as a member of our Board of Directors and Secretary since May 2001. For more than the past five years, Mr. Blessey has practiced law and is of counsel to the New York based law firm of Gusrae, Kaplan, Bruno & Nusbaum, PLLC.

         Abdallah S. Mishrick, M.D. has served as a member of our Board of Directors since January 2003 and has also served as a member of our Audit Committee since that time. Since 1967 Dr. Mishrick has been the President of A.S. Mishrick, M.D., P.C. In addition, Dr. Mishrick holds the following positions: Since 1998, Vice-Chairman, Department of Surgery with North Shore University Hospital at Manhasset, New York; since 1999, Senior Vice-President, Medical Affairs with North Shore University Hospital at Syosset, New York and North Shore University Hospital at Plainview, New York; since 2002, Senior Vice-President, Medical Affairs with Franklin Hospital Medical Center at Valley Stream, New York; and, since 2002, Senior Consultant, Medical Affairs with North Shore Long Island Jewish Health System at New Hyde Park, New York.

         Michael Fagien, M.D. joined the Company as its Chief Medial Officer in October 2005. A radiologist board certified in nuclear medicine, from October 2003 to October 2005, Dr. Fagien served as the Chairman of the Medical Advisory Board of Radiological Corporation of America, also serving as its Chief Medical Officer from October 2004 to April 2005. From September 2002 to October 2005, Dr. Fagien served as the Medical Director of National PET Scan, LLC. Prior to that, Dr. Fagien served as a Clinical Professor and as the Chief of Nuclear Medicine at the University of Florida (VAMC) for over a decade. An international speaker on PET, PET/CT, nuclear medicine and advanced imaging, Dr. Fagien has trained residents and radiologists throughout the world and teaches physicians about the appropriate utilization of PET and PET/CT. Additionally he advises the industry on the development of new products in the imaging field currently serving as a member of the Medical Advisory Board for PET and Advanced Imaging at GE Healthcare.

         Elizabeth Farrell Longton became our Vice-President of Operations in January 2005. From 1999 to 2004, Ms. Longton served as the Vice President of Operations of Strategic Outpatient Services Inc., a PET and PET/CT medical diagnostic imaging center owner/operator. Prior to that, from 1992 to 1999, Ms. Longton served as the Area Business Manager for Medical Resources, Inc. responsible for day to day operations of its outpatient radiology facilities in northern New Jersey.

Board of Directors

         All Directors serve for one year or such longer period until their successors are elected and qualify. Directors do not receive compensation for serving on our Board, except for our independent director who is paid $1,500 per month for his service on our Board. The Board of Directors appoints our officers and their terms of office are, unless otherwise provided in employment contracts, at the discretion of the Board of Directors. There are no family relationships between or among any of the directors or executive officers of the Company.

Governance

         The Board of Directors has established an Audit Committee to assist in the Company's governance. Theodore B. Shapiro and Abdallah S. Mishrick comprise the Audit Committee. The Audit Committee functions under a Charter empowering it to, among other things, appoint the independent auditors, approve the auditor's fees, evaluate performance of the auditors, review financial statements and management's discussion and analysis thereof, review all Securities and Exchange Commission reports and press releases of a financial nature, oversee internal audit processes, oversee new audit reviews performed by the auditors, and receive management and other reports from the auditors. Dr. Mishrick, an independent member of our Board of Directors, receives $1,000 per month for his service on the Audit Committee.

         We intend to establish a Compensation Committee to determine the compensation of our executive officers, determine Board of Director compensation, award options and other stock grants and issue the report regarding these matters for inclusion in our annual report to our stockholders.

Executive Compensation

         For the fiscal years ended December 31, 2004, 2003 and 2002, the following officers of the Company received the following compensation for services rendered to the Company. See "Management - Employment Agreements" for a description of compensation arrangements entered into by us with certain of our executive officers.

                                                                  Annual Compensation                  Long-Term
                                                             ----------------------------    ----------------------------
                                                                             Other Annual                      All Other
Name/Principal Position          Year            Salary          Bonus       Compensation    Compensation    Compensation
--------------------------   ------------    ------------    ------------    ------------    ------------    ------------
Theodore B. Shapiro,             2004        $    100,000(1)           --    $     24,000(3)           --              --
Chief Executive                  2003        $    200,000(2)           --    $     24,000(3)           --              --
Officer                          2002        $    200,000(2)           --    $     24,000(3)           --              --

Stephen A. Schulman,             2004        $     25,000              --    $     10,000(3)           --              --
M.D., President of               2003        $    160,000(4)           --    $      6,000(3)           --              --
Premier(4)                       2002        $    160,000(4)           --    $      6,000(3)           --              --

George W. Mahoney,               2004        $    188,859    $     15,000              --              --              --
Chief Financial Officer          2003        $    149,154              --    $     13,000(3)           --              --
                                 2002        $    150,769              --    $     13,000(3)           --              --

(1) Mr. Shapiro waived his entitlement to future salary in July 2004 See "Management-Employment Agreements."

(2) Includes $200,000 and $150,000, respectively, for 2003 and 2002 of accrued and unpaid salary voluntarily deferred by Mr. Shapiro. In March 2003, Mr. Shapiro exchanged $125,000 of his 2002 deferred salary for 50,000 shares of our common stock in connection with a private placement of the Company's common stock. In March through June 2004, Mr. Shapiro exchanged an aggregate of $325,000 of deferred salary from 2002, 2003 and 2004 for an aggregate of 130,000 shares of our common stock.

(3)  Other annual compensation consists of certain fringe benefits.

(4) Dr. Schulman, a director of the Company, provides his services to Premier as its Chief Executive Officer. See "Certain Relationships and Related Transactions." All of Dr. Schulman's 2002 and 2003 salary was voluntarily deferred by him. In March 2003, Dr. Schulman exchanged $125,000 of his deferred salary for 50,000 shares of our common stock in connection with a private placement of the Company's common stock. On December 30, 2003, Dr. Schulman waived $293,000 of accrued salary due to him and agreed, pursuant to an amendment to his employment agreement, to provide his services without compensation during the remainder of the term of his employment agreement with Premier. See "Management-Employment Agreements."


Stock Options

                                                                       Number of Securities              Value of Unexercised
                                                                  Underlying Unexercised Options     In-the-Money Options at Fiscal
                                                                       at Fiscal Year End                     Year End
                                                                  -------------------------------   --------------------------------
                              Number of shares
                                 Acquired on         Value
        Name                     Exercised          Realized       Exercisable      Unexercisable    Exercisable      Unexercisable
-------------------------    -----------------    ------------    -------------    --------------   -------------    --------------
Theodore B. Shapiro (1)                    -0-             -0-              -0-               -0-             -0-               -0-

Dr. Stephen A. Schulman                    -0-             -0-          100,000               -0-        $219,000               -0-

George W. Mahoney                          -0-             -0-           45,000               -0-         $72,000               -0-

(1) Exclusive of warrants to purchase up to 375,000 shares of common stock owned by Tara Capital, Inc., a corporation of which Mr. Shapiro is a 10% stockholder. None of the warrants owned by Tara Capital, Inc. were exercised in 2004. As of December 31, 2004, the 375,000 shares of common stock underlying these warrants had a year end value of $833,125 and were exercisable.


Employment Agreements

         On May 25, 2001, we entered into a five year Executive Employment Agreement with Theodore B. Shapiro pursuant to which Mr. Shapiro was engaged to serve as our President and Chief Executive Officer. On March 25, 2005 we extended the term of Mr. Shapiro's Executive Employment Agreement to March 24, 2010. Pursuant to such agreement, Mr. Shapiro devotes a substantial portion of his business time and efforts in serving as our President and Chief Executive Officer and, until July 1, 2004, received an annual salary of $200,000 and a $2,000 per month medical insurance allowance. Effective July 1, 2004, Mr. Shapiro waived his future salary until such time during the term of such agreement as he notifies the Company that such payments should resume. As incentive compensation under such Agreement, the Company agreed to pay Mr. Shapiro an annual bonus equal to five percent (5%) of the Company's Net Pre-Tax Profits (as defined in such agreement). Upon the execution of the agreement, we issued to Tara Capital, Inc. ("Tara"), Mr. Shapiro's designee, a five year warrant to purchase up to 150,000 shares of our common stock, and a five year warrant to purchase up to 125,000 shares of our common stock, each of which is exercisable at an exercise price of $1.12 per share, such exercise prices represented the market price of our common stock on the date of grant of such warrants. On October 11, 2005 the warrants were extended to October 10, 2010 and repriced to $1.60 per share. We also agreed, as additional incentive compensation under the agreement, to issue to Tara in each year in which we attain Net Pre-Tax Profits, five year warrants, each warrant entitling Tara to purchase up to 20,000 shares of our common stock for each $1,000,000 of Net Pre-Tax Profits in each such year during the term of the agreement, up to a maximum of five of such incentive warrants in each such year. Each of such incentive warrants, if any, shall be exercisable at a per share price equal to the closing price of our common stock on the date of issuance. We granted Tara one demand and "piggy-back" registration rights with respect to any shares of our common stock acquired upon the exercise of any of such warrants. In October 2004, Mr. Shapiro agreed to an amendment to his Employment Agreement, pursuant to which he waived any bonus to which he is entitled under such agreement through December 31, 2003 and agreed to cap any bonus to which he may be entitled during 2004, 2005 and 2006 to $200,000 per year. In connection with the private placement of our securities which was completed in January 2005, both Tara and Mr. Shapiro entered into lock-up agreements with the placement agent for such offering pursuant to which each of them agreed not to sell or otherwise dispose of any securities of the Company owned by them, or to exercise any registration rights with respect to such securities to which they are entitled, for one year commencing January 13, 2005.

         On May 21, 2001, Premier P.E.T. Imaging International, Inc., our wholly owned subsidiary, entered into an Executive Employment Agreement with Stephen A. Schulman, M.D., which agreement was amended on December 30, 2003 (the "Amended Employment Agreement"). Dr. Schulman was engaged by Premier as its Chief Executive Officer during the five year term of the agreement. On March 25, 2005 we extended the term of Dr. Schulman's Executive Employment Agreement to March 24, 2010. Under the Amended Employment Agreement, Dr. Schulman is required to devote such portion of his business time and efforts to the performance of his services thereunder as he shall determine and Dr. Schulman has agreed to provide such services without compensation. Upon the execution of the Amended Employment Agreement in May 2001, Dr. Schulman received a warrant entitling him to purchase up to 100,000 shares of our common stock at an exercise price of $1.31 per share, representing the market price of the shares on the date of issuance of such warrant. On October 11, 2005 the warrants were extended to October 10, 2010 and repriced to $1.60 per share. We granted Dr. Schulman one demand and "piggy-back" registration rights with respect to any shares of our common stock acquired upon the exercise of such warrant. Dr. Schulman and Pamels Corp., a company in which Dr. Schulman is a principal stockholder, also entered into a lock-up agreement with such placement agent, in which each of them agreed not to sell or otherwise dispose of any securities of the Company owned by them, or to exercise any registration rights with respect to such securities to which they are entitled, for one year commencing January 13, 2005.

         On January 25, 2005, we entered into an Employment Agreement with Elizabeth Farrell Longton pursuant to which we hired Ms. Longton as our Vice President of Operations. The agreement expires on January 31, 2008 (subject to earlier termination as provided therein and successive one year renewals unless previously terminated by either party as provided therein) and provides for an annual base salary of one hundred forty thousand dollars ($140,000), a monthly automobile allowance of $450, plus tolls, expense reimbursement and certain specified fringe benefits. We issued Ms. Longton a five year qualified incentive stock option to purchase up to 35,000 shares of our common stock at a per share exercise price of $3.91. Of the shares reserved for issuance pursuant to such option, 17,500 of such shares vest on the last day of the first year of the term of such employment agreement and the remaining 17,500 shares of common stock reserved for issuance thereunder vest on the last day of the second year of the term of such employment agreement, provided that Ms. Longton is then in our employ. Ms. Longton is required to devote all of her business time and efforts to the performance of her services under such employment agreement and, as incentive compensation thereunder, she will be entitled to receive (i) on the date during the term of such employment agreement that each of our PET centers (other than the Company's proposed future PET center in East Setauket, New York) commences its operations (i.e., performs a positron emission tomography imaging scan on a patient for compensation), a bonus payment of five thousand dollars ($5,000), and (ii) on the date, if any, that each of such PET centers achieves positive cash flow, an additional bonus payment of five thousand dollars ($5,000) and a warrant to purchase five thousand (5,000) shares of our common stock during a period of five (5) years at an exercise price equal to the closing price of our publicly traded shares of common stock on the date of issuance of such warrant (each such warrant will be fully vested and immediately exercisable on the date of issuance). In addition, Ms. Longton is entitled to receive any such additional bonus or incentive compensation as may be determined by the Company's Board of Directors or its Chief Executive Officer. We have agreed to pay Ms. Longton certain severance compensation as specified in such employment agreement if the agreement is not renewed as provided therein or as terminated under certain circumstances.

         On October 25, 2005, we entered into an Executive Employment Agreement and Executive Radiology Services Agreement with Dr. Michael Fagien to serve as our Chief Medical Officer for an initial term of five years, subject to renewal for three successive two year periods. Dr. Fagien will receive an annual base salary of $250,000 and a fee of $100,000 for each new PET imaging center that is acquired or established by the Company in Florida (the "New Florida Centers"). The $100,000 fee will be payable from the first $100,000 of distributions of operating cash flow received by our Company from any such newly opened centers. Dr. Fagien will receive a warrant to purchase up to 500,000 shares of our common stock during a five year period at an exercise price of $1.60 per share. The fair value of the common stock on the date Dr. Fagien's warrant was granted equaled the exercise price and no compensation expense was incurred. Pursuant to the Exclusive Radiology Services Agreement Dr. Fagien serves as our radiologist and performs all required radiology services for all New Florida Centers and, at our request, at any other imaging centers owned or managed by us or which are acquired or established by us outside of the State of Florida. The Exclusive Radiology Agreement has an initial term of five years, subject to renewal and earlier termination on the same terms and conditions as provided in his Employment Agreement. Dr. Fagien will receive a fee for such services of $250,000 per year, plus an additional fee of $170 for each PET imaging scan and $75 for each body part computerized tomography imaging scan in excess of 1,470 imaging scans which are read and interpreted by Dr. Fagien in each year of the term of such Agreement.

         In connection with the private placement of our securities which was completed in January 2005, we agreed with the placement agent that, for a period of one year commencing January 13, 2005, we would not increase the base salary of any of our officers in an amount in excess of ten percent (10%) per year, with the exception that such restriction will not prevent us from hiring additional officers or paying Dr. Schulman a base salary of not more than $200,000 per year.

Stock Option Plan

         The Company's Stock Option Plan (the "Option Plan") provides for the grant of options for the purchase of shares of our common stock to eligible employees, officers and directors, and those persons who we believe may have made a valuable contribution to the Company. The Option Plan covers, in the aggregate, a maximum of 1,600,000 shares of common stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plan, the exercise price of shares of common stock subject to options granted thereunder may not be less than the fair market value of the common stock on the date of the grant of the option.

         Currently, the Board of Directors administers and interprets the Option Plan and is authorized to grant options thereunder to all eligible employees of the Company, including our officers. The Board of Directors designates the optionees, the number of shares subject to the options, and the terms and conditions of each option. Each option granted under the Option Plan must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the later of the date of the grant or the date the option first becomes exercisable. An optionee may not transfer or assign any option granted, and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.

         On October 11, 2005 our Board of Directors approved a resolution, pursuant to which all outstanding options and warrants granted to our officers and directors, and their affiliates entitling them to purchase up to an aggregate of 550,000 shares of our common stock at exercise prices ranging from $1.125 per share to $1.70 per share and expiring on dates ranging from March 6, 2006 to June 13, 2006 were extended for a five year period expiring on October 10, 2010 and 450,000 of such shares were repriced at an exercise price of $1.60 per share (the closing price of our common stock on October 11, 2005). The fair value of the common stock on the date the options were granted equaled the exercise price and no compensation expense was incurred. All such options and warrants are fully vested.

         In addition, the Board issued stock options to our Chief Financial Officer and an employee entitling them to purchase 45,000 and 10,000 shares of our common stock, respectively, for a five-year period expiring on October 10, 2010 at an exercise price of $1.60 per share (the closing price of our common stock on October 11, 2005). The fair value of the common stock on the date the options were granted equaled the exercise price and no compensation expense was incurred. These stock options are fully vested and replaced stock options previously issued to such officer and employee for a like number of shares of common stock which were exercisable at $1.90 per share for a term which expired on August 2, 2005.

Indemnification

         Our Articles of Incorporation provide for the indemnification of all persons who serve as our directors, officers, employees or agents to the fullest extent permitted under New York law. In addition, in January 2003 we entered into an Indemnification Agreement with our officers and directors pursuant to which we granted them certain additional indemnification rights. We maintain officer and director liability insurance coverage. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or agreement, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, any such indemnification is against public policy as expressed in the securities laws and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In March 2003, in connection with a private placement of 400,000 shares of the Company's common stock, each of Messrs. Shapiro and Schulman, officers and directors of the Company, purchased 50,000 shares of the Company's common stock in exchange for accrued and deferred salary of $125,000 due to each of them. Each of the investors in this private placement, including Messrs. Shapiro and Schulman, were granted "piggyback" and certain demand registration rights with respect to the shares of our common stock purchased by them in such private placements.

         In December 2003, the Executive Employment Agreement between Dr. Stephen A. Schulman and Premier was amended to provide, among other things, that Dr. Schulman will not receive any base salary, bonus or incentive warrants under such agreement and Dr. Schulman waived his entitlement to an aggregate of $293,000 in unpaid and accrued salary due to him under the agreement.

         In 2003 and 2004, we incurred legal fees of $163,000 and $407,000 ($174,000 of such expense was recorded as stock offering costs), respectively, to Robert L. Blessey, Esq., a director and General Counsel to the Company. During the nine months ended September 30, 2005, we incurred legal fees of $329,000 to Mr. Blessey (of which $174,000 was recorded as stock offering costs) and we owe him $359,000 as of such date for prior legal services rendered by him to the Company.

         In 2003 and 2004, we made aggregate lease payments of $68,000 per year for both the administrative office space utilized by Premier in Boca Raton, Florida and for the premises utilized by our Wichita, Kansas PET center, to two separate companies controlled by Dr. Schulman. In 2003 and 2004, we also incurred billing and collection expenses of $62,000 and $94,000, respectively, and CT fusion scan fees of $38,000 and $25,000, respectively, to such entities. During the nine months ended September 30, 2005, the lease payments for such office space and premises totaled $44,000 and payments for such billing and collection expenses and CT fusion scan fees totaled $117,000 and $17,000, respectively. We owe these entities $38,000 for billing and collection and CT fusion scan fees as of September 30, 2005. Additionally, in 2003 and 2004, $111,000 and $52,000, respectively, of our net patient revenues were received from another company controlled by Dr. Schulman and, during the nine months ended September 30, 2005, $43,000 of our net patient revenues were received from such company.

         In June 2004, we issued an aggregate of 1,200,000 shares of our common stock to three entities of which Messrs. Shapiro, Schulman and Blessey, officers and directors of the Company, are shareholders pursuant to an agreement between the Company, such entities and others (see "Business-Corporate History"). These shares were valued at $3.40 per share, the closing price of our common stock on the date of issuance of these shares.

         Effective July 1, 2004, Mr. Shapiro waived all future salary due to him under his Executive Employment Agreement with the Company until such time as he notifies us during the term of such agreement that his salary should resume. Additionally, in October 2004 in connection with the private placement of our securities which was completed in January 2005, Mr. Shapiro agreed to waive any annual bonus to which he is entitled under such agreement for the period through December 31, 2003 and any annual bonus to which he is entitled during 2004, 2005 and 2006 will be subject to a maximum of $200,000 per year.

         In October 2004, Messrs. Shapiro, Schulman, Blessey and Bright, officers and directors of the Company, Tara (an entity in which Mr. Shapiro is a stockholder) and Pamels Corp. (an entity in which Dr. Schulman is a principal stockholder), entered into agreements with the placement agent in connection with such private placement pursuant to which such individuals and entities agreed not to sell or otherwise dispose of any securities of the Company owned by them, or to exercise any registration rights with respect to such securities to which they are entitled, for one year commencing January 13, 2005.

         During the year ended December 31, 2004, Theodore B. Shapiro exchanged an aggregate of $325,000 of accrued and deferred salary for an aggregate of 130,000 shares of our common stock.

         In January 2005, we issued a five year qualified incentive stock option to Elizabeth Farrell Longton, our Vice President of Operations, to purchase up to 35,000 shares of our common stock at an exercise price of $3.91 per share pursuant to an Employment Agreement entered into between us and Ms. Longton on January 25, 2005. See "Management - Employment Agreements."

         During the nine months ended September 30, 2005, we paid Edward Bright, our Chairman of the Board, and Dr, Schulman, $15,000 and $18,000, respectively, for consulting services rendered by them to the Company.

         In October 2005, we issued an option to purchase 45,000 shares of our common stock during a five year period expiring October 10, 2010, at an exercise price of $1.90 per share to George W. Mahoney, our Chief Financial Officer. At the same time, we extended the term of warrants and options to purchase an aggregate of 550,000 shares of our common stock held by our officers, directors and their affiliates for a five year period through October 10, 2010, and repriced warrants and options to purchase 450,000 shares of our common stock held by such persons and entities to an exercise price of $1.70 per share.

         In October 2005, we entered into an Executive Employment Agreement with Dr. Michael Fagien (the "Fagien Employment Agreement"). Pursuant to the terms of the Fagien Employment Agreement, Dr. Fagien serves as our Chief Medical Officer during the initial five year term of such agreement, subject to renewal for three successive two year periods on terms specified in the agreement. Dr. Fagien will receive an annual base salary of $250,000 and a fee of $100,000 for each new PET imaging center that is acquired or established by us in Florida (the "New Florida Centers"). Such $100,000 fee will be payable from the first $100,000 of distributions received by us, if any, from any such newly opened imaging center's operating cash flow. In addition, we issued a warrant to purchase 500,000 shares of our common stock to Dr. Fagien. The warrant expires on October 24, 2010 and is exercisable at $1.60 per share (the fair market value of our common stock on the date of the grant of this warrant was equal to the exercise price and, therefore, no compensation expense was incurred). The shares underlying the warrant vest, as follows: 100,000 shares on October 25, 2005, 100,000 shares on each of October 22, 2006, 2007, 2008 and 2009 and 100,000 shares on the date, if any and if earlier than the foregoing dates, that we establish or acquire any New Florida Center. In addition, if the Fagien Employment Agreement is not renewed upon the expiration of its initial five year term, all the unvested shares of common stock underlying such warrant will vest. We also granted Dr. Fagien one demand and "piggy-back" registration rights with respect to the shares of common stock underlying the warrant.

         Simultaneous with the execution of the Fagien Employment Agreement, we entered into an Exclusive Radiology Services Agreement with Dr. Fagien (the "Radiology Agreement"), pursuant to which Dr. Fagien serves as the Company's radiologist with respect to all radiology services required by all New Florida Centers as well as any other of the Company's imaging centers for which we request Dr. Fagien to perform such services. The Radiology Agreement has an initial term of five years and is subject to renewal and earlier termination on the same terms and conditions as provided in the Fagien Employment Agreement. Dr. Fagien will receive a fee for such services of $250,000 per year, plus an additional fee of $170 for each PET imaging scan and $75 for each body part computerized tomography imaging scan in excess of 1,470 imaging scans which are read and interpreted by Dr. Fagien in each year of the term of such agreement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of the date of this Prospectus, 7,601,503 shares of our common stock were outstanding (exclusive of 346,758 shares of our common stock held in our treasury).

         The following table sets forth, as of the date of this Prospectus, information known to us relating to the beneficial ownership of the outstanding shares of our common stock by: (i) each person who is the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock; (ii) each director; (iii) each executive officer; and (iv) all executive officers and directors as a group.


                                                                              After
                                                                             Offering
                                                                             Assuming
                                                                            All Shares
                                               Before Offering              are Sold(4)
                                        ------------------------------     -------------
                                            # of
Name and Address(1)                       Shares(2)             %(3)              %
------------------------------------   -------------     -------------     -------------
Stephen A. Schulman, M.D                     623,752(5)              8%                6%

Pamels Corp.                                 402,892(6)              5%                4%

Theodore B. Shapiro                          278,432(7)              4%                3%

Tara Capital, Inc.                           650,977(8)              9%                6%

Robert L. Blessey                            571,811(9)              8%                5%

Bocara Corp.                                 525,977(10)             7%                5%

Edward D. Bright                              71,300(11)             1%                1%
33 Harbour Drive
Blue Point, NY 11715

George W. Mahoney                             45,000(12)             1%               .4%

Abdallah S. Mishrick                             -0-               -0-               -0-
73 First Street
Garden City, New York 11530

Michael Fagien, M.D                          100,000(13)             1%                1%
7426 Floranada Way
Delray Beach, Florida 33446

Elizabeth Farrell Longton                        -0-               -0-               -0-
30 Old Short Hills Road
Milburn, New Jersey 07041

Edward Arnold                                776,250(14)            10%                7%
815 Tudor Avenue
Lebanon, Pennsylvania 17042

All Directors and Executive Officers       1,590,295(15)            21%               15%
as a group (7 persons)

(1) Except as set forth above, the address of each of the individuals and entities set forth above is c/o Premier P.E.T. Imaging International, Inc., 4710 N.W. Boca Raton Boulevard, Suite 200, Boca Raton, Florida 33431.
(2) Unless otherwise indicated, the Company believes that all persons named in the table above have voting and investment power with respect to all shares of our common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within sixty (60) days from the date of this Prospectus upon the exercise of options, warrants, or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that warrants or options that are held by such person (but not those held by any other person) and which are exercisable within sixty (60) days from the date of this Prospectus have been exercised.
(3) Based on 7,601,503 shares outstanding (excludes 346,758 shares of common stock held in the Company's treasury but includes 131,250 shares of common stock to be issued to the selling stockholders as a consequence of the Registration Statement of which this Prospectus forms a part not becoming effective by June 12, 2005).
(4) Based on 10,487,128 shares outstanding which assumes that all 3,881,250 shares of our common stock which are the subject of this Prospectus, and all 2,885,625 shares of our common stock which are reserved for issuance under the warrants issued to the investors and the placement agent and its designees in connection with the private placement of our securities which was completed in January 2005 and which are also the subject of this Prospectus, are sold (excludes 346,758 shares of common stock held in the Company's treasury).
(5) Includes (i) 100,000 shares of common stock issuable upon the exercise of a warrant exercisable within sixty (60) days from the date of this Prospectus; this warrant expires on May 20, 2006 and is exercisable at $1.60 per share, and (ii) 402,892 shares of common stock owned by Pamels Corp.
(6) The sole shareholders of Pamels Corp. are Dr. Stephen A. Schulman and his spouse.
(7) Does not include (i) 375,000 shares of common stock issuable upon the exercise of warrants held by Tara Capital, Inc. exercisable within sixty
     (60) days from the date of this Prospectus; these warrants expire on March 6, 2006 (275,000 shares) and May 24, 2006 (100,000 shares) and are exercisable at prices ranging from $1.60 to $1.70 per share, and (ii) 275,977 shares of common stock owned by Tara Capital, Inc., a corporation of which Mr. Shapiro is a 10% shareholder but disclaims beneficial ownership of these securities.
(8) Includes warrants to purchase 375,000 shares of common stock exercisable within sixty (60) days from the date of the date of this Prospectus; these warrants expire on May 6, 2006 (275,000 shares) and May 24, 2006 (100,000 shares) and are exercisable at prices ranging from $1. 60 to $1.70 per share.
(9) Includes (i) 12,500 shares of common stock issuable upon the exercise of a warrant exercisable within sixty (60) days from the date of this Prospectus; this warrant expires on May 20, 2006 and is exercisable at $1.60 per share and (ii) 525,977 shares of common stock owned by Bocara Corp.
(10) The sole shareholders of Bocara Corp. are Robert L. Blessey and his spouse.
(11) Includes warrants to purchase 62,500 shares of common stock exercisable within sixty (60) days from the date of this Prospectus; these warrants expire on March 6, 2006 (50,000 shares) and June 30, 2006 (12,500 shares) and are exercisable at $1.60 per share.
(12) Includes an option to purchase 45,000 shares of common stock exercisable within sixty (60) days from the date of this Prospectus; such option expires on October 10, 2010 and is exercisable at $1.60 per share.
(13) Includes a warrant to purchase 500,000 shares of common stock at an exercise price of $1.60 per share for a period expiring on October 24, 2010, of which 100,000 shares of common stock are exercisable within sixty
     (60) days from the date of this Prospectus.
(14) Includes (i) 258,750 shares of common stock and 129,375 shares of common stock issuable upon the exercise of a warrant issued in connection with a private placement of the Company's securities which was completed in January 2005 which is exercisable at $4.00 per share within sixty (60) days from the date of this Prospectus; this warrant expires on November 28, 2009 and (ii) 258,750 shares of common stock and 129,375 shares of common stock issuable upon the exercise of another warrant issued in connection with such private placement which is exercisable at $4.00 per share within sixty
     (60) days from the date of this Prospectus and expires on December 28, 2009. Such securities are held by Arnold Venture Fund, L.P., a limited partnership controlled by Edward Arnold.
(15) Includes an aggregate of 1,332,795 shares of common stock and warrants and options to purchase an aggregate of 357,500 shares of common stock exercisable within sixty (60) days from the date of this Prospectus, which securities are owned by Pamels Corp., Tara Capital, Inc., and Bocara Corp.. (see Notes 5, 8, and 9 above) but excludes 275,977 shares of common stock owned by Tara Capital, Inc. (see Note 7 above).

We are not aware of any arrangement that might result in a change of control in the future.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary is qualified in its entirety by reference to the Company's Restated Articles of Incorporation ("Articles") and its By-Laws. The Company's authorized capital stock consists of 25,000,000 shares of common stock, $.01 par value per share and 2,000,000 shares of preferred stock, $1.00 par value per share.

Common Stock

     As of the date hereof, there are 7,948,261 shares of our common stock issued and outstanding (including 346,758 shares of common stock held in the Company's treasury). Each share of common stock entitles the holder of record thereof to cast one vote on all matters acted upon at the Company's stockholder meetings. Directors are elected by a plurality vote. Because holders of common stock do not have cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual stockholders meeting at which a quorum is present can elect all of the Company's directors. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of our common stock are fully paid and non-assessable, and the shares of our common stock to be issued in connection with the exercise of options under the Option Plan and outstanding common stock purchase warrants, will be fully paid and non-assessable when issued.

     Holders of shares of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its sole discretion from funds legally available therefor. In the event the Company is liquidated, dissolved or wound up, holders of our common stock are entitled to share ratably in the assets remaining after liabilities and all accrued and unpaid cash dividends are paid.

Preferred Stock

     Our Board of Directors has the authority to divide the authorized preferred stock into series and the shares of each series will have such relative rights, powers and preferences as shall be fixed and determined by the Board of Directors. The provisions of a particular series of authorized preferred stock, as designated by the Board of Directors, may include restrictions on the payment of dividends on our common stock. Such provisions may also include restrictions on the ability of the Company to purchase shares of our common stock or to purchase or redeem shares of a particular series of our authorized preferred stock. Depending upon the voting rights granted to the holders of any series of authorized preferred stock, the issuance thereof could result in a reduction in the voting power of the holders of shares of our common stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of our preferred stock will receive, in priority over the holders of shares of our common stock, a liquidation preference established by the Board of Directors, together with accumulated and unpaid dividends. Depending upon the consideration paid for authorized shares of our preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized shares of our preferred stock could result in a reduction in the assets available for distribution to the holders of shares of our common stock in the event of the liquidation of the Company.

     As of the date hereof, there are 2,962 shares of our preferred stock issued and outstanding, of which 170 shares are designated as Series B Preferred Stock, 92 shares are designated as Series E Preferred Stock, and 2,700 shares are designated as Series F Preferred Stock.

     The holders of the Series B preferred shares are entitled to annual dividends of $3.50 per share, provided that the Company has attained annual after tax earnings of more than $200,000, and have a liquidation preference in connection with any involuntary liquidation of the Company of $87.50 per share. The shares of Series B preferred stock are redeemable by the Company at $87 per share. There was approximately $1,000 in accumulated unpaid dividends on this Series of preferred stock as of December 31, 2004. No dividends on this Series of Preferred Stock were declared in 2003 or 2004. The holders of the Series E preferred shares are entitled to annual dividends of $.10 per share, provided that the Company has attained after tax earnings of more than $200,000. The shares of Series B preferred stock are redeemable by the Company at $87 per share. There was approximately $18 in accumulated unpaid dividends on this Series of preferred stock as of December 31, 2004. No dividends on this Series of preferred stock were declared in 2003 or 2004. The holders of the Series F preferred shares are entitled to annual dividends of $8 per share in any year in which the Company's net after tax income exceeds $500,000. The shares of Series F preferred stock are redeemable by the Company at $1 per share. There was approximately $43,000 in accumulated unpaid dividends on this series of preferred stock as of December 31, 2004. No dividends on this series of preferred stock were declared in 2003 or 2004.

     We agreed, pursuant to the terms of the placement agency agreement entered into between us and the broker-dealer which acted as the placement agent in connection with the private placement of our securities which was completed in January 2005, to use our best efforts to redeem all of such outstanding shares of preferred stock as soon as practicable after January 13, 2005.

The Warrants

     Each of the warrants issued to the investors and to the placement agent (and its designees) in such private placement entitles the holder thereof to purchase at any time for a period of five years from the date of issuance, a specified number of shares of our common stock at an initial exercise price equal to $4.00 per share with respect to the warrants held by such investors and $2.00 per share with respect to the warrants held by the placement agent (and its designees).

     After the expiration of the term of such warrants, warrant holders will have no further rights to exercise such warrants. The warrants may be exercised by surrendering the certificate evidencing the warrant to the Company along with the form of election to purchase properly completed and executed, together with payment of the exercise price, if applicable, and any transfer tax. If less than all of the shares of common stock reserved for issuance upon the exercise of any warrant are acquired on the exercise thereof, a new warrant will be issued for the remaining number of shares of common stock not so exercised under any such warrant. Payment of the exercise price may be made by cash or certified or official bank check in an amount equal to the exercise price. Holders of the warrants issued to the placement agent (and its designees) have cashless exercise privileges as and to the extent set forth in such warrants. Warrant certificates may be exchanged for new certificates of different denominations or transferred to designated transferees.

     The warrants may be exercised only for full shares of our common stock. We will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock upon the exercise of any warrant. Warrant holders do not have any voting or other rights as a stockholder of the Company prior to the exercise of the warrant. If and to the extent that any of the warrants held by such investors are exercised, we will pay the placement agent a fee of 3% of the gross proceeds received by us from any such exercise.

     The exercise price and the number of shares of our common stock purchasable upon the exercise of each warrant are subject to adjustment upon the happening of certain events, such as stock dividends, distributions and stock splits. Additionally, the warrants include both full ratchet anti-dilution protection for issuances of our common stock at less than $2.00 per share and weighted average anti-dilution protection with respect to issuances of warrants or options to purchase shares of our common stock which are exercisable at less than $4.00 per share (including, in both instances, "carve outs" for, among other issuances, issuances to officers, directors, employees, consultants or advisors pursuant to stock option or restricted stock purchase plans approved by our Board of Directors, which securities are issued at fair market value on the date of issuance, and issuances of securities pursuant to agreements that were in effect as of October 14, 2004). No adjustment in the exercise price of the warrants will be required unless cumulative adjustments require an adjustment of at least $0.01 per share. Notwithstanding the foregoing, in case of any consolidation, merger, or sale of all or substantially all of the assets of the Company, the holder of each of the warrants will have the right, upon the subsequent exercise thereof, to receive the kind and amount of shares and other securities and property (including cash) that such holder would have been entitled to receive by virtue of any such transaction had the warrants been exercised immediately prior to such transaction.

     The warrants may be redeemed by us on thirty (30) days prior written notice at a redemption price of $0.05 per warrant provided that: (i) all of the warrants are redeemed by us, (ii) the average market price per share equals or exceeds $6.50 for twenty (20) consecutive trading days ending on the date of the Company's notice of redemption, and (iii) a registration statement covering the shares of common stock which are the subject of the warrants is filed under the Securities Act, is declared effective and remains effective through the date fixed for redemption of the warrants. The warrants will remain exercisable until the expiration of the thirty (30) day period covered by any such notice of redemption.

Registration Rights

     In connection with the issuance of our securities in such private placement, we agreed with the investors and the placement agent to file a Registration Statement with the Securities and Exchange Commission by February 27, 2005, for purposes of registering the shares sold to such investors as well as the shares of our common stock underlying the warrants issued to such investors and the placement agent (and its designees) and use our good faith best efforts to cause such Registration Statement to become effective no later than June 12, 2005. We agreed that, if the Registration Statement did not become effective by June 12, 2005, or does not remain effective for any thirty (30) consecutive day period thereafter, then the number of shares, and the number of shares of our common stock underlying the warrants held by such investors, will be increased by 2% for each thirty (30) day period after June 12, 2005, or after any such thirty (30) day period that the Registration Statement does not remain effective, as applicable. We also agreed to keep such Registration Statement effective until the earlier of (i) the third anniversary of the first date on which none of the warrants issued to such investors remain unexercised or unexpired, or (ii) the date on which the shares of our common stock (including the shares of our common stock reserved for issuance under the warrants issued to such investors) may be sold by such investors without restriction under Rule 144 under the Securities Act without restriction under Rule 144 during any ninety (90) day period in accordance with such Rule.

     Accordingly, as a consequence of the Registration Statement not becoming effective by June 12, 2005, and further negotiations with the placement agent in regard thereto, we issued an aggregate of 131,250 shares of our common stock to such investors and increased the total number of shares of our common stock reserved for issuance under the warrants held by them by an aggregate of 65,625 shares of our common stock. In addition, in order to comply with Rule 2710 of the NASD Conduct Rules, the placement agent requested the cancellation of common stock purchase warrants issued to it and its designees to purchase an aggregate of 180,000 shares of the company's common stock, and a reduction in the number of shares of common stock underlying such warrants which are being registered pursuant to such Registration Statement by an aggregate of 172,475 shares of common stock.

         As a net result of the foregoing adjustments, the Company is deregistering 95,625 shares of its common stock that were included and registered in the Registration Statement.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 2004, and for the year then ended, as listed below and included in this Prospectus and the Registration Statement have been included herein in reliance upon the report of Moore Stephens, P.C., independent certified public accountants, given on the authority of said firm as an expert in auditing and accounting.


                              AVAILABLE INFORMATION

     The Company has filed with the Commission under the Securities Act, a Registration Statement on Form SB-2 with respect to the shares of its common stock which are covered by this Prospectus. This Prospectus was filed as a part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made hereby to the Registration Statement for further information with respect to the Company and its common stock, including, without limitation, the Company's Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2005, a copy of which has been annexed to this Registration Statement as an Exhibit thereto.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained upon written request addressed to the Commission, Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

     No person has been authorized to give any information or to make any representation other than as contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale of common stock made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities which are covered by this Prospectus to any person or by anyone in any jurisdiction in which it is unlawful to make such an offer or solicitation.

                  The Sagemark Companies Ltd. and Subsidiaries

                        CONSOLIDATED FINANCIAL STATEMENTS

                                      INDEX
                                      -----



Independent Auditors' Report ...............................................  61

Financial Statements:

   Consolidated Balance Sheets as of September 30, 2005 (unaudited)
   and December 31, 2004....................................................  62

   Consolidated Statements of Operations for the Nine Months Ended
   September 30, 2005 and 2004 (unaudited) and for the Years
   Ended December 31, 2004 and 2003.........................................  64

   Consolidated Statements of Comprehensive Income (Loss) for the Nine
   Months Ended September 30, 2005 and 2004 (unaudited) and for the Years
   Ended December 31, 2004 and 2003.........................................  66

   Consolidated Statements of Shareholders Equity for the Nine
   Months Ended September 30, 2005 (unaudited) and for the Years Ended
   December 31, 2004 and 2003...............................................  67

   Consolidated Statements of Cash Flow for the Nine Months Ended
   September 30, 2005 and 2004 (unaudited) and for the Years Ended
   December 31, 2004 and 2003...............................................  69

   Notes to Consolidated Financial Statements...............................  72

                              MOORE STEPHENS, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS
                        =================================




REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of The Sagemark Companies Ltd.
New York, New York

     We have audited the accompanying consolidated balance sheet of The Sagemark Companies Ltd. and its subsidiaries as of December 31, 2004, and the related consolidated statements of operations, comprehensive loss, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Sagemark Companies Ltd. and its subsidiaries as of December 31, 2004, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

MOORE STEPHENS, P.C.
Certified Public Accountants,

/s/ MOORE STEPHENS, P.C.

Cranford, New Jersey
March 28, 2005

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                      September 30,  December 31,
                                                                          2005           2004
                                                                      ------------   ------------
                                                                       (Unaudited)
Assets:
Current Assets:
     Cash                                                             $  5,065,000   $  5,065,000

     Restricted cash                                                       172,000             --
     Patient accounts receivable, net                                      715,000        320,000
     Management fees receivable - related parties                          868,000        228,000
     Marketable securities, current                                         13,000          9,000
     Other current assets                                                  247,000        253,000
                                                                      ------------   ------------

     Total Current Assets                                                7,080,000      5,875,000
                                                                      ============   ============

Fixed Assets:
     Furniture, fixtures, equipment and leasehold improvements, net      3,909,000      4,770,000
     Equipment held under capitalized lease obligations, net             1,704,000      1,924,000
                                                                      ------------   ------------

     Total Fixed Assets                                                  5,613,000      6,694,000
                                                                      ============   ============

Other Assets:
     Investment in unconsolidated affiliate                              2,529,000      2,311,000
     Marketable securities, restricted                                          --          2,000
     Goodwill                                                            4,811,000      4,811,000
     Other assets                                                          307,000        173,000
                                                                      ------------   ------------

     Total Other Assets                                                  7,647,000      7,297,000
                                                                      ============   ============

     Total Assets                                                     $ 20,340,000   $ 19,866,000
                                                                      ============   ============

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                  September 30,   December 31,
                                                                                      2005            2004
                                                                                  ------------    ------------
Liabilities and Shareholders' Equity                                              (Unaudited)
Current Liabilities:
     Accounts payable                                                             $  1,109,000    $    859,000
     Accounts payable, related party                                                   470,000         562,000
     Accrued payroll                                                                   154,000          51,000
     Accrued dividends                                                                  44,000          44,000
     Other accrued expenses                                                             92,000          74,000

     Escrow deposit                                                                    172,000              --
     Current portion of notes payable                                                1,292,000       1,181,000
     Current portion of capitalized lease obligations                                  290,000          83,000
                                                                                  ------------    ------------

     Total Current Liabilities                                                       3,623,000       2,854,000
                                                                                  ============    ============

Long-Term Debt:
     Notes payable, net of current portion                                           3,227,000       4,158,000
     Subordinated notes payable                                                        417,000         392,000
     Deferred interest on subordinated notes payable                                   103,000          73,000
     Capitalized lease obligations, net of current portion                           1,665,000       1,874,000
                                                                                  ------------    ------------

     Total Long-Term Debt                                                            5,412,000       6,497,000
                                                                                  ============    ============

Minority Interest                                                                    1,336,000         717,000
                                                                                  ------------    ------------

Commitments and Contingencies                                                               --              --

Shareholders' Equity:
     Preferred stock, par value $1.00 per share                                          3,000           3,000

     Common stock, par value $.01 per share, (25,000,000 Shares authorized;
     shares issued - 7,892,011 at September 30, 2005, and 6,927,761 at December
     31, 2004; shares outstanding - 7,545,253 at September 30, 2005 and
     6,581,003 at December 31, 2004)                                                    79,000          69,000
     Additional paid-in-capital, common stock                                       71,946,000      70,589,000
     Accumulated other comprehensive (loss)                                            (38,000)        (40,000)
     Accumulated deficit                                                           (60,332,000)    (59,132,000)
     Deferred compensation expense                                                      (3,000)         (5,000)
     Less common stock (346,758 shares in 2005 and 2004) in Treasury, at cost       (1,686,000)     (1,686,000)
                                                                                  ------------    ------------

     Total Shareholders' Equity                                                      9,969,000       9,798,000
                                                                                  ============    ============

     Total Liabilities and Shareholders' Equity                                   $ 20,340,000    $ 19,866,000
                                                                                  ============    ============

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                               Nine months ended                  Years ended
                                                                  September 30,                   December 31,
                                                          ----------------------------    ----------------------------
                                                              2005            2004            2004            2003
                                                          ------------    ------------    ------------    ------------
                                                           (Unaudited)     (Unaudited)
Revenues:
     Net patient service revenue                          $  2,668,000    $  2,134,000    $  2,879,000    $  2,234,000
     Net patient service revenue - related party                 4,000          43,000          52,000         111,000
     Management fees - related parties                       3,365,000       2,499,000       3,291,000       1,971,000
                                                          ------------    ------------    ------------    ------------

     Total Revenues                                          6,037,000       4,676,000       6,222,000       4,316,000
                                                          ============    ============    ============    ============

Operating Expenses:
     Patient service costs and expenses - FDG                  600,000         597,000         791,000         568,000
     Patient service costs and expenses - related party         17,000          19,000          25,000          38,000
     Patient service costs and expenses - other                110,000         129,000         175,000          99,000
     Radiology expense                                          62,000          49,000          66,000         181,000
     Radiology expense - related party                         148,000         110,000         149,000              --
     Equipment maintenance                                     341,000         317,000         437,000         144,000
     Professional fees                                         207,000         175,000         192,000         187,000
     Legal fees, related party                                 155,000         174,000         233,000         150,000
     Billing and collection fees - related party               117,000          70,000          94,000          62,000
     Salaries, payroll taxes and Fringe benefits             1,119,000         747,000       1,025,000       1,128,000
     Consulting fees                                           191,000              --              --              --
     Consulting fees - related party                            33,000              --              --              --
     Rent expense - related party                               74,000          81,000         108,000         104,000
     Fair value of common stock issued pursuant to a
     subscription termination agreement                        125,000              --              --              --
     Marketing fees - related parties                          156,000          72,000          96,000          48,000
     Other general and administrative expenses               1,439,000         940,000       1,384,000       1,364,000
     Depreciation and amortization                           1,191,000         961,000       1,306,000       1,218,000
     Provision for bad debt expense                                 --          38,000          38,000          28,000
                                                          ------------    ------------    ------------    ------------

     Total Operating Expenses                                6,085,000       4,479,000       6,119,000       5,319,000
                                                          ============    ============    ============    ============

     (Loss) Income From Operations                             (48,000)        197,000         103,000      (1,003,000)
Interest Expense                                              (526,000)       (459,000)       (599,000)       (649,000)
Interest Income, Investments                                    78,000           1,000           4,000          16,000
Other Income                                                     2,000           2,000           2,000          18,000
                                                          ------------    ------------    ------------    ------------

     Loss From Operations Before Share of Earnings of
     Unconsolidated Affiliate and Minority Interest in
     (Income) Loss of Subsidiaries                            (494,000)       (259,000)       (490,000)     (1,618,000)
Share of Earnings of Unconsolidated Affiliate                  218,000         698,000         231,000         218,000
Minority Interest in (Income) Loss of Subsidiaries            (613,000)       (395,000)       (533,000)       (178,000)
                                                          ------------    ------------    ------------    ------------

     Loss Before Income Tax Provision - Forward           $   (889,000)   $     44,000    $   (792,000)   $ (1,578,000)

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                             Nine months ended                  Years ended
                                                                September 30,                   December 31,
                                                        ----------------------------    ----------------------------
                                                            2005            2004            2004            2003
                                                        ------------    ------------    ------------    ------------
                                                         (Unaudited)     (Unaudited)
     Loss Before Income Tax Provision - Forwarded       $   (889,000)   $     44,000    $   (792,000)   $ (1,578,000)
Income Tax Provision                                         (15,000)        (23,000)        (26,000)         (6,000)
                                                        ============    ============    ============    ============

     Net Loss                                           $   (904,000)   $     21,000    $   (818,000)   $ (1,584,000)
                                                        ============    ============    ============    ============

Basic and Diluted Earnings (Loss) Per Common Share:
       Basic                                            $      (0.12)   $       0.01    $      (0.26)   $      (0.80)
                                                        ============    ============    ============    ============

     Diluted                                            $      (0.12)   $       0.01    $      (0.26)   $      (0.80)
                                                        ============    ============    ============    ============

Weighted Average Number of Common Shares Outstanding:
        Basic                                              7,436,843       2,686,050       3,099,169       1,969,581
                                                        ============    ============    ============    ============

        Diluted                                            7,436,843       2,993,567       3,099,169       1,969,581
                                                        ============    ============    ============    ============

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
--------------------------------------------------------------------------------

                                                               Nine months ended                Years ended
                                                                  September 30,                 December 31,
                                                          ----------------------------   ----------------------------
                                                              2005            2004           2004            2003
                                                          ------------    ------------   ------------    ------------
                                                           (Unaudited)     (Unaudited)
Net Loss                                                  $   (904,000)   $     21,000   $   (818,000)   $ (1,584,000)
Other Comprehensive Income (Expense):
Unrealized holding gains (losses) on available for sale
securities                                                       2,000           9,000          4,000         (17,000)
                                                          ------------    ------------   ------------    ------------


     Comprehensive Income (Loss)                          $   (902,000)   $     30,000   $   (814,000)   $ (1,601,000)
                                                          ============    ============   ============    ============

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                           Preferred                                                   Additional
                                            Shares                                       Common         Paid-in
                                            Issued          Common                        Stock,        Capital,
                                              and           Shares       Preferred         Par          Common
                                          Outstanding       Issued         Stock          Value          Stock
                                          ------------   ------------   ------------   ------------   ------------
     Balance - December 31, 2002                 2,962   $  1,992,011          3,000   $     20,000   $ 59,406,000
Unrealized investment holding
   (losses)                                         --             --             --             --             --
Forgiveness of accrued executive
   Salaries                                         --             --             --             --        293,000
Cancellation of stock purchase
   warrants                                         --             --             --             --       (214,000)
Issuance of common shares                           --        440,000             --          4,000      1,096,000
Offering costs                                      --             --             --             --        (29,000)
Issuance of common stock purchase
   warrants                                         --             --             --             --         13,000
Deferred stock compensation                         --             --             --             --             --
Distributions to minority interest
   investors (related parties-$181,000)             --             --             --             --             --
Net (loss)                                          --             --             --             --             --
                                          ------------   ------------   ------------   ------------   ------------

     Balance - December 31, 2003                 2,962      2,432,011          3,000         24,000     60,565,000
Shares issued under private placement
   offering                                         --      2,950,750             --         30,000      5,892,000
Offering costs                                      --             --             --             --       (989,000)
Unrealized investment holding gains                 --             --             --             --             --
Shares issued in lieu of payment of
   executive salaries                               --        130,000             --          1,000        324,000
Deferred stock compensation                         --             --             --             --             --
Shares issued pursuant to earn-out
   provisions - related parties
   (see note 11)                                    --      1,415,000             --         14,000      4,797,000
Distributions to minority interest
   investors (related parties-$463,000)             --             --             --             --             --
Net loss                                            --             --             --             --             --
                                          ------------   ------------   ------------   ------------   ------------

     Balance - December 31, 2004                 2,962      6,927,761          3,000         69,000     70,589,000
Unrealized investment holding gains
   (losses)                                         --             --             --             --             --
Sale of shares pursuant to private
   Placement                                        --        839,250             --          8,000      1,670,000
Offering Costs                                      --             --             --             --       (437,000)
Shares issued pursuant to
settlement
   agreement                                        --         50,000             --          1,000        124,000
Shares issued pursuant to registration
   Penalty                                          --         75,000             --          1,000             --
Deferred compensation                               --             --             --             --             --
Distributions to minority interest
   investors (related parties-$230,000)             --             --             --             --             --
Net loss                                            --             --             --             --             --
                                          ------------   ------------   ------------   ------------   ------------

     Balance - September 30, 2005
        (unaudited)                              2,962   $  7,892,011          3,000   $     79,000   $ 71,946,000
                                          ============   ============   ============   ============   ============

                                          Accumulated
                                             Other                           Less                            Total
                                          Comprehensive                      Common         Deferred      Shareholders'
                                             Income       Accumulated        Stock        Compensation       Equity
                                             (Loss)         Deficit        in Treasury      Expense         (Deficit)
                                          ------------    ------------    ------------    ------------    ------------
     Balance - December 31, 2002          $    (27,000)   $(55,813,000)   $ (1,686,000)   $   (223,000)   $  1,680,000
Unrealized investment holding
   (losses)                                    (17,000)             --              --              --         (17,000)
Forgiveness of accrued executive
   salaries                                         --              --              --              --         293,000
Cancellation of stock purchase
   warrants                                         --              --              --         214,000              --
Issuance of common shares                           --              --              --              --       1,100,000
Offering costs                                      --              --              --              --         (29,000)
Issuance of common stock purchase
   warrants                                         --              --              --         (13,000)             --
Deferred stock compensation                         --              --              --          12,000          12,000
Distributions to minority interest
   investors (related parties-$181,000)             --        (216,000)             --              --        (216,000)
Net (loss)                                          --      (1,584,000)             --              --      (1,584,000)
                                          ------------    ------------    ------------    ------------    ------------

     Balance - December 31, 2003               (44,000)    (57,613,000)     (1,686,000)        (10,000)      1,239,000
Shares issued under private placement
   offering                                         --              --              --              --       5,922,000
Offering costs                                      --              --              --              --        (989,000)
Unrealized investment holding gains              4,000              --              --              --           4,000
Shares issued in lieu of payment of
   executive salaries                               --              --              --              --         325,000
Deferred stock compensation                         --              --              --           5,000           5,000
Shares issued pursuant to earn-out
   provisions - related parties
   (see note 11)                                    --              --              --              --       4,811,000
Distributions to minority interest
   investors (related parties-$463,000)             --        (701,000)             --              --        (701,000)
Net loss                                            --        (818,000)             --              --        (818,000)
                                          ------------    ------------    ------------    ------------    ------------

     Balance - December 31, 2004               (40,000)    (59,132,000)     (1,686,000)         (5,000)      9,798,000
Unrealized investment holding gains
   (losses)                                      2,000              --              --              --           2,000
Sale of shares pursuant to private
   placement                                        --              --              --              --       1,678,000
Offering Costs                                      --              --              --              --        (437,000)
Shares issued pursuant to  settlement
   agreement                                        --              --              --              --         125,000
Shares issued pursuant to
registration
   penalty                                          --              --              --              --           1,000
Deferred compensation                               --              --              --           2,000           2,000
Distributions to minority interest
   investors (related parties-$230,000)             --        (296,000)             --              --        (296,000)
Net loss                                            --        (904,000)             --              --        (904,000)
                                          ------------    ------------    ------------    ------------    ------------

     Balance - September 30, 2005
        (unaudited)                       $    (38,000)   $(60,332,000)   $ (1,686,000)   $     (3,000)   $  9,969,000
                                          ============    ============    ============    ============    ============

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                               Nine months ended                  Years ended
                                                                 September 30,                    December 31,
                                                          ----------------------------    ----------------------------
                                                              2005            2004            2004            2003
                                                          ------------    ------------    ------------    ------------
                                                           (Unaudited)     (Unaudited)
 Cash Flows - Operating Activities
    Net income (loss)                                    $   (904,000)   $     21,000    $   (818,000)   $ (1,584,000)
     Adjustments to reconcile net income (loss) to net
     Cash -operations:
         Depreciation and amortization                       1,191,000         961,000       1,306,000       1,218,000
         Share of earnings of unconsolidated affiliates       (218,000)       (698,000)       (231,000)       (218,000)
         Stock option compensation expense                       2,000           4,000           5,000          12,000
         Provision for bad debt expense                             --          38,000          38,000          28,000
         Minority interest in income (loss) of
            subsidiaries                                       613,000         395,000         533,000         178,000
         Fair value of common stock issued pursuant to
            a subscription termination agreement               125,000              --              --              --
         Other operating adjustments                             8,000              --              --         (12,000)
     Change in assets and liabilities:
         Patient accounts receivable- net                     (395,000)        140,000         169,000        (311,000)
         Management fees receivable - net - related
            parties                                           (640,000)        (51,000)         11,000        (239,000)
         Other current assets                                    6,000         (82,000)       (131,000)        (22,000)
         Accounts payable                                      250,000         266,000          11,000         267,000
         Accounts payable - related parties                    (92,000)        231,000         386,000         138,000
         Accrued payroll and related expenses                  103,000          98,000         141,000         357,000
         Other accrued expense                                  18,000         (26,000)        (75,000)        125,000
         Deferred interest on subordinated debt                 30,000          27,000          37,000          33,000
                                                          ------------    ------------    ------------    ------------

     Net Cash - Operating Activities - Forward                  97,000       1,324,000       1,382,000         (30,000)
                                                          ------------    ------------    ------------    ------------

Cash Flows - Investing Activities
     Purchased fixed assets                                    (79,000)        (26,000)       (460,000)     (2,427,000)

     Proceeds from sale of subsidiary equity                    26,000              --              --              --

     Other assets, construction and equipment deposits        (154,000)       (100,000)             --              --
     Advances made on notes receivable - related party              --              --              --         (61,000)
     Repayments of notes receivable - related party                 --              --              --          81,000
     Other investing activities                                     --              --           6,000           9,000
                                                          ------------    ------------    ------------    ------------

     Net Cash - Investing Activities - Forward            $   (207,000)   $   (126,000)   $   (454,000)   $ (2,398,000)

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                             Nine months ended                  Years ended
                                                                September 30,                   December 31,
                                                        ----------------------------    ----------------------------
                                                            2005            2004            2004            2003
                                                        ------------    ------------    ------------    ------------
                                                         (Unaudited)     (Unaudited)
     Net Cash - Operating Activities - Forwarded        $     97,000    $  1,324,000    $  1,382,000    $    (30,000)
                                                        ------------    ------------    ------------    ------------

     Net Cash - Investing Activities - Forwarded            (207,000)       (126,000)       (454,000)     (2,398,000)
                                                        ------------    ------------    ------------    ------------

Cash Flows - Financing Activities:
     Proceeds from private placement Offering              1,678,000         100,000       5,922,000         850,000
     Offering costs                                         (437,000)       (129,000)       (989,000)        (29,000)
     Loan proceeds                                                --         113,000         503,000       2,299,000
     Subordinated debt proceeds                                   --              --              --         192,000
     Payments on notes payable                              (817,000)       (793,000)     (1,081,000)       (650,000)
     Payments on capital lease obligations                   (23,000)        (31,000)        (43,000)        (34,000)

     Proceeds from subsidiaries equity financings            177,000              --              --              --
     Transfer subsidiary equity financing proceeds to
        escrow                                              (172,000)             --              --              --
     Distributions to minority interest investors            (66,000)       (147,000)       (238,000)        (35,000)
     Distributions to minority interest investors -
     related parties                                        (230,000)       (318,000)       (463,000)       (181,000)
     Deferred financing costs                                     --              --              --         (40,000)
                                                        ------------    ------------    ------------    ------------

     Net Cash - Financing Activities                         110,000      (1,205,000)      3,611,000       2,372,000
                                                        ------------    ------------    ------------    ------------

     Net Increase [Decrease] in Cash                              --          (7,000)      4,539,000         (56,000)
Cash - Beginning of Periods                                5,065,000         526,000         526,000         582,000
                                                        ------------    ------------    ------------    ------------

     Cash - End of Periods                              $  5,065,000    $    519,000    $  5,065,000    $    526,000
                                                        ------------    ------------    ------------    ------------

Supplemental Disclosures of Cash Flow Information:
     Cash paid during the periods for:
        Interest                                        $    489,000    $    432,000    $    562,000    $    616,000
        Income taxes                                    $     15,000    $     23,000    $     26,000    $      6,000

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

Supplementary Disclosures of Non-Cash Investing and Financing Activities:

Nine Months Ended September 30, 2005
------------------------------------

     In April 2005, the Company entered into a capital lease obligation having an aggregate net present value of $12,000 resulting in a non-cash increase in fixed assets.

Nine Months Ended September 30, 2004
------------------------------------

     During the nine months ended September 30, 2004, Theodore Shapiro, a Director of the Company and its Chief Executive Officer exchanged $325,000 of accrued salary for 130,000 shares of the Company's common stock.

On June 28, 2004, pursuant to the Stock Purchase Agreement, as amended, between the Company and Premier's Founders, the Company issued 1,415,000 shares of the Company's common stock to the Premier Founders. The value of the shares was $4,811,000 and represents goodwill

During the year ended December 31, 2004
---------------------------------------

     During 2004, Theodore Shapiro, a Director of the Company and its Chief Executive Officer exchanged $325,000 of accrued salary for 130,000 shares of the Company's common stock.

     On June 28, 2004, pursuant to the Stock Purchase Agreement, as amended, between the Company and Premier's Founders, the Company issued 1,415,000 shares of the Company's common stock to the Premier Founders. The value of the shares was $4,811,000 and represents goodwill.

     During 2004, the Company entered into capital lease obligations having an aggregate net present value of $1,831,000 resulting in a non cash increase in fixed assets.

During the year ended December 31, 2003
---------------------------------------

     During 2003, the Company entered into capital lease obligations having an aggregate net present value of $111,000 resulting in a non cash increase in fixed assets.

     During 2003, Dr. Stephen A. Schulman, a Director of the Company and the Chief Executive Officer of Premier P.E.T. Imaging International, Inc., a wholly owned subsidiary, forgave $293,000 of accrued salaries owed to him. The $293,000 reduction in accrued salaries is presented in the financial statements as additional paid-in capital.

     During 2003, the Company sold 440,000 shares of common stock for gross proceeds of $1,100,000 and incurred offering expenses of $29,000 resulting in net proceeds of $1,071,000. Of the shares sold, Mr. Shapiro purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him, Dr. Schulman purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him, and outside investors purchased 340,000 shares for $850,000.

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(1) Summary of Significant Accounting Policies
    ------------------------------------------

Organization - The Sagemark Companies Ltd. ("Sagemark", the "Company" or the "Registrant"), (formerly Consolidated Technology Group Ltd., formerly Sequential Information Systems, Inc.) is a publicly held New York corporation organized in 1961.

Sagemark acquired all of the stock of Premier P.E.T. Imaging International, Inc. ("Premier") and Premier Cyclotron International Corp. ("PCI") from Premier's and PCI's founders ("Premier's Founders") for 6,000 shares of its common stock on May 14, 2001 pursuant to a Stock Purchase Agreement between the Company and Premier's Founders. Pursuant to the Stock Purchase Agreement, Premier's Founders were entitled to receive an aggregate of 1,917,000 additional shares of Sagemark's common stock (319,500 shares of Sagemark's common stock for each of the first six PET Centers established by Premier) if and when the PET Center achieves positive earnings before the deduction of interest expense, income taxes, depreciation and amortization during at least one month during the first eighteen months of each PET Center's operations. On December 30, 2003 the Stock Purchase Agreement was amended whereby, among other things, Premier's Founders reduced the number of shares they were entitled to receive by 502,000 shares. On June 28, 2004, pursuant to the Stock Purchase Agreement, as amended, between the Company and Premier's Founders, the Company issued 1,415,000 shares of the Company's common stock to the Premier Founders. The value of the shares was $4,811,000 and represents goodwill. The issuance of such shares will limit the Company's utilization of its tax net operating loss carryover to approximately $420,000 per year for losses incurred prior to the issuance of such shares, per
Section 382 of the Internal Revenue Code.

On March 29, 2001, Premier P.E.T. Imaging of Wichita, Inc. was formed as a wholly owned subsidiary of Premier. Effective March 29, 2002, Premier P.E.T. Imaging of Wichita, Inc. merged with and into Premier P.E.T. Imaging of Wichita, LLC. Premier P.E.T. Imaging of Wichita, LLC ("PET Wichita") is a wholly owned subsidiary of Premier and was created for the purpose of such merger.

On January 8, 2002, Premier PET Imaging of New Jersey, Inc. ("PET NJ") was formed as a wholly owned subsidiary of Premier. During the fourth quarter of 2002 Morris County PET Management LLC ("Morris Management") was capitalized by issuing 100 Membership Units (the "Morris Units") at a purchase price of $2,600 per unit of which $100 represents a capital contribution and $2,500 represents subordinated debt. On October 15, 2002, Premier purchased 77 Morris Units for a total of $200,200, and other investors had previously purchased 23 Morris Units for a total of $59,800. In each of November 2002 and July 2003, Premier sold 8 (an aggregate of 16 Morris Units) of its initial 77 Morris Units to other investors for a total of $41,600 and as of December 31, 2004 Premier owns 61% of Morris Management.

During the second and third quarters of 2002, Premier PET of Long Island LLC ("PET LI") was capitalized by issuing 100 Membership Units (the "Long Island Units") at a purchase price of $2,600 per unit of which $100 represents a capital contribution and $2,500 represents subordinated debt. On July 3, 2002, Premier purchased 51 Long Island Units for a total of $132,600, and on June 25, 2002, another investor purchased 49 Long Island Units for a total of $127,400. As of December 31, 2004, Premier owns 51% of PET LI.

During the first quarter of 2003, Hialeah PET Management LLC ("Hialeah Management") was capitalized by issuing 100 Membership Units (the "Hialeah Units") at a purchase price of $3,600 per unit of which $100 represents a capital contribution and $3,500 represents subordinated debt. Premier purchased 51 Hialeah Units for a total of $183,600, and other investors purchased 49 Hialeah Units for a total of $176,400. As of December 31, 2004, Premier owns 51% of Hialeah Management.

During the third quarter of 2003, P.E.T. Management of Queens, LLC ("Queens Management"), a New York limited liability company, was formed for the purpose of establishing and managing the Queens PET Center. In the second quarter of 2004 Queens Management was capitalized by issuing 100 Membership Units (the "Queens Units"). Initially Premier purchased 90 Queens Units for a total of $109,000 of which $9,000 represented a capital contribution and $100,000 represents subordinated debt. As of December 31, 2004, Premier owns 100% of Queens Management.

Nature of Operations - Since May 14, 2001 the Company has been engaged in acquiring, organizing and operating outpatient diagnostic imaging centers (the "PET Centers") throughout the United States utilizing positron emission tomography scanning equipment ("PET Scanning Equipment"). The diagnostic procedures we perform are used to detect cancer in the human body. The Company's PET Centers are organized through Premier.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(1) Summary of Significant Accounting Policies (Continued)

As of December 31, 2004, Premier had established five PET Centers located in:
(1) Wichita, Kansas; (2) Parsippany, New Jersey; (3) Rockville Center, New York;
(4) Hialeah, Florida; and (5) Queens, New York. The PET Center located in Wichita, Kansas reflects the operations of PET Wichita, a wholly owned subsidiary of Premier. The PET Center located in Parsippany, New Jersey reflects the operations of PET NJ, a wholly owned subsidiary of Premier, and is managed by Premier's 61% owned subsidiary, Morris Management. The PET Center located in Rockville Center, New York is an independently owned PET Center, Rockville PET Imaging, P.C., ("PET Rockville"), which is managed by Premier's 51% owned subsidiary, PET LI. The PET Center located in Hialeah, Florida is an independently owned PET Center, Eiber Radiology, Inc. ("Eiber Radiology"), which is managed by Premier's 51% owned subsidiary, Hialeah Management. The PET Center located in Queens, New York is an independently owned PET Center, Forest Hills PET Imaging, P.C., which is managed by Premier's 100% owned subsidiary, Queens Management.

PET Wichita started generating revenues in the third quarter of 2001. PET NJ started generating revenues in February 2003 and, pursuant to an Administrative Services Agreement dated May 22, 2002, Morris Management is entitled to receive management fees payable by PET NJ from PET Center revenues that may not exceed $401,000 per month. The annual management fee ceiling is based on a cumulative monthly amount. The agreement expires in May 2012, and shall renew automatically for an additional ten years. The management fees received by Morris Management are eliminated in consolidation.

PET Rockville started generating revenue in October 2002 and, pursuant to a Turnkey License and Services Agreement dated June 10, 2002, PET LI is entitled to receive management fees payable by PET Rockville from PET Center revenues that may not exceed $200,000 per month during the first nine months of the agreement and $400,000 per month for each month thereafter. The annual management fee ceiling is based on a cumulative monthly amount. Under the agreement the Company provides the necessary positron emission tomography equipment, office equipment, practice premises and administrative support services. According to the terms of the agreement a portion of the management fee can be deferred to the extent that the contracted radiology groups practice revenues, less the payment of operating costs, billing and collection fees and pet scan reading/interpretation fees are not sufficient to pay the cumulative monthly management fee amount. This deferred management fee shall then be considered an advance by the Company and accrue interest at a rate of 5% per annum from the date of the deferral through the date of payment. The Company records the management fee at its net realizable value based upon the practice groups cash collections from imaging procedures less the amounts permitted to be retained for physician and technician salaries. The agreement expires in June 2012, with two five year renewal options.

The PET Center in Hialeah started generating revenues in February 2003 and pursuant to an Administrative Services Agreement dated February 1, 2003, Hialeah Management is entitled to receive management fees payable from the independent Hialeah PET Center revenues in the amount of $250,000 per month for the first six months of the agreement, $300,000 per month for the next six months of the agreement and $400,000 for each month thereafter. The annual management fee ceiling is based on a cumulative monthly amount. Under the agreement the Company provides the necessary positron emission tomography equipment, office equipment, practice premises and administrative support services. The Company records the management fee at its net realizable value based upon the practice groups cash collections from imaging procedures less the amount permitted to be retained for physician and technician salaries. The agreement expires in February 2013, and can be renewed for an additional ten years.

The Queens PET Center did not generate revenues during 2004. Pursuant to a Turnkey License and Services Agreement dated December 31, 2004, Queens Management is entitled to receive management fees payable by Forest Hills PET Imaging P.C. from any of its future revenues in the amount of $200,000 for each of the first nine months of the Turnkey License and Services Agreement, and $400,000 for each month thereafter. The annual management fee ceiling is based on a cumulative monthly amount. Under the agreement the Company provides necessary positron emission tomography equipment, office equipment, practice premises and administrative support services. The Company records the management fee at its net realizable value based upon the practice groups cash collections from imaging procedures less the amounts permitted to be retained for physician and technician salaries. The agreement expires in December 2014.

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned and majority owned subsidiaries. Premier Cyclotron International Corp. and Premier Pet Imaging of Arlington Heights, Inc. were inactive during 2004 and 2003.

All significant intercompany balances and transactions have been eliminated. For consolidated subsidiaries that are not wholly owned, the Company eliminates the minority interest portion of any related profits and losses. The allocable losses of such minority interests

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(1) Summary of Significant Accounting Policies (Continued)

are in excess of the Company's investment in such subsidiaries by $118,000 at December 31, 2003 of which $75,000 relates to Morris Management and $43,000 relates to Hialeah Management.

In January 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 ("FIN 46"). In December 2003, the FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46 provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements.

In general, a VIE is a corporation, partnership, limited liability corporation, trust or any other legal structure used to conduct activities or hold assts that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. However, FIN 46R specifically excludes a VIE that is a business if the variable interest holder did not participate significantly in the design or redesign of the entity.

We adopted the provisions of FIN 46R as of January 2004. We have reviewed the Company's unconsolidated contracted radiology practice arrangements and its investment in unconsolidated affiliate under the provision and have determined that none of these arrangement meets the definition of a variable interest entity.

Cash - The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2004, all of the Company's cash represents bank deposits.

Accounts Receivables - All of the Companies accounts receivables are reported at their net collectible amounts. The Company routinely assesses the strength of each payor mix and components, and based upon overall collection trends, factors surrounding the credit risk of the payor and overall economic conditions establishes an allowance for doubtful accounts. As a consequence, the Company believes that its credit risk exposure beyond the reserve is limited. Specific accounts for which no payments have been received for six consecutive months are considered delinquent and customary collection efforts are initiated. Specific accounts for which no payments have been received for twelve months are written-off. The reserve for uncollectible accounts at December 31, 2004 was $50,000.

Marketable Securities - All of the Company's investments that are classified as marketable securities have readily determinable fair market values, are categorized as available-for-sale and are recorded at fair market value. Unrealized gains and losses are recorded as a separate component of shareholders' equity and are included in the statement of other comprehensive loss. Additionally, when the fair market value of securities decline and in the opinion of management, the decline in market value of those securities are other than temporary, the cost basis of the individual security will be written down to fair value and the amount of the write-down shall be charged to earnings as a realized loss. As of December 31, 2004 the marketable securities that are classified as current assets represent the fair market value of the Company's investments in freely tradable shares and the marketable securities classified as long-term assets represent the fair market value of the Company's investment in restricted shares.

Fixed Assets - Furniture, fixtures, equipment and leasehold improvements are carried at cost less allowances for accumulated depreciation. The cost of equipment held under capital leases is equal to the lower of the net present value of the minimum lease payments or the fair market value of the leased property at the inception of the lease. Depreciation is computed generally by the straight-line method at rates adequate to allocate the cost of applicable assets over their expected useful lives which ranges from 2-7 years for furniture, fixtures and equipment. Leasehold improvements are amortized over periods not in excess of applicable lease terms. Amortization of capitalized leases and leasehold improvements is included with depreciation expense. All of the Company's furniture, fixtures, equipment and leasehold improvements are pledged as collateral for borrowings.

Investments in Unconsolidated Affiliates - Investments in unconsolidated affiliates, jointly owned companies and other investees in which the Company owns 20% to 50% interest or otherwise exercises significant influence are carried at cost, adjusted for the Company's proportionate share of their undistributed earnings or losses.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(1) Summary of Significant Accounting Policies (Continued)

Long-Lived Assets - Goodwill - On May 14, 2001, the Company acquired all of the stock of Premier P.E.T. Imaging International, Inc. ("Premier") and Premier Cyclotron International Corp. ("PCI") from Premier's and PCI's founders ("Premier's Founders") for 6,000 shares of its common stock pursuant to a Stock Purchase Agreement between the Company and Premier's Founders. Pursuant to the Stock Purchase Agreement, as amended, Premier's Founders were entitled to earn an aggregate of 1,415,000 additional shares of the Company's common stock. All of the conditions necessary to earn such contingent shares of common stock were met and on June 28, 2004 the Company issued such shares to Premier's Founders. The value of the shares approximated $4,811,000 and represents goodwill. The Company evaluates the recoverability and measures the potential impairment of its goodwill under Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets". Under SFAS No. 142, the cost of goodwill and certain intangible assets with indefinite lives acquired in a business combination are no longer amortized, but instead are reviewed annually (or more frequently if impairment indicators are present) for impairment. Goodwill arising from the issuance of such contingent shares was tested for impairment upon issuance and such test indicated there was no impairment of goodwill.

Long-lived assets are reviewed annually for possible impairment, or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to the estimated recoverable value. Based on this evaluation, as of December 31, 2004, the balances as reported in the accompanying balance sheet are expected to be fully recoverable. However, it is at least reasonably possible that management's estimate of future recoverability may change in the near term, thus resulting in an acceleration in or complete write-off of certain long-lived assets.

Revenue Recognition

Net Patient Service Revenues - Net patient service revenues are reported at the estimated net realizable amounts due from patients, third-party payors, and others for services rendered, including provisions for estimated contractual adjustments (based on historical experience) under reimbursement agreements with third-party payors. The Company is not engaged in the practice of medicine and does not employ physicians. The Company has the legal right to set the fees for the services rendered, and such fees are billed at the time such services are rendered. The patient or third-party payor is legally obligated to the Company for the amount billed. Bills to third-party payors are based on contractual arrangements between the Company and the third-party payors. Contractual adjustments are determined based upon a review of reimbursement policies and historical collections experience using a retrospective collection analysis for each payor mix. For the years ended December 31, 2004 and 2003, contractual adjustments amounted to approximately $2,232,000 and $1,419,000, respectively. The Company has historically not provided any significant amount of charity care.

Management Fees - Management fee revenues are derived from agreements with contracted radiology practice group's/PET scan centers. The Company enters into agreements with a radiology practice group's/PET scan centers which typically have initial terms of 10 years and contain renewal options for an additional term. Under these agreements, the Company provides the necessary positron emission tomography equipment, office equipment, practice premises and administrative support services, and in turn receives a management fee based upon the practice group's cash collections from imaging procedures. The Company records management fee revenues based upon the monthly net cash (i.e., practice groups' collections less amounts deducted for radiologists' and technicians' fees and salaries) it receives from the practice groups, as well as the net realizable value of the practice groups' outstanding patients accounts receivable, subject to agreed upon management fee ceilings.

Income Taxes - The Company accounts for income taxes using the asset and liability approach. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, management does not expect to be realized.

Basic and Diluted Loss Per Share - Basic loss per share reflects the amount of loss for the period available to each share of common stock outstanding during the reporting period. Diluted loss per share reflects basic loss per share, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities (warrants or options) into common stock.

The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect on loss per share (i.e. reducing loss per share). The dilutive effect of outstanding options and warrants and their equivalents are reflected in dilutive earnings per share by the application of the treasury stock method which recognizes the use

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

of proceeds that could be obtained upon the exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common stock at the average market price of the common stock during the period.

(1) Summary of Significant Accounting Policies (Continued)

During 2004 and 2003 and as of December 31, 2004 warrants and options issued to employees and consultants pursuant to the Company's long-term stock incentive plan to purchase an aggregate of 636,000 shares of common stock at prices ranging from $1.13 to $3.50 per share were outstanding. In connection with a private placement of its securities, in November 2004 and December 2004, the Company granted warrants to purchase an aggregate of 873,225 shares of common stock for $2.00 per share and warrants to purchase an aggregate of 1,455,375 shares of common stock for $4.00 per share. In January 2005, in connection with the same private placement, the Company granted warrants to purchase an aggregate of 251,775 shares of common stock for $2.00 per share and warrants to purchase an aggregate of 419,625 shares of common stock for $4.00 per share. For 2004 and 2003, all of the Company's potential common shares were anti-dilutive and a dual presentation of loss per share is not presented. Such items may dilute earnings per share in the future.

Fair Value of Financial Instruments - Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, notes receivable and other current liabilities, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity. For investments in marketable securities, fair value is estimated based on current quoted market price. The fair value of the Company's investment in unconsolidated affiliate is estimated to approximate its equity method balance and the fair value of furniture, fixtures and equipment is estimated to approximate their net book values. The fair value of capital lease and note payable obligations as recorded approximate their fair values as represented by the net present value of the future payments on the underlying obligations.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash and accounts receivable. As of December 31, 2004, all of the Company's cash is placed with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. As of December 31, 2004 the Company had $4,528,000 of cash balances in excess of federally insured limits. A majority of the Company's net patient service revenue and accounts receivable were generated from two customers. During 2004, $1,438,000, or 49% of net patient service revenue was from Medicare, $939,000, or 32% of net patient service revenue was from Blue Cross/Blue Shield and $52,000, or 2% of net patient service revenue was from Diagnostic Radiology Network, an entity owned by Dr. Stephen A. Schulman, who is a director of the Company and the Chief Executive Officer of Premier. During 2003, $1,085,000, or 46% of net patient service revenue was from Medicare, $552,000, or 23% of net patient service revenue was from Blue Cross/Blue Shield and $134,000, or 5% of net patient service revenue was from Diagnostic Radiology Network. As of December 31, 2004, $91,000, or 28%, of patient accounts receivable were due from Medicare and $125,000, or 39%, of patient accounts receivable were due from Blue Cross/Blue Shield. The Company does not require collateral to support accounts receivable or financial instruments subject to credit risk.

Stock Options and Similar Equity Instruments - The Company adopted the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation," as amended by SFAS No. 148 "Accounting for Stock Based Compensation - Transition and Disclosure," for stock options and similar equity instruments (collectively "Options") issued to employees. SFAS No. 123 allows for the choice of recording stock options issued to employees using Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" while disclosing the effects, on a pro forma basis, of using SFAS No. 123 in the footnotes to the financial statements. The Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by APB Opinion No. 25, rather than the fair value based method of accounting prescribed by SFAS No.
123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. (See note 17).

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

Reclassifications - Certain 2003 items have been reclassified to conform to the December 31, 2004 presentation.

(2) Accounts Receivable
    -------------------

The Company's accounts receivables as of December 31, 2004 are summarized as follows:

                                    Patient        Management
                                    Accounts          Fees
                                   Receivable      Receivable       Total
                                  ------------    ------------   ------------

Accounts receivable               $    614,000    $    228,000   $    842,000
Contractual allowances                (244,000)             --       (244,000)
Allowance for doubtful accounts        (50,000)             --        (50,000)
                                  ------------    ------------   ------------

Accounts receivable, net          $    320,000    $    228,000   $    548,000
                                  ============    ============   ============


As of December 31, 2004 $548,000 of the Company's accounts receivable are pledged as collateral for borrowings.

Changes in the allowance for doubtful accounts for the year ended December 31, 2004 is as follows:

Year Ended December 31,                                                 2004
                                                                     ----------

Balance at beginning of year                                         $   29,000
Provision for bad debts                                                  38,000
Doubtful accounts written-off                                           (17,000)
                                                                     ----------

Balance at end of year                                               $   50,000
                                                                     ==========


(3) Furniture, Fixtures, Equipment and Leasehold Improvements
    ---------------------------------------------------------

The Company's furniture, fixtures, equipment and leasehold improvements as of December 31, 2004 are summarized as follows:

Medical equipment                                                  $  6,132,000
Leasehold improvements                                                1,402,000
Furniture and fixtures                                                   78,000
                                                                   ------------

Total at cost                                                         7,612,000
Accumulated depreciation                                             (2,842,000)
                                                                   ------------

Furniture, fixtures, equipment and leasehold improvements, net     $  4,770,000
                                                                   ============


During 2004 and 2003, the Company recorded depreciation of $1,217,000 and $1,157,000, respectively. All of the Company's furniture, fixtures, equipment and leasehold improvements are pledged as collateral for borrowings as of December 31, 2004.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(4) Equipment Held Under Capitalized Lease Obligations
    --------------------------------------------------

The Company's equipment held under capitalized lease obligations as of December 31, 2004 are summarized as follows:

Computer equipment                                                 $    108,000
Medical equipment                                                     1,831,000
Furniture and equipment                                                 120,000
                                                                   ------------

                                                                      2,059,000
Accumulated amortization                                               (135,000)
                                                                   ------------

Equipment held under capitalized lease obligations, net            $  1,924,000
                                                                   ============


During 2004 and 2003, the Company recorded amortization of $66,000 and $39,000, respectively, related to equipment held under capitalized leases. Premier Health Services, Inc., whose Chief Executive Officer and Director is Dr. Schulman, has guaranteed approximately $11,000 of the outstanding lease obligations.

As of December 31, 2004, the future minimum lease payments under capital leases are as follows:

     2005                                                          $    253,000
     2006                                                               435,000
     2007                                                               413,000
     2008                                                               390,000
     2009                                                               382,000
     Thereafter                                                         765,000
                                                                   ------------

                                                                      2,638,000
Less amount representing imputed interest                              (681,000)
                                                                   ------------

Present value of net minimum capital lease payments                   1,957,000
Current portion of capitalized lease obligations                         83,000
                                                                   ------------

Non current portion of capitalized lease obligations               $  1,874,000
                                                                   ============


In December 2004, the Company entered into two capital leases with GE Capital Services, Inc. which represent a significant portion of the Company's total capitalized lease obligations. Pursuant to the underlying lease agreement, the Company is subject to certain default and remedy provisions, which include the following: (1) the Company must maintain a cash balance of not less than $500,000; (2) the Company's total indebtedness must not exceed three times its tangible net worth; and, (3) the Company's ownership must not materially change (excluding private placements of less than fifty percent of the total and issued outstanding shares of capital stock).

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(5) Investment in Unconsolidated Affiliates
    ---------------------------------------

The Company committed to make $4,920,000 in capital contributions to Trident Growth Fund L.P. ("Trident" or the "Partnership") and, as of December 31, 2004, all but $188,000 of such contributions has been made. The Partnership's general partner has agreed to defer the remaining $188,000 capital contribution until all other Limited Partners make their required contributions and Trident fully invests all of its funds. The Partnership received $3,500,000 of capital from new partners during 2003. With the addition of the new partners the Company's ownership in the Partnership was reduced from 34.5% to 24.1%, effective January 1, 2004.

The Company's December 31, 2004 investment balance in Trident, under the equity method, is presented in the following table.


Total Subscription at inception                                                           $  4,920,000
Subscription payable at inception                                                             (333,000)
                                                                                          ------------

Capital contributions paid-in at inception                                                   4,587,000
Expenses allocated to Trident in 1999                                                         (557,000)
Sale of 27% limited partnership interest                                                    (1,584,000)
Reduction in subscription payable balance upon sale of 27% limited partnership interest        145,000
Cumulative equity method loss                                                                 (280,000)
                                                                                          ------------

Equity method investment balance                                                          $  2,311,000
                                                                                          ============


At December 31, 2004 the equity method investment balance of $2,311,000 is $531,000 less than the amount of underlying equity in net assets, $2,842,000, because of temporary unrealized appreciation in investments. If such unrealized appreciation was permanent the Company's net loss for the year ended December 31, 2004 would be reduced by $531,000; and the equity method investment balance at December 31, 2004 would be $2,842,000. The Company does not have operating control as it relates to Trident Growth Fund, L.P.

         The condensed results of operations and financial position of Trident is summarized in the following table.

Years ended December 31,                           2004                2003
                                               ------------        ------------

Income                                         $  2,657,000        $  2,681,000
Operating expenses                               (2,146,000)         (2,073,000)
Investment gains (losses)                           447,000             (21,000)
                                               ------------        ------------

Net income                                     $    958,000        $    629,000
                                               ============        ============


As of December 31, 2004

Investments at fair value                                          $ 24,857,000
Other assets                                                          5,847,000
SAB debentures                                                      (18,365,000)
Other liabilities                                                      (561,000)
                                                                   ------------

Partnership capital                                                $ 11,778,000
                                                                   ============

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(6) Marketable Securities
    ---------------------

     The Company's investment in marketable securities is detailed in the following tables.

Current marketable securities as of December 31, 2004
Common stock at cost                                                         $     50,000
Unrealized holding loss                                                           (40,000)
                                                                             ------------

Market value                                                                 $     10,000
                                                                             ------------

Restricted marketable securities as of December 31, 2004
Restricted securities at cost                                                $     38,000
Realized loss for permanent decline in value, recognized in 1998                  (36,000)
                                                                             ------------

Market value                                                                 $      2,000
                                                                             ------------

     The change in net unrealized holding loss on marketable securities is summarized in the following table

As of December 31, 2004
Beginning balance                                                            $    (44,000)
Current net change in unrealized holding loss                                       4,000
                                                                             ------------

Ending balance                                                               $    (40,000)
                                                                             ============


(7) Notes Payable
    -------------

   As of December 31, 2004, amounts outstanding on notes payable consist of the following:
   PET Wichita (a)                                                $  1,094,000
   PET NJ (b)                                                        1,333,000
   PET LI (c)                                                        1,241,000
   Hialeah Management (d)                                            1,213,000
   Queens Management (e)                                               458,000
                                                                  ------------

Total senior notes payable                                           5,339,000
Less:  Current portion of senior notes payable                       1,181,000
                                                                  ------------

Long-term portion senior of notes payable                         $  4,158,000
                                                                  ============


     The aggregate maturities of the notes payable are follows:

Year Ending December 31,                                              Amount
                                                                  ------------

 2005                                                             $  1,181,000
 2006                                                                1,321,000
 2007                                                                1,452,000
 2008                                                                1,082,000
 2009                                                                  136,000
 Thereafter                                                            167,000
                                                                  ------------

Total maturities of senior notes payable                          $  5,339,000
                                                                  ============

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(7) Notes Payable (Continued)

During 2004 and 2003 interest expense on the notes payable was $538,000 and $589,000, respectively.

(a) In April 2001, PET Wichita obtained $1.758 million in medical equipment and leasehold improvement financing from DVI Financial Services, Inc. ("DVI") to purchase PET Scanning Equipment and to pay for leasehold improvements necessary to establish PET Wichita. The loan has a term of sixty-six months commencing September 25, 2001 and a fixed rate of interest of 10.60%. On June 22, 2004 we executed an agreement modifying the repayment terms to the note payable whereby beginning June 25, 2004, the modified repayment terms of this note require six monthly payments of interest only and sixty monthly payments of principal and interest. Sagemark and Premier have guaranteed the financing. The Company paid a non-refundable $16,200 commitment fee to DVI. The loan agreement has various covenants, including a debt to tangible net worth ratio of no more than three to one, a cash balance of $500,000; restrictions on any mergers, consolidations, sales of assets, as well as restrictions on dividend payments, unless authorized by DVI and provides DVI with a security interest in substantially all of the assets of PET Wichita.

(b) On October 24, 2001, the Company obtained a commitment for $1.784 million in medical equipment and leasehold improvement financing from DVI to purchase PET Scanning Equipment and to pay for leasehold improvements necessary to establish PET NJ. The loan has a term of sixty-six months commencing December 15, 2002 and a fixed rate of interest of 9.35%. Repayment of the loan is interest only for the first six months and then amortizing principal and interest for the remaining sixty months. The Company paid a non-refundable $18,250 commitment fee to DVI. The loan agreement has various covenants, including restrictions on any mergers, consolidations, sales of assets, as well as restrictions on dividend payments, unless authorized by DVI and provides DVI with a security interest in substantially all of the assets of the Company, Premier and PET NJ. As of December 31, 2003 all of the $1,784,000 financing has been utilized. Loan is guaranteed by Premier, PET NJ and Morris Management.

(c) On September 19, 2002, the Company obtained $1.659 million in equipment and leasehold improvement financing from DVI to purchase PET Scanning Equipment and to pay for leasehold improvements necessary to establish the PET Center in Rockville Centre that is managed by PET LI. The loan has a term of sixty-six months commencing December 15, 2002 and a fixed rate of interest of 9.50%. Repayment of the loan is interest only for the first six months and then amortizing principal and interest for the remaining sixty months. Premier and PET Wichita have guaranteed the financing. Premier pledged its equity interest in PET LI as collateral security for such loan and $140,000 of the loan is jointly and severally personally guaranteed by Dr. Schulman and Theodore Shapiro, a Director of the Company and its Chief Executive Officer. The personal guarantees will be released after eighteen months, if certain specified financial conditions are met. The Company paid a non-refundable $15,400 commitment fee to DVI. The loan agreement contains various covenants, including restrictions on any mergers, consolidations, sales of assets, as well as restrictions on dividend payments, unless authorized by DVI and provides DVI with a security interest in substantially all of the assets of the Company, Premier, PET Wichita, and PET LI. As of December 31, 2003 all of the $1,659,000 financing has been utilized. Loan is guaranteed by Premier and PET LI.

(d) On March 31, 2003, the Company executed a loan agreement with DVI Financial Services, Inc. ("DVI"). The loan agreement provides for a maximum loan of $1,734,000. During the second quarter of 2003, $1,498,000 of the loan was used to purchase PET Scanning Equipment and $77,000 was used to pay for a portion of the leasehold improvements necessary to establish the Hialeah PET Center and $159,000 remains unfunded. The loan has a term of sixty-six months commencing in April 2003 and a fixed rate of interest of 9.25%. The loan agreement contains various covenants, including restrictions on any mergers, consolidations, sales of assets, as well as restrictions on dividend payments, unless authorized by DVI and provides DVI with a security interest in substantially all of the assets of the Company, Premier, PET Wichita, and PET LI. On August 25, 2003, DVI announced that it had filed voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and it is uncertain whether the remaining $159,000 of the total financing commitment will be funded. Premier pledged its equity interest in Hialeah Management as collateral security for such loan. Loan is guaranteed by Premier and Hialeah Management.

(e) In December 2004, the Company executed a loan agreement with GE Capital Services, Inc. The loan agreement provides for a maximum loan of $458,000. During 2004 the entire loan was used to pay for leasehold improvements necessary to establish the Queens PET Center. The loan has a term of eighty-four months commencing December 31, 2004 and a fixed rate of interest of 8.481%.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(8) Subordinated Notes Payable
    --------------------------

     As of December 31, 2004, amounts outstanding on subordinated notes payable are as follows:

     Morris Management (f)                                          $     98,000
     PET LI (g)                                                          122,000
     Hialeah Management (h)                                              172,000
                                                                    ------------

Total subordinated notes payable                                    $    392,000
                                                                    ============


     The aggregate maturities of the subordinated notes payable are follows:

Year Ending December 31,                                               Amount
                                                                    ------------

     2007                                                           $     98,000
     2008                                                                172,000
     2009                                                                122,000
                                                                    ------------

Total maturities of subordinated notes payable                      $    392,000
                                                                    ============


     During 2004 and 2003 interest expense on the subordinated notes payable was $37,000 and $33,000, respectively.

     (f) As a part of capitalizing Morris Management and upon PET NJ's obtainment of financing from DVI, Morris Management issued $98,000 of subordinated notes to the Morris Management equity investors. The subordinated notes bear interest at 10% per annum and are subordinate to DVI and no payments under the notes can be made until the DVI financing is paid in full or a waiver is obtained from DVI. The notes are also subordinate to the payments required to be made by Morris Management to Sagemark pursuant to a separate lease agreement between such parties by which the PET scanning equipment and related ancillary medical equipment, furniture and furnishings, leasehold improvements and the premises required for the use of the PET Center, are leased and/or subleased to Morris Management by Sagemark. The subordinated notes require a balloon payment due on December 31, 2007. At December 31, 2004, there is accrued interest payable of $17,000 on such notes.

     (g) As a part of capitalizing PET LI and upon PET LI's obtainment of financing from DVI, PET LI issued $122,000 of subordinated notes to the PET LI equity investor. The subordinated notes bear interest at 10% per annum and are subordinate to DVI and no payments under the note can be made until the DVI financing is paid in full or a waiver is obtained from DVI. The subordinated notes require a balloon payment due December 31, 2009. At December 31, 2004 there is accrued interest payable of $26,000 on such note.

     (h) As a part of capitalizing Hialeah Management and upon Hialeah Management's obtainment of financing from DVI, Hialeah Management issued $172,000 of subordinated notes to the Hialeah Management equity investors. The subordinated notes bear interest at 10% per annum and are subordinate to DVI and no payments under the notes can be made until the DVI financing is paid in full or a waiver is obtained from DVI. The subordinated notes require a balloon payment due September 30, 2008. At December 31, 2004 there is accrued interest payable of $30,000 on such note.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(9) Income Taxes
    ------------

For 2004 and 2003, the Company had state income tax expense of $26,000 and $6,000, respectively. Deferred taxes based upon differences between the financial statement and tax basis of assets and liabilities and available tax carry-forwards are summarized in the following table.

As of December 31, 2004

Net operating loss carry-forward                                   $ 14,419,000
Unrealized holding (gain) loss                                           15,000
Related party bad debt provision                                        245,000
Allowance for doubtful accounts receivable                               18,000
Alternative minimum tax credit carry-forward                             17,000
Impaired investment write-off                                           333,000
Stock compensation expense                                               32,000
Depreciation                                                           (434,000)
                                                                   ------------

Net deferred tax asset                                               14,645,000
Valuation allowance                                                  14,645,000
                                                                   ------------

                                                                   $         --
                                                                   ============

For the year ended December 31, 2004 the valuation allowance for net deferred tax assets increased by $62,000. The net increase was the result of increased change in net temporary differences of $169,000 offset by the expiration of $107,000 of net operating loss carryforwards. Based upon the level of historical tax losses, the Company has established the valuation allowance against the entire net deferred tax asset.

As of December 31, 2004, the Company has net operating loss carry-forwards approximating $46,638,000. On June 28, 2004, pursuant to the Stock Purchase Agreement, as amended, between the Company and Premier's Founders, the Company issued 1,415,000 shares of the Company's common stock to the Premier Founders. The issuance of such shares will limit the Company's utilization of its tax net operating loss carryover to approximately $420,000 per year for losses incurred prior to the issuance of such shares, per Section 382 of the Internal Revenue Code.

The Company's net operating loss carry-forwards at December 31, 2004 expire as set forth in the following table.

Year carry-forward expires                                             Amount
                                                                    ------------

2005                                                                     299,000
2006                                                                     246,000
2007                                                                     206,000
2008                                                                   1,505,000
2009                                                                   4,482,000
2010                                                                   6,241,000
2011                                                                   4,413,000
2012                                                                   7,017,000
2018                                                                  15,059,000
2020                                                                     972,000
2021                                                                   1,901,000
2022                                                                   1,622,000
2023                                                                   1,826,000
2024                                                                     849,000
                                                                    ------------

Total                                                               $ 46,638,000
                                                                    ============

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

The following table reconciles the statutory federal income tax rate to the effective rate.

Years ended December 31,                                        2004         2003
                                                              --------     --------
Statutory federal income tax rate                                (35.0)%      (35.0)%
Increase in (utilization of) net operating loss carry-forward     32.9         34.8
Permanent differences                                              0.4          0.2
Effective state tax rate                                           1.7          0.0
                                                              --------     --------

Effective income tax rate                                          0.0%           0%
                                                              ========     ========

(10) Commitments and Contingencies
     -----------------------------

(a) Operating Lease Obligations -The Company leases executive offices located in New York, New York and administrative offices in Boca Raton, Florida under short-term cancelable agreements. PET Wichita leases space in a free standing building under a non-cancelable lease which initially expires in August of 2007 and has an option to renew for periods up to an additional twelve years. The Company leases real estate, which is sub-leased to Morris Management, under a non-cancelable operating lease which initially expires in July 2012 and which has the option to be renewed for two additional five year periods. The Company leases real estate, which is sub-leased to PET LI, under a non-cancelable operating lease which initially expires in May 2012 and which has the option to be renewed for two five year periods. The Company leases real estate, which is sub-leased to Hialeah Management, under a non-cancelable operating lease which initially expires in February 2008 and which has the option to be renewed for three additional five year periods. The Company leases real estate, which is sub-leased to the Queens PET Center under a non-cancelable operating lease which initially expires in May 2014 and which has the option to be renewed for a five year period. The Company leases office equipment for PET Wichita under an operating lease which expires in 2006.

Total operating lease expense for 2004 and 2003 was $331,000 and $272,000, respectively. During both 2004 and 2003, the Company made aggregate lease payments of $68,000 for its administrative offices in Boca Raton, Florida and its PET Center in Wichita, Kansas from companies controlled by Dr. Schulman.

As of December 31, 2004 our future minimum lease payments under operating leases are as follows:

2005                                                                $    350,000
2006                                                                     358,000
2007                                                                     353,000
2008                                                                     314,000
2009                                                                     303,000
Thereafter                                                             1,066,000
                                                                    ------------

Total                                                               $  2,744,000
                                                                    ============


(b) Employment Agreements - On June 14, 2001, the Company entered into an agreement to pay Edward D. Bright, Chairman of the Company's board of directors, $70,000 a year for one year. In addition, the Company granted Mr. Bright a five year warrant to purchase up to 12,500 shares of the Company's common stock at $1.70 per share. Mr. Bright is entitled to certain demand and "piggyback" registration rights with respect to the shares underlying such warrant. The fair market value of the common stock on the date that Mr. Bright's warrant was issued was $2.25 per share, resulting in approximately $7,000 of compensation expense. During 2003 the remaining $2,000 of such compensation expense was recognized as an expense in the statement of operations and as of December 31, 2004 there remains no deferred compensation relating to this warrant.

On May 21, 2001, the Company issued a five year warrant to purchase up to 12,500 shares of its common stock at $1.31 per share to Robert L. Blessey, Secretary and a member of the Company's board of directors. Mr. Blessey is entitled to certain demand and "piggyback" registration rights with respect to the shares underlying such warrant. The fair market value of the common stock on the date Mr. Blessey's warrant was granted equaled the exercise price and no compensation expense was incurred.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(10) Commitments and Contingencies (Continued)

On May 25, 2001 the Company entered into an employment agreement with Mr. Shapiro, the Company's President, Chief Executive Officer and a Director for a term of five years at an annual base salary of $200,000 per year. During 2003, Mr. Shapiro exchanged $125,000 of salary owed to him for 50,000 shares of Common Stock. During 2004 Mr. Shapiro exchanged $325,000 of salary owed to him for 130,000 shares of Common Stock. On July 1, 2004, Mr. Shapiro agreed to amend his employment agreement which would include a reduction of his base annual salary to $100,000 effective for 2004. Mr. Shapiro is entitled to receive an annual bonus equal to 5% of the Company's net pre-tax profits. On October 14, 2004, the Company and Mr. Shapiro executed an amendment to his employment agreement which effectively limits his annual bonus to $200,000 for years 2004, 2005 and 2006. Mr. Shapiro has not received any annual bonus under his employment agreement through December 31, 2004. Mr. Shapiro is entitled to receive a five year incentive common stock purchase warrant to purchase up to 20,000 shares of the Company's common stock for each $1,000,000 of net pre-tax profits earned by the Company each year during the term of his agreement, up to a maximum of five such warrants each year. Each incentive common stock purchase warrant earned by Mr. Shapiro will be exercisable at a price equal to the closing price of the Company's common stock on the date the warrant is issued. The Company also gave Tara Capital, Inc., a company owned by Mr. Shapiro and his relatives, a warrant to purchase up to 100,000 shares of the Company's common stock at an exercise price of $1.70 per share. Mr. Shapiro is entitled to certain demand and "piggyback" registration rights with respect to the shares of the Company's common stock he may acquire pursuant to his employment agreement. The fair market value of the common stock on the date Mr. Shapiro's warrant was granted equaled the exercise price and no compensation expense was incurred. On March 25, 2005 the term of Mr. Shapiro's Employment Agreement was extended to March 24, 2010.

On May 17, 2001 the Company entered into an employment agreement with Dr. Schulman to serve as the Chief Executive Officer of Premier for a term of five years. The Company also issued to Dr. Schulman a warrant to purchase up to 100,000 shares of the Company's common stock at an exercise price of $1.31 per share. Dr. Schulman is entitled to certain demand and "piggyback" registration rights with respect to the shares issuable pursuant to the warrant. The fair market value of the common stock on the date Dr. Schulman's warrant was granted equaled the exercise price and no compensation expense was incurred. On December 30, 2003, Dr. Schulman's employment agreement was amended whereby, among other things, he no longer accrued any base salary or bonus and is no longer entitled to receive incentive warrants. Furthermore, the amended employment agreement provides that all unpaid and accrued salary owed to Dr. Schulman, which amounted to $293,000, is waived. Since May 17, 2001 through December 30, 2003, Dr. Schulman had earned aggregate salaries of $418,000 of which $125,000 was exchanged in 2003 for 50,000 shares of Common Stock. In 2004, Dr. Schulman provided services valued at $25,000, and such amount was recorded as salaries and benefits expense. At December 31, 2004, the $25,000 has not been paid and is included in accrued payroll. On March 25, 2005 the term of Dr. Schulman's Employment Agreement was extended to March 24, 2010.

On March 4, 2001, the Company entered into an agreement to employ George W. Mahoney as its Chief Financial Officer for a period of 3 years at an annual base salary of $70,000 per year. Per the terms of the agreement, upon consummation of the Premier Acquisition, Mr. Mahoney's annual base salary was increased to $140,000 and subsequently increased to $185,400. In addition, on August 3, 2001, Mr. Mahoney received an option to purchase 45,000 shares of the Company's common stock at an exercise price of $1.90 per share. The fair market value of the common stock on the date Mr. Mahoney's option was granted equaled the exercise price and no compensation expense was incurred.

On January 25, 2005, the Company entered into an employment agreement with Elizabeth Farrell Longton to serve as its Vice President of Operations for an initial term of three years at a base salary of $140,000 per year. Ms. Longton is entitled to bonus compensation of $5,000 and an option to purchase 5,000 shares of Common Stock with an exercise price equal to the fair market value of the common stock on the date of grant for each instance in which (i) future PET Centers commence operations and (ii) future PET Centers achieve positive cash flow. The employment agreement automatically renews for successive one year periods until such time as either Ms. Longton or the Company gives to the other, notice of intent to terminate the employment agreement. In the event the employment agreement is not renewed, the Company is obligated to pay Ms. Longton a lump sum equal to six months base salary. In addition, Ms. Longton received an option to purchase 35,000 shares of the Company's common stock at an exercise price of $3.91 per share. The fair market value of the common stock on the date Ms. Longton's option was granted equaled the exercise price and no compensation expense was incurred.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(10) Commitments and Contingencies (Continued)

On January 2, 2003, the Company entered into an Indemnification Agreement with Mr. Shapiro, Dr. Schulman, Mr. Blessey, Mr. Bright, Dr. Mishrick and Mr. Mahoney (all officers and or directors and each an "Indemnitee" and collectively, the "Indemnitees"). The Indemnification Agreement provides the Indemnitees with greater protection than what is provided to them by the Company's Articles of Incorporation. Pursuant to the Indemnification Agreement, the Corporation has agreed, among other things, to provide the Indemnitees with the following (1) mandatory indemnification in proceedings other than those by or in the right of the corporation; (2) mandatory indemnification in proceedings by or in the right of the corporation; (3) mandatory indemnification against expenses incurred while testifying; and, (4) reimbursement of expenses following adjudication of negligence. The Indemnification Agreement shall continue until and terminate upon the later of (a) ten years after the date that an Indemnitee ceases to be employed by the Company or any of its subsidiaries (including service as a member of the Board of Directors); (b) the final termination of any pending or threatened legal actions or proceedings to which the Indemnitee may be indemnified pursuant to the Indemnification Agreement; or, (c) the expiration of all applicable statutes of limitation with respect to all such actions or potential actions to which the Indemnitee is or could be a party as a result of his services to the Company and/or its subsidiaries.

(c) Radiology Services Agreements for PET NJ - On July 23, 2003, PET NJ entered into a radiology agreement (the "Radiology Services Agreement") with a New Jersey professional corporation (the "Radiologist"). The term of the Radiology Services Agreement is two years commencing July 23, 2003 and expiring July 22, 2005, subject to automatic renewal for two successive two year periods unless earlier terminated by either party pursuant to the termination provisions of the Radiology Services Agreement. The Radiologist will receive a fee of $170 for each PET imaging scan read an interpreted by it. Such fee is payable, not to exceed 10% of the monthly gross revenues of PET NJ as defined per the Agreement.

(d) PET Scanning Equipment Service Agreements - On June 26, 2002, PET Wichita entered into a five year service agreement with CTI, Inc. ("CTI") from whom PET Wichita purchased its PET Scanning Equipment in 2001. The service agreement commenced August 1, 2002 and expires July 31, 2007. PET Wichita makes monthly payments of $9,167 per the terms of the Service Agreement. At the completion of the second year of the service agreement the monthly payment will be adjusted to reflect current market conditions, but in no event will the monthly payment amount be increased. As of December 31, 2004, and the date of this report, the Company has only made payments required by this service agreement through the February 2004 monthly payment.

On June 26, 2002, PET LI entered into an equipment purchase order with CTI to purchase PET Scanning Equipment. This purchase order was subsequently assigned to Sagemark. The PET Scanning Equipment has a one year warranty and PET LI entered into a service agreement with CTI which commences upon the expiration of the warranty. The service agreement was also subsequently assigned to Sagemark and has a term of four years and is payable in monthly installments of $9,167. This service agreement commenced October 24, 2003 and expires October 23, 2007.

On June 30, 2002, Sagemark entered into an equipment purchase order with CTI to purchase PET Scanning Equipment for PET NJ. The PET Scanning Equipment has a one year warranty and Sagemark entered into a service agreement with CTI which commences upon the expiration of the warranty. The service agreement has a term of four years and is payable in monthly installments of $9,167. This service agreement commenced February 21, 2004 and expires February 20, 2008.

On October 10, 2002, Sagemark entered into an equipment purchase order with CTI to purchase PET Scanning Equipment for the Hialeah PET Center. The PET Scanning Equipment has a one year warranty and Sagemark entered into a service agreement with CTI which commences upon the expiration of the warranty. The service agreement has a term of four years and is payable in monthly installments of $9,167. This service agreement commenced February 7, 2004 and expires February 6, 2008.

On December 21, 2004, Sagemark entered into a capital lease with GE Capital Services, Inc. for the acquisition of PET/CT Scanning Equipment for the Queens PET Center. The PET/CT Scanning Equipment has a one year warranty and Sagemark entered into a service agreement with GE Capital Services, Inc. which commences upon the expiration of the warranty. The service agreement has a term of six years and is payable in monthly installments of $12,916, plus taxes beginning December 21, 2005 and expires December 21, 2011.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(11) Capital Stock
     -------------

Common Stock

As of December 31, 2004, the authorized number of shares of common stock, par value $0.01, is 25,000,000 shares of which 6,927,761 shares are issued, 6,581,003 shares are outstanding and 346,758 shares are held in treasury.

During 2003, the Company commenced a private placement offering to accredited investors for the sale of 440,000 shares of its common stock. The Company offered each share of common stock at $2.50 per share. There were no commissions or other compensation that was paid by the Company in connection with the offerings. Pursuant to the private placement, on February 28, 2003 the Company sold 260,000 shares for $650,000, on March 31, 2003 the Company sold 100,000 shares for $250,000, on April 11, 2003 the Company sold 40,000 shares for $100,000 and on December 22, 2003 the Company sold 40,000 shares for $100,000. The Company incurred offering expenses of $29,000 in connection with the private placement resulting in aggregate net proceeds of $1,071,000. Of the shares sold, Mr. Shapiro purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him and Dr. Schulman purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him.

On March 1, 2004 Mr. Shapiro exchanged $275,000 of accrued salary for 110,000 shares of the Company's common stock. On May 3, 2004 Mr. Shapiro exchanged $33,333 of accrued salary for 13,333 shares of the Company's common stock. On June 1, 2004 Mr. Shapiro exchanged $16,667 of accrued salary for 6,667 shares of the Company's common stock. On July 1, 2004, Mr. Shapiro waived his salary under his employment agreement until such time as he notifies the Company that such salary should resume.

On June 28, 2004, the Company sold 40,000 shares of its common stock for $100,000 to an accredited investor pursuant to a private placement offering at $2.50 per share.

On June 28, 2004, pursuant to the Stock Purchase Agreement, as amended, between the Company and Premier's Founders, the Company issued 1,415,000 shares of the Company's common stock to the Premier Founders. The value of the shares was $4,811,000 and represents goodwill. The issuance of such shares will limit the Company's utilization of its tax net operating loss carryover to approximately $420,000 per year for losses incurred prior to the issuance of such shares, per
Section 382 of the Internal Revenue Code.

On November 29, 2004, the Company consummated an initial closing of a private placement of its securities pursuant to a Placement Agency Agreement entered into between it and Joseph Stevens & Company, Inc., as Placement Agent (the "Placement Agent"), dated October 14, 2004 (the "Agency Agreement"). The securities sold consisted of Units comprised of shares of the Company's common stock and warrants to purchase shares of the Company's common stock. The Company sold an aggregate of 1,730,750 shares of common stock at a purchase price of $2.00 per Share and delivered warrants to purchase an aggregate of 865,375 shares of the Company's common stock at an exercise price of $4.00 per share. On December 29, 2004, the Company consummated a second closing in connection with the private placement and sold an aggregate of 1,180,000 shares of common stock at a purchase price of $2.00 per share and delivered warrants to purchase an aggregate of 590,000 shares of the Company's common stock at an exercise price of $4.00 per share. On January 13, 2005, the Company consummated a third and final closing in connection with a private placement and sold an aggregate of 839,250 shares of common stock at a purchase price of $2.00 per share, delivered warrants to purchase an aggregate of 419,625 shares of the Company's common stock, at an exercise price of $4.00 per share, and delivered to the Placement Agent, warrants to purchase an aggregate of 1,125,000 shares of the Company's common stock for $2.00 per share.

Under the terms of the Agency Agreement, the Placement Agent received a cash commission fee of 9% of the gross proceeds to the Company of the securities sold at each closing, a cash consulting fee of 2% of the gross proceeds of the securities sold at each closing, plus a non-accountable expense allowance equal to 1% of such proceeds. In addition, the Company agreed to issue to the Placement Agent warrants to purchase shares of the Company's common stock during a period of five years in an amount equal to 20% of the shares of common stock sold in the private placement and 20% of the number of shares of common stock issuable pursuant to warrants issued to investors in the private placement. The warrants issuable to the Placement Agent provide the Placement Agent with the right to purchase an aggregate of 1,125,000 shares of the Company's common stock and are exercisable at $2.00 per share and provide for cashless exercise.

Pursuant to the Agency Agreement, the Company also agreed to file with the Securities and Exchange Commission a Registration Statement covering the Shares, the Warrant Shares and the shares of the Company's common stock reserved for issuance under the Placement Agent Warrants. If such Registration Statement is not filed within the required time frame, or does not become effective within the required time frame, or does not remain effective for any thirty (30) consecutive days, the Company has agreed to issue to

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(11) Capital Stock (Continued)

the investors in the Private Placement, additional Shares and to increase the number of Warrant Shares for each thirty (30) day period in which the Company fails to comply with such requirements, all as more specifically provided in the Agency Agreement. Such Registration Statement was filed within the required time period.

Preferred Stock

As of December 31, 2004, the authorized number of shares of undesignated preferred stock, par value $1.00 per share, is 2,000,000 shares of which the following 2,962 shares are issued and outstanding as of December 31, 2004:

Series B (170 shares issued and outstanding) - The Series B subordinated preferred stock is redeemable at the option of the Company at the issue price of $87.50 per share. Each share is entitled to a $3.50 annual dividend, which is contingent upon after tax earnings in excess of $200,000. In the event of involuntary liquidation, the holders are entitled to $87.50 per share and all accrued dividends. Accumulated dividends on the Series B Preferred stock as of December 31, 2004 approximated $1,000. No dividends were declared for 2004 and 2003.

Series E (92 shares issued and outstanding) - The Series E preferred stock is entitled to an annual dividend of $.10 per share contingent upon after tax earnings in excess of $200,000. Accumulated dividends on the Series E preferred stock as of December 31, 2004 approximated $18. No dividends were declared for 2004 and 2003.

Series F (2,700 shares issued and outstanding) - In consideration for certain creditors granting extensions on former Company debts, the Company issued, in 1984, 2,700 shares of preferred stock at $1.00 per share. The nonvoting preferred stock, designated Series F, with a dividend rate of $8.00 per share, is redeemable at the option of the Company after July 1993 for $1.00 per share. The dividend is non-cumulative and is payable within 100 days from the close of any year in which net income after tax exceeds $500,000, and all dividends due on the Series B preferred stock are paid or provided for. Accumulated dividends on the Series F preferred stock as of December 31, 2004 approximated $43,000. No dividends were declared for 2004 and 2003.

(12) Treasury Stock
     --------------

In October 1998, the Board of Directors authorized the Company to repurchase its common stock in unsolicited open market transactions in amounts of up to $500,000, pursuant to which the Company repurchased 80,096 shares in transactions with an aggregate value of $247,000. On March 7, 2001, the Board of Directors authorized the purchase of shares of the Company's common stock in unrestricted open market transactions, subject to the aggregate purchase price for such shares not exceeding $25,000, however, no additional shares were repurchased pursuant to the March 7, 2001 authorization. On March 12, 2002, the Company consummated the TAL Purchase Agreement pursuant to which it transferred to TAL an approximate 27% limited partnership interest in Trident owned by it in exchange for 266,662 shares of the Company's common stock owned by TAL. As of December 31, 2004 and 2003 there were 346,758 shares of common stock held in treasury.

(13) Long-term Incentive Plans
     -------------------------

On July 22, 1999, the stockholder's of the Company approved the 1999 long-term incentive plan. Pursuant to the plan, the following stock purchase warrants and stock options were issued:

On March 7, 2001, the Company granted to Tara, a corporation in which Mr. Shapiro owns 10%, five year warrants to purchase an aggregate of 275,000 shares of its common stock at an exercise price of $1.125 per share and to Mr. Bright a five year warrant to purchase 50,000 shares of its common stock at an exercise price of $1.125 per share.

On May 21, 2001, the Company granted to Dr. Schulman a five year warrant to purchase 100,000 shares of its common stock at an exercise price of $1.31 per share and to Mr. Blessey, a five year warrant to purchase 12,500 shares of its common stock at an exercise price of $1.31 per share.

On May 25, 2001, the Company granted to Tara a five year warrant to purchase 100,000 shares of its common stock at an exercise price of $1.70 per share.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(13) Long-term Incentive Plans (Continued)

On June 14, 2001, the Company granted to Edward D. Bright, Chairman of the Board, a five year warrant to purchase 12,500 shares of its common stock at an exercise price of $1.70 per share. During 2004 and 2003 the Company recorded deferred stock compensation expense related to this warrant of $2,000 and $2,000 respectively.

On August 3, 2001, the Company issued to Mr. Mahoney an option to purchase 45,000 shares of its common stock at an exercise price of $1.90 per share and to four other non executive employees options to purchase an aggregate of 48,000 shares of its common stock at an exercise price of $1.90 per share, with terms ranging from four to six years. Options to purchase 17,000 shares of common stock were forfeited upon the resignation of the holders of such options.

In May 2002, pursuant to a Medical Advisory Agreement between the Company and a physician, the Company issued to the physician, a warrant to purchase 80,000 shares of its Common Stock exercisable at $3.45 per share, which was the fair market value on the date of issuance. Using the Black-Scholes option valuation formula, the warrant was valued at $276,000, representing deferred compensation expense which is reported as a separate component of shareholders' equity, and is being amortized over thirty-six months, the term of the Medical Advisory Agreement. During 2003 the Company recorded amortized deferred stock compensation expense of $8,000 related to this warrant. During January 2003, the Medical Advisory Agreement was mutually terminated and the warrant to purchase 80,000 shares of common stock was cancelled. As a result of the cancellation of the warrant to purchase 80,000 shares of common stock, during the first quarter of 2003, deferred stock compensation expense and additional paid-in capital, both separate components of shareholders' equity, were reduced by $214,000.

On April 15, 2003, pursuant to an employment offer letter issued to a newly hired PET Technologist by Rockville PET Imaging, P.C., the PET Center managed by Premier's subsidiary, PET LI, the Company issued a warrant to purchase 10,000 shares of its common stock for $3.50 per share. The option has a term of four years from the date of issuance, a three year vesting period and was valued at $13,030 which is being amortized over the three year vesting period. During 2004 and 2003, the Company recorded amortized deferred stock compensation expense of $3,000 and $2,000, respectively, related to this warrant.

The Company discloses information regarding stock options and similar equity instruments (collectively "Options") issued to employees pursuant to SFAS No. 123 and SFAS No. 148. As permitted by SFAS No. 123, the Company continues to measure compensation cost for stock option plans in accordance with APB No. 25, "Accounting for Stock Issued to Employees" and discloses the effects, on a pro forma basis, of using SFAS No. 123 in the footnotes to the financial statements. (See note 17). For purposes of calculating the pro forma expense under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used during the respective years to estimate the fair value of options granted:

Years ended December 31,                                    2004          2003
                                                          --------      --------

Dividend yield                                               n/a           0.0%
Expected volatility                                          n/a         59.48%
Risk-free interest rate                                      n/a          2.12%
Expected life of options (years)                             n/a          4.00

Compensation cost charged to operations in 2004 and 2003 was $5,000 and $12,000, respectively. Had compensation cost for the Company's stock option plan been determined consistent with the fair value method outlined in SFAS No. 123, the impact on the Company's net loss and loss per common share would have been as follows:

Years ended December 31,                                                                           2004            2003
                                                                                               ------------    ------------
Net loss as reported                                                                           $   (818,000)   $ (1,584,000)
Deduct:  Amount by which stock-based employee compensation as determined under fair value based method for all awards exceeds the compensation as determined under the intrinsic value
method                                                                                              (63,000)        (72,000)
                                                                                               ------------    ------------

Pro forma net loss                                                                                 (881,000)   $ (1,656,000)
                                                                                               ============    ============

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(13) Long-term Incentive Plans (Continued)

Basic and diluted net loss per common share:
As reported                                            $    (0.26)   $    (0.80)
Pro forma under SFAS No. 123                           $    (0.28)   $    (0.84

     The following table summarizes the Company's fixed stock purchase warrants and options for 2004 and 2003.

                                                                            2004                           2003
                                                                          Weighted                       Weighted
                                                                          Average                        Average
                                                             2004         Exercise         2003          Exercise
                                                            Shares         Price          Shares          Price
                                                         ------------   ------------   ------------    ------------
Outstanding at beginning of year                              636,000   $       1.38        720,000    $       1.59
Granted                                                            --             --         10,000    $       3.50
Exercised                                                          --             --             --              --
Forfeited                                                          --             --        (94,000)   $       3.22
Outstanding at end of year                                    636,000   $       1.38        636,000    $       1.38
Options exercisable at year end                               625,666   $       1.36        619,333    $       1.35
Weighted-average fair value of options granted during
the year                                                                         n/a                   $       1.30
Shares subject to the 1999 long-term incentive plan         1,600,000                     1,600,000
Shares issued pursuant to the 1999 long-term incentive
plan                                                               --                       636,000
Shares available for issuance under the 1999 long-term
incentive plan                                                964,000                       964,000

As of December 31, 2004, the 636,000 warrants and options outstanding have exercise prices ranging between $1.13 and $3.50 and a weighted-average remaining contractual life of 1.25 years. On March 25, 2005 the term of all options and warrants held by officers and directors of the company, and their designees and transferees (605,000 shares at exercise prices ranging from $1.12 to $1.90) were extended to March 24, 2010.

(14) Warrants Issued Outside of the Company's Long-term Incentive Plan
     -----------------------------------------------------------------

In connection with a private placement of its securities, in November 2004 and December 2004, the Company granted warrants to purchase an aggregate of 873,225 shares of common stock for $2.00 per share and warrants to purchase an aggregate of 1,455,375 shares of common stock for $4.00 per share. The weighted average exercise price of the warrants issued in 2004 was $3.25 and have a weighted average remaining contractual life of 4.95 years. All of the warrants are exercisable at year end. In January 2005, in connection with the same private placement, the Company granted warrants to purchase an aggregate of 251,775 shares of common stock for $2.00 per share and warrants to purchase an aggregate of 419,625 shares of common stock for $4.00 per share. Because these warrants were issued in connection with an equity financing the fair value of such warrants is considered a discount on the offering and will be a reduction of paid-in capital at the time that the warrants are exercised, if ever, and will not be compensation expense charged to operations

(15) Related Party Transactions
     --------------------------

Robert L. Blessey is a member of the Company's board of directors and is the Company's general counsel. During 2004 and 2003 the Company incurred $233,000 and $150,000 of legal fees, respectively, to Mr. Blessey. At December 31, 2004 the Company owes Mr. Blessey $443,000.

Dr. Stephen A. Schulman is a member of the Company's board of directors and the Chief Executive Officer of Premier. During each of 2004 and 2003, the Company made aggregate lease payments of $68,000 for its administrative offices in Boca Raton, Florida and a building for PET Wichita to companies controlled by Dr. Schulman. During 2004 and 2003 the Company incurred billing and collection expenses of $94,000 and $62,000, respectively, and CT Fusion Scan fees of $25,000 and $38,000, respectively, both

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(15) Related Party Transactions (Continued)

payable to companies controlled by Dr. Schulman. At December 2004 the Company owes such entities $221,000. During 2004 and 2003, $52,000 and $111,000,
respectively, of net patient service revenue was from an entity owned by Dr. Schulman.

On May 14, 2001 the Company acquired all of the stock of Premier P.E.T. Imaging International, Inc. and Premier Cyclotron International Corp. from Pamels Corp., Mercury Capital Corp., John M. Donaldson Revocable Trust, Tara Capital, Inc. and Bocara Corporation (the "Sellers") for 6,000 shares of the Company's common stock. Theodore B. Shapiro, the Company's Chief Executive Officer, President and a member of the Company's board of directors, owns 10% of Tara Capital, Inc. and the remaining 90% is owned by his relatives. Robert L. Blessey, Secretary and a member of the Company's board of directors, is a shareholder of Bocara Corporation. Dr. Schulman, a member of the Company's board of directors and Chief Executive Officer of Premier is a shareholder of Pamels Corp. The Sellers will receive an additional 319,500 shares of the Company's common stock for each of the first six PET Centers established by Premier if and when the PET Center achieves positive earnings (calculated before the deduction of interest expense, income taxes, depreciation and amortization) in any month during the first eighteen months of each PET Center's operations. By virtue of an agreement dated as of December 2, 2002, we modified this agreement with respect to our Wichita, Kansas PET Center by extending the applicable time period for an additional twelve months and by agreeing that the admission of an additional partner in Premier P.E.T. Imaging of Wichita LLC prior to such date will be an additional condition to the issuance of such shares. On December 30, 2003 the Stock Purchase Agreement was amended whereby, among other things, Premier's Founders reduced the number of shares they were entitled to receive by 502,000 shares. On June 28, 2004, pursuant to the Stock Purchase Agreement, as amended, between the Company and Premier's Founders, the Company issued 1,415,000 shares of the Company's common stock to the Premier Founders. The value of the shares was $4,811,000 and represents goodwill. The issuance of such shares will limit the Company's utilization of its tax net operating loss carryover to approximately $420,000 per year for losses incurred prior to the issuance of such shares, per
Section 382 of the Internal Revenue Code.

(16) Legal Proceedings
     -----------------

Although the Company is a party to certain legal proceedings that have occurred in the ordinary course of business, the Company does not believe such proceedings to be of a material nature.

(17) New Authoritative Pronouncements
     --------------------------------

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4". The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004.

In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions". The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively.

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment" Statement 123(R) will provide investors and other users of financial statements with more complete financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(17) New Authoritative Pronouncements (Continued)

equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities that are small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. The Company expects to adopt SFAS No. 123R, effective with the beginning of the quarter ended March 2006. Adoption of the standard is currently expected to reduce future earnings by an amount consistent with the reductions shown in recent pro forma disclosures provided under the provisions of SFAS No. 123. Application of this pronouncement requires significant judgment regarding the assumptions used in the selected option pricing model, including stock price volatility and employee exercise behavior. Most of these inputs are either highly dependent on the current economic environment at the date of grant or forward-looking over the expected term of the award. As a result, the actual impact of adoption on future earnings could differ significantly from our current estimate.

The Company expects that the adoption of the new statements will not have a significant impact on its financial statements.

(18) Subsequent Events
     -----------------

On January 13, 2005, the Company consummated a third and final closing in connection with a private placement of its securities (the "Private Placement") pursuant to a Placement Agency Agreement entered into between it and Joseph Stevens & Company, Inc., as Placement Agent (the "Placement Agent"), dated October 14, 2004 (the "Agency Agreement"). The securities sold at such closing consisted of Units comprised of shares of the Company's common stock (the "Shares") and warrants to purchase shares of the Company's common stock (the "Warrants"). At such closing, the Company sold an aggregate of 839,250 Shares at a purchase price of $2.00 per Share and delivered Warrants to purchase an aggregate of 419,625 shares of the Company's common stock at an exercise price of $4.00 per share.

The Warrants entitle the holders to purchase shares of the Company's common stock reserved for issuance thereunder (the "Warrant Shares") for a period of five years from the date of issuance at an exercise price of $4.00 per share. The Warrants contain certain anti-dilution rights and are redeemable by the Company, in whole but not in part, on terms specified in the Warrants.

Under the terms of the Agency Agreement, the Placement Agent received, among other compensation, a cash commission fee of nine (9%) percent of the gross proceeds to the Company of the securities sold at such closing, a cash consulting fee of two (2%) percent of the gross proceeds of the securities sold at such closing, plus a non-accountable expense allowance equal to one (1%) percent of such proceeds.

In addition, pursuant to the terms of the Agency Agreement, the Company agreed to issue to the Placement Agent, as partial consideration for its services under the Agency Agreement, warrants to purchase shares of the Company's common stock during a period of five years in an amount equal to 20% of the Shares sold in the Private Placement and 20% of the number of Warrant Shares issuable pursuant to Warrants issued to investors in the Private Placement (the "Placement Agent Warrants"). The Placement Agent Warrants are exercisable at $2.00 per share, contain substantially the same anti-dilution rights as the Warrants, and provide for cashless exercise. On January 13, 2005, the Company issued to the Placement Agent, warrants to purchase an aggregate of 1,125,000 shares of common stock for $2.00 per share.

Pursuant to the Agency Agreement, the Company also agreed to file with the Securities and Exchange Commission a Registration Statement covering the Shares, the Warrant Shares and the shares of the Company's common stock reserved for issuance under the Placement Agent Warrants. If such Registration Statement is not filed within the required time frame, or does not become effective within the required time frame, or does not remain effective for any thirty (30) consecutive days, the Company has agreed to issue to the investors in the Private Placement, additional Shares and to increase the number of Warrant Shares for each thirty (30) day period in which the Company fails to comply with such requirements, all as more specifically provided in the Agency Agreement. The securities discussed above were offered and sold in reliance upon exemptions from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) of the Act and Rule 506 promulgated thereunder. Such securities were sold exclusively to accredited investors as defined by Rule 501(a) under the Act.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2005 and 2004 are Unaudited)
--------------------------------------------------------------------------------

(18) Subsequent Events (Continued)

On January 25, 2005, the Company entered into an employment agreement with Elizabeth Farrell Longton to serve as its Vice President of Operations for an initial term of three years at a base salary of 140,000 per year. Ms. Longton is entitled to bonus compensation of $5,000 and an option to purchase 5,000 shares of Common Stock with an exercise price equal to the fair market value of the common stock on the date of grant for each instance in which (i) future PET Centers commence operations and (ii) future PET Centers achieve positive cash flow. The employment agreement automatically renews for successive one year periods until such time as either Ms. Longton or the Company gives to the other, notice of intent to terminate the employment agreement. In the event the employment agreement is not renewed, the Company is obligated to pay Ms. Longton a lump sum equal to six months base salary. In addition, Ms. Longton received an option to purchase 35,000 shares of the Company's common stock at an exercise price of $3.91 per share. The fair market value of the common stock on the date Ms. Longton's option was granted equaled the exercise price and no compensation expense was incurred.

On March 1, 2005, the Company entered into a premises lease agreement for corporate office space in Boca Raton, Florida. The lease agreement has a term of five years, required a deposit of $11,236 and requires minimum monthly lease payments of $5,219.

On March 25, 2005, the Board of Directors of the Company approved extensions of the Employment Agreement between the Company and Theodore B. Shapiro, President and Chief Executive Officer of the Company, and the Employment Agreement between Dr. Stephen A. Schulman and Premier P.E.T. Imaging International, Inc., through and including March 24, 2010. In addition, the Board of Directors of the Company, on such date, approved extensions of the terms of all options and warrants held by officers and directors of the Company, and their designees and transferees, through and including March 24, 2010.

(19) Subsequent Event - Unaudited
     ----------------------------

On May 17, 2005, the Board of Directors of the Company rescinded the March 25, 2005 Board resolution as it pertains to extending the terms of all options and warrants held by officers and directors of the Company.

(20) Unaudited Interim Statements
     ----------------------------

The financial statements as of March 31, 2005 and for the three months ended March 31, 2005 are unaudited; however, in the opinion of management all adjustments (consisting solely of normal recurring adjustments) which are necessary in order to make the interim financial statements not misleading have been made. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE SAGEMARK COMPANIES LTD. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE SAGEMARK COMPANIES LTD. SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.




                                TABLE OF CONTENTS

PROSPECTUS SUMMARY............................................................2

RISK FACTORS..................................................................4

USE OF PROCEEDS..............................................................17

SELLING STOCKHOLDERS.........................................................18

PLAN OF DISTRIBUTION.........................................................29

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY..............................31

BUSINESS AND PROPERTIES......................................................32

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS...................36

MANAGEMENT...................................................................45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................51

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............52

DESCRIPTION OF CAPITAL STOCK.................................................55

EXPERTS......................................................................57

AVAILABLE INFORMATION........................................................57

FINANCIAL STATEMENTS OF THE COMPANY..........................................59


                         PROSPECTUS DELIVERY OBLIGATIONS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER PAGE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR THE SALE OF ANY COMMON STOCK. THE PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT AN OFFER TO BUY, OUR COMMON STOCK IN ANY JURISDICTION IN WHICH THE OFFER OR SALE IS NOT PERMITTED.

WE HAVE NOT TAKEN ANY ACTION TO PERMIT A PUBLIC OFFERING OF OUR SHARES OF COMMON STOCK OUTSIDE OF THE UNITED STATES OR TO PERMIT THE POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS OUTSIDE OF THE UNITED STATES. PERSONS OUTSIDE OF THE UNITED STATES WHO CAME INTO POSSESSION OF THIS PROSPECTUS MUST INFORM THEMSELVES ABOUT AND OBSERVE ANY RESTRICTIONS RELATING TO THE OFFERING OF THE SHARES OF COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS OUTSIDE OF THE UNITED STATES.

[GRAPHIC LOGO OMITTED]

                          THE SAGEMARK COMPANIES LTD.
                       PREMIER PET IMAGING INTERNATIONAL






                                6,594,400 SHARES
                                  COMMON STOCK



                             ======================

                                   PROSPECTUS

                             ======================








                                January 20, 2006